Exhibit 10.1

CREDIT AGREEMENT

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

DEUTSCHE BANK SECURITIES INC.

BARCLAYS BANK PLC
and
CITIBANK, N.A.,

as Joint Lead Arrangers,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

DEUTSCHE BANK SECURITIES INC.

BARCLAYS BANK PLC
and
CITIBANK, N.A.,

as Joint Book Runners,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

WEATHERFORD INTERNATIONAL PLC,

as Parent,

and

WEATHERFORD INTERNATIONAL LTD.

and

WEATHERFORD INTERNATIONAL, LLC,

as Borrowers

Dated as of December 13, 2019

Page

1. DEFINITIONS AND CONSTRUCTION	1
1.1. Definitions	1
1.2. Accounting Terms	81
1.3. Code; PPSA	81
1.4. Construction	82
1.5. Time References	83
1.6. Schedules and Exhibits	83
1.7. Divisions	83
1.8. Exchange Rates; Currency Equivalents; Alternative Currencies	83
2. LOANS AND TERMS OF PAYMENT	85
2.1. Revolving Loans	85
2.2. FILO Loans	87
2.3. Borrowing Procedures and Settlements	89
2.4. Payments; Reductions of Commitments; Prepayments	98
2.5. Promise to Pay; Promissory Notes	112
2.6. Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	113
2.7. Crediting Payments	115
2.8. Designated Account	115
2.9. Maintenance of Loan Account; Statements of Obligations	116
2.10. Fees	116
2.11. Letters of Credit	117
2.12. LIBOR Option	129
2.13. Capital Requirements	132
3. CONDITIONS; TERM OF AGREEMENT	133
3.1. Conditions Precedent to the Initial Extension of Credit	133
3.2. Conditions Precedent to all Extensions of Credit	134
3.3. Maturity	134
3.4. Effect of Maturity	134
3.5. Early Termination by Borrowers	135
3.6. Conditions Subsequent	135
4. REPRESENTATIONS AND WARRANTIES	135
4.1. Due Organization and Qualification; Subsidiaries	135
4.2. Due Authorization; No Conflict	136
4.3. Governmental Consents	137
4.4. Binding Obligations; Perfected Liens	137

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(continued)

Page

4.5. Title to Assets; No Encumbrances	137
4.6. Litigation	137
4.7. Compliance with Laws	138
4.8. No Material Adverse Effect	138
4.9. Solvency	138
4.10. Employee Benefits	138
4.11. Environmental Condition	139
4.12. Complete Disclosure	139
4.13. Patriot Act, Etc.	140
4.14. Indebtedness	140
4.15. Payment of Taxes	140
4.16. Margin Stock	140
4.17. Governmental Regulation	140
4.18. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	141
4.19. Employee and Labor Matters	141
4.20. Status as a Holding Company	142
4.21. Leases	142
4.22. Eligible Accounts	142
4.23. Eligible Inventory	142
4.24. Eligible Rental Tools	142
4.25. Location of Inventory and Rental Tools	142
4.26. Inventory Records	143
4.27. Other Documents	143
4.28. Hedge Agreements	143
4.29. Compliance with the Swiss Non-Bank Rules	143
4.30. Centre of Main Interest	144
4.31. Dutch Fiscal Unity	144
4.32. Tax Residency	144
5. AFFIRMATIVE COVENANTS	144
5.1. Financial Statements, Reports, Certificates	144
5.2. Reporting	145
5.3. Existence	145
5.4. Maintenance of Properties	145
5.5. Taxes	145
5.6. Insurance	146

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(continued)

Page

5.7. Inspection	147
5.8. Compliance with Laws; Material Agreements	147
5.9. Environmental	148
5.10. Disclosure Updates	148
5.11. Additional Guarantors; Additional Collateral; Additional Specified Jurisdictions	148
5.12. Further Assurances	151
5.13. Lender Meetings	151
5.14. Location of Inventory and Rental Tools; Chief Executive Office	152
5.15. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	152
5.16. Compliance with ERISA and the IRC	153
5.17. Designation of Unrestricted Subsidiaries; Redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries	153
5.18. UK Cash Management Provisions	154
5.19. Collections; Cash Dominion	155
5.20. Compliance with the Swiss Non-Bank Rules	157
5.21. Centre of Main Interest	158
5.22. Dutch Fiscal Unity	158
5.23. Tax Residency	158
6. NEGATIVE COVENANTS	158
6.1. Indebtedness	158
6.2. Fundamental Changes	162
6.3. Material Change in Business	163
6.4. Liens	163
6.5. Asset Dispositions	164
6.6. Investments	166
6.7. Hedge Agreements	167
6.8. Restricted Payments	168
6.9. Status as a Holding Company	170
6.10. Limitations on Transactions with Affiliates	170
6.11. Restrictive Agreements	170
6.12. Use of Proceeds	171
6.13. Changes to Fiscal Year	172
6.14. Amendments to Certain Documents	172
6.15. [Reserved]	172

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(continued)

Page

6.16. Inventory or Rental Tools with Bailees	173
6.17. Employee Benefits	173
6.18. Limitation on Issuance of Equity Interests	173
7. FINANCIAL COVENANT	173
8. EVENTS OF DEFAULT	173
8.1. Payments	173
8.2. Covenants	174
8.3. Judgments	174
8.4. Voluntary Bankruptcy, etc.	175
8.5. Involuntary Bankruptcy, etc.	175
8.6. Default Under Other Agreements	175
8.7. Representations, etc.	175
8.8. Guaranty	175
8.9. Collateral Documents	175
8.10. Loan Documents	176
8.11. Change of Control	176
8.12. ERISA	176
9. RIGHTS AND REMEDIES	176
9.1. Rights and Remedies	176
9.2. Remedies Cumulative	177
10. WAIVERS; INDEMNIFICATION	177
10.1. Demand; Protest; etc.	177
10.2. The Lender Group's Liability for Collateral	177
10.3. Indemnification	178
11. NOTICES	179
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; SERVICE OF PROCESS	180
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	182
13.1. Assignments and Participations	182
13.2. Successors	188
14. AMENDMENTS; WAIVERS	188
14.1. Amendments and Waivers	188
14.2. Replacement of Certain Lenders	190
14.3. No Waivers; Cumulative Remedies	191

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(continued)

Page

15. AGENT; THE LENDER GROUP	192
15.1. Appointment and Authorization of Agent	192
15.2. Delegation of Duties	193
15.3. Liability of Agent	194
15.4. Reliance by Agent	194
15.5. Notice of Default or Event of Default	195
15.6. Credit Decision	195
15.7. Costs and Expenses; Indemnification	196
15.8. Agent in Individual Capacity	196
15.9. Successor Agent	197
15.10. Lender in Individual Capacity	197
15.11. Collateral Matters	198
15.12. Restrictions on Actions by Lenders; Sharing of Payments	199
15.13. Agency for Perfection	200
15.14. Payments by Agent to the Lenders	200
15.15. Concerning the Collateral and Related Loan Documents	200
15.16. Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	200
15.17. Several Obligations; No Liability	201
15.18. Joint Lead Arrangers and Joint Book Runners	202
15.19. Appointment for the Province of Quebec	202
15.20. Scottish Appointment Matters	202
16. WITHHOLDING TAXES	203
16.1. Payments	203
16.2. Exemptions	204
16.3. Reductions	206
16.4. Refunds	206
16.5. VAT	207
17. GENERAL PROVISIONS	208
17.1. Effectiveness	208
17.2. Section Headings	208
17.3. Interpretation	208
17.4. Severability of Provisions	208
17.5. Bank Product Providers	209
17.6. Debtor-Creditor Relationship	209

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(continued)

Page

17.7. Counterparts; Electronic Execution	209
17.8. Revival and Reinstatement of Obligations; Certain Waivers	210
17.9. Confidentiality.	210
17.10. Survival	211
17.11. Patriot Act; Due Diligence	212
17.12. Integration	213
17.13. WIL-Delaware as Agent for Borrowers	213
17.14. Acknowledgement and Consent to Bail-In of EEA Financial Institutions	214
17.15. Acknowledgement Regarding Any Supported QFCs	214
17.16. Judgment Currency	215
17.17. Confirmation of Lender’s Status as a Swiss Qualifying Lender	215
17.18. Swiss limitations	216

-vi-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit A-2	Form of Assignee Certificate
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit J-1	Form of Joinder
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Form of Perfection Certificate
Exhibit P-2	Form of Participant Certificate

Schedule A-1	Agent's Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule C-2	Closing Date Letters of Credit
Schedule D-1	Designated Accounts
Schedule D-2	Domestic Borrowing Base Loan Parties
Schedule E-1	Excluded Jurisdictions
Schedule E-2	Existing Hedge Agreements
Schedule E-3	Existing Letters of Credit
Schedule E-4	Eligible Account Currencies
Schedule G-1	Guarantors
Schedule R-1	Real Property Collateral
Schedule S-1	Security Agreements
Schedule 3.1	Conditions Precedent
Schedule 3.1(a)	German Conditions Precedent
Schedule 3.1(b)	Swiss Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 3.6(a)	Norwegian Conditions Subsequent
Schedule 4.1(b)	Capitalization of Parent
Schedule 4.1(c)	Capitalization of Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6(b)	Litigation
Schedule 4.10	Employee Benefits
Schedule 4.14	Permitted Indebtedness
Schedule 4.18	Sanctioned Entities
Schedule 4.25	Location of Inventory and Rental Tools
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 5.19(a)	BB Controlled Account Banks
Schedule 5.19(b)	BVI/LP Controlled Account Banks
Schedule 6.1	Permitted Existing Indebtedness
Schedule 6.4	Permitted Existing Liens
Schedule 6.5(d)	Specified Dispositions
Schedule 6.6	Permitted Existing Investments
Schedule 6.11	Restrictive Agreements

-vii-

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, is entered into as of December 13, 2019 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender", as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Agent"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, DEUTSCHE BANK SECURITIES INC., BARCLAYS BANK PLC and CITIBANK, N.A., as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the "Joint Lead Arrangers"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, DEUTSCHE BANK SECURITIES INC., BARCLAYS BANK PLC and CITIBANK, N.A., as joint book runners (in such capacity, together with their successors and assigns in such capacity, the "Joint Book Runners"), WEATHERFORD INTERNATIONAL PLC, a public limited company incorporated in the Republic of Ireland, Weatherford International Ltd., a Bermuda exempted company limited by shares ("WIL-Bermuda"), Weatherford International, LLC, a Delaware limited liability company ("WIL-Delaware"), and those additional entities that hereafter become parties hereto as Borrowers in accordance with the terms hereof by executing the form of Joinder attached hereto as Exhibit J-1 (with such revisions as are necessary or reasonably desirable based on the laws of the applicable country of formation, in the case of a Foreign Subsidiary) (together with WIL Bermuda and WIL-Delaware, collectively, "Borrowers" and each, a "Borrower").

WHEREAS, on July 1, 2019, Borrowers and Parent (each, a "Debtor" and, collectively, the "Debtors") initiated Chapter 11 Cases (as hereinafter defined) by filing voluntary petitions pursuant to chapter 11 of the Bankruptcy Code with the Bankruptcy Court;

WHEREAS, in connection with the Chapter 11 Cases, WIL-Bermuda has sought approval of, and to implement a scheme of arrangement in Bermuda under Section 99 of the Companies Act 1981 and Parent has sought approval of, and to implement a scheme of arrangement by the High Court of Ireland; and

WHEREAS, the Plan of Reorganization (as hereinafter defined) has been confirmed in the Chapter 11 Cases by the Bankruptcy Court and concurrently with the making of the initial loans or issuance of letters of credit hereunder, the Plan Effective Date (as hereinafter defined) shall have occurred.

The parties agree as follows:

1.	DEFINITIONS AND CONSTRUCTION.

1.1.                        Definitions. As used in this Agreement, the following terms shall have the following definitions:

"Acceptable Appraisal" means, with respect to an appraisal of Inventory or Rental Tools, the most recent appraisal of such property received by Agent (a) from an appraisal company reasonably satisfactory to Agent (it being acknowledged and agreed that Hilco Valuation Services is satisfactory to Agent) and (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are reasonably satisfactory to Agent, in each case, in Agent's Permitted Discretion.

"Account" means an account (as that term is defined in the Code or, to the extent applicable, the PPSA).

"Account Debtor" means any Person who is obligated on an Account, chattel paper, or a general intangible.

"Account Party" has the meaning specified therefor in Section 2.11(h) of this Agreement.

"Accounting Changes" means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

"Acquisition" means any acquisition (whether by purchase, merger, amalgamation, consolidation or otherwise) of property or series of related acquisitions of property that constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the Equity Interests of a Person.

"Activation Instruction" has the meaning specified therefor in Section 5.19(c) of this Agreement.

"Additional Documents" has the meaning specified therefor in Section 5.12 of this Agreement.

"Administrative Borrower" has the meaning specified therefor in Section 17.13 of this Agreement.

"Administrative Questionnaire" has the meaning specified therefor in Section 13.1(a) of this Agreement.

"Affected Lender" has the meaning specified therefor in Section 2.13(b) of this Agreement.

"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Accounts and Section 6.10 of this Agreement: (a) if any Person owns directly or indirectly 15% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 15% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person), then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

"Affiliate Guaranty" means that certain Affiliate Guaranty, dated as of the date hereof, by the Guarantors party thereto in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers.

"Agent" has the meaning specified therefor in the preamble to this Agreement.

"Agent Fee Letter" means that certain amended and restated fee letter, dated as of even date with this Agreement, among Borrowers, Parent and Agent, in form and substance reasonably satisfactory to Agent.

"Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

"Agent's Account" means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

"Agent's Liens" means the Liens granted by each Loan Party or its Restricted Subsidiaries to Agent under the Loan Documents and securing the Obligations.

"Aggregate Borrowing Base" means the sum of (a) the Joint Borrowing Base, plus (b) the German Borrowing Base, plus (c) the Swiss Borrowing Base.

"Agreed Currency" means any currency of a Specified State.

"Agreement" means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

"Alternative Currency" means each of (a) Euro, (b) Sterling, and (c) any other currency that is readily available and freely transferable and convertible into Dollars that is approved by Agent in its Permitted Discretion and the applicable Issuing Bank (such approval not to be unreasonably withheld).

"Angolan Bond Investment" means the purchase of Dollar-linked or inflation-protected Angolan government sovereign bonds or similar instruments having a similar purpose by Parent or a Restricted Subsidiary.

"Annualized Basis" means, with respect to the calculation of the Fixed Charge Coverage Ratio for any applicable period, the product of (i) the applicable components of Fixed Charges made from and after the Closing Date through the last day of such period (the "Post-Closing Period") divided by the number of calendar days in such Post-Closing Period times (ii) 365.

"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business, including, without limitation, Canadian Anti-Money Laundering & Anti-Terrorism Legislation and the Corruption of Foreign Public Officials Act (Canada).

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, including, without limitation, Canadian Anti-Money Laundering & Anti-Terrorism Legislation.

"Applicable Borrowing Base" means the Joint Borrowing Base and/or the German Borrowing Base and/or the Swiss Borrowing Base and/or the Joint FILO Borrowing Base, the German FILO Borrowing Base and/or the Swiss FILO Borrowing Base and/or the FILO Borrowing Base, as the context requires.

"Applicable Borrowing Base Loan Parties" means the Joint Borrowing Base Loan Parties and/or the German Borrower and/or the Swiss Borrower, as the context requires.

"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed Fiscal Quarter; provided, that for the period from the Closing Date through and including March 31, 2020, the Applicable Margin shall be set at the margin in the row styled "Level II":

Level	Average Excess Availability	Applicable Margin for Base Rate Loans which are Revolving Loans (the "Revolving Loan Base Rate Margin")	Applicable Margin for LIBOR Rate Loans which are Revolving Loans (the "Revolving Loan LIBOR Rate Margin")	Applicable Margin for Base Rate Loans which are FILO Loans (the "FILO Loan Base Rate Margin")	Applicable Margin for LIBOR Rate Loans which are FILO Loans (the "FILO Loan LIBOR Rate Margin")
I	> 66.6% of the Maximum Facility Amount	0.75 percentage points	1.75 percentage points	2.50 percentage points	3.50 percentage points
II	< 66.6% of the Maximum Credit Amount and > 33.3% of the Maximum Facility Amount	1.00 percentage points	2.00 percentage points	2.50 percentage points	3.50 percentage points
III	< 33.3% of the Maximum Facility Amount	1.25 percentage points	2.25 percentage points	2.50 percentage points	3.50 percentage points

The Applicable Margin shall be re-determined as of the first day of each Fiscal Quarter.

"Applicable Unused Line Fee Percentage" means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Facility Usage of Borrowers for the most recently completed month as determined by Agent in its Permitted Discretion; provided, that for the period from the Closing Date through and including December 31, 2019, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled "Level II":

Level	Average Facility Usage	Applicable Unused Line Fee Percentage
I	> 50% of the Maximum Facility Amount	0.375 percentage points
II	< 50% of the Maximum Facility Amount	0.50 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each month by Agent.

"Application Event" means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement.

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Assignee" has the meaning specified therefor in Section 13.1(a) of this Agreement.

“Assignee Certificate" means a certificate executed by an assignee under an Assignment and Acceptance, substantially in the form of Exhibit A-2.

"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.

"Attributable Receivables Amount" means the amount of obligations outstanding under receivables purchase facilities or factoring transactions on any date of determination that would be characterized as principal if such facilities or transactions were structured as secured lending transactions rather than as purchases, whether such obligations would constitute on-balance sheet Indebtedness or an off-balance sheet liability.

"Authorized Person" means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent's electronic platform or portal in accordance with its procedures for such authentication.

"Average Excess Availability" means, with respect to any period, the sum of the aggregate amount of Excess Availability for each day in such period (as calculated by Agent as of the end of each respective day) divided by the number of days in such period.

"Average Facility Usage" means, with respect to any period, the sum of the aggregate amount of Facility Usage for each day in such period (as calculated by Agent as of the end of each respective day) divided by the number of days in such period.

"Average FILO Usage" means, with respect to any period, the sum of the aggregate amount of FILO Usage for each day in such period (as calculated by Agent as of the end of each respective day) divided by the number of days in such period.

"Average Revolver Usage" means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each day in such period (as calculated by Agent as of the end of each respective day) divided by the number of days in such period.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)       in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)       in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

"Bank Product" means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Restricted Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards")), (b) payment card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

"Bank Product Agreements" means those agreements entered into from time to time by any Loan Party or any of its Restricted Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

"Bank Product Collateralization" means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

"Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Restricted Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Restricted Subsidiaries.

"Bank Product Provider" means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product (including with respect to Existing Hedge Agreements) unless and until Agent receives a Bank Product Provider Agreement from such Person (a) on or prior to the Closing Date (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided on or prior to the Closing Date, or (b) on or prior to the date that is 10 days after the provision of such Bank Product to a Loan Party or its Restricted Subsidiaries (or such later date as Agent shall agree to in writing in its sole discretion) with respect to Bank Products provided after the Closing Date; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it so ceases to be a Lender hereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

"Bank Product Provider Agreement" means an agreement in substantially the form attached hereto as Exhibit B-2 to this Agreement, in form and substance reasonably satisfactory to Agent, duly executed by the applicable Bank Product Provider, the applicable Loan Parties, and Agent.

"Bank Product Reserves" means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers' determination of the liabilities and obligations of each Loan Party and its Restricted Subsidiaries in respect of Bank Product Obligations) in its Permitted Discretion in respect of Bank Products then provided or outstanding.

"Bankruptcy Code" means title 11 of the United States Code (11 U.S.C. § 101 et seq.) as in effect from time to time.

"Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

"Barclays" means Barclays Bank PLC.

"Base Rate" means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

"Base Rate Loan" means each portion of the Revolving Loans or the FILO Loans that bears interest at a rate determined by reference to the Base Rate.

"Base Rate Margin" means the Revolving Loan Base Rate Margin or the FILO Loan Base Rate Margin, as applicable.

"BB Controlled Account" has the meaning specified therefor in Section 5.19(a) of this Agreement.

"Benchmark Replacement" means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for United States dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement shall be deemed to be zero for the purposes of this Agreement.

"Benchmark Replacement Adjustment" means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for United States dollar-denominated syndicated credit facilities at such time.

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of "Base Rate", the definition of "Interest Period", timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent, in consultation with Administrative Borrower, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent, in consultation with Administrative Borrower, decides that adoption of any portion of such market practice is not administratively feasible or if Agent reasonably determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent, in consultation with Administrative Borrower, decides is reasonably necessary in connection with the administration of this Agreement).

"Benchmark Replacement Date" means the earlier to occur of the following events with respect to the LIBOR Rate:

(a)         in the case of clause (a) or (b) of the definition of "Benchmark Transition Event," the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or

(b)         in the case of clause (c) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein.

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the LIBOR Rate:

(a)         a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the Federal Reserve System of the United States (or any successor), an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

"Benchmark Transition Start Date" means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent or the Required Lenders, as applicable, by notice to Administrative Borrower, Agent (in the case of such notice by the Required Lenders) and the Lenders.

"Benchmark Unavailability Period" means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 2.12(d)(iii).

"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulations.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

"BHC Act Affiliate" of a Person means an "affiliate" (as such term is defined under, and interpreted in accordance with, the United States Code, 12 U.S.C. 1841(k)) of such Person.

"Blocked Account Control Agreement" means any provision reasonably acceptable to Agent which provides for a block on the Collection Accounts contained in any Collateral Document executed by any Borrowing Base Loan Party and governed by the laws of England and Wales.

"Board of Directors" means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

"Board of Governors" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Borrower" and "Borrowers" have the respective meanings specified therefor in the preamble to this Agreement.

"Borrower Group" means the Joint Borrower Group and/or the German Borrower and/or the Swiss Borrower, as the context requires.

"Borrower Materials" has the meaning specified therefor in Section 17.9(c) of this Agreement.

"Borrowing" means a borrowing consisting of Revolving Loans or FILO Loans made on the same day by the Revolving Lenders or the FILO Lenders, as applicable (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

"Borrowing Base" means collectively the Joint Borrowing Base, the German Borrowing Base, the Swiss Borrowing Base and the FILO Borrowing Base.

"Borrowing Base Certificate" means a certificate substantially in the form of Exhibit B-1 to this Agreement, which form of Borrowing Base Certificate may be amended, restated, supplemented or otherwise modified from time to time (including without limitation changes to the format thereof), as approved by Agent in Agent's sole discretion.

"Borrowing Base Loan Parties" means, collectively, the Domestic Borrowing Base Loan Parties, the Canadian Borrowing Base Loan Parties, the BVI Borrowing Base Loan Parties, the UK Borrowing Base Loan Parties, the German Borrower, the Norwegian Borrowing Base Loan Parties and the Swiss Borrower.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

"BVI/LP Controlled Account" has the meaning specified therefor in Section 5.19(a) of this Agreement.

"BVI Borrowing Base Loan Parties" means Weatherford Oil Tool Middle East Limited, a company incorporated under the laws of the British Virgin Islands with company number 69558, Weatherford Colombia, Ltd., a company incorporated under the laws of the British Virgin Islands with company number 112540, together with any other Borrowing Base Loan Party formed or organized under the laws of the British Virgin Islands following the completion of a field examination and appraisal with respect to the applicable assets of such Person and the consent of Agent in its Permitted Discretion to the designation of such Person as a BVI Borrowing Base Loan Party.

"BVI Security Documents" means the British Virgin Islands law governed security agreements listed in Schedule S-1 to this Agreement required to be executed and delivered on the Closing Date.

"Canadian Anti-Money Laundering & Anti-Terrorism Legislation" means Part II.1 of the Criminal Code, R.S.C. 1985, c. C-46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c.U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

"Canadian Borrowing Base Loan Parties" means Weatherford Canada Ltd., an Alberta corporation duly incorporated and existing under the Laws of the Province of Alberta, Canada, together with any other Borrowing Base Loan Party formed or organized under the laws of Canada, or any province or territory thereof, following the completion of a field examination and appraisal with respect to the applicable assets of such Person and the consent of Agent in its Permitted Discretion to the designation of such Person as a Canadian Borrowing Base Loan Party.

"Canadian Defined Benefit Plan" means any pension plan registered under the Income Tax Act (Canada), the Pension Benefits Act (Ontario) or any other applicable pension standards legislation which contains a "defined benefit provision" as defined in subsection 147.1(1) of the Income Tax Act (Canada).

"Canadian Loan Parties" means the Loan Parties organized under the laws of Canada or any province or territory thereof.

"Canadian Security Agreement" means that certain Canadian Security Agreement governed by the laws of the Province of Alberta, dated as of the date hereof, by and among the Canadian Loan Parties from time to time party thereto and Agent.

"Capital Expenditures" means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties pursuant to this Agreement, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, and (c) expenditures made during such period to consummate one or more Permitted Acquisitions.

"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

"Cash Dominion Trigger Event" means if at any time (a) a Specified Event of Default exists or (b) Excess Availability is less than the greater of (i) 15% of the Line Cap and (ii) $50,625,000 for a period of 5 consecutive Business Days.

"Cash Dominion Period" means the period commencing on the occurrence of a Cash Dominion Trigger Event and continuing until the date when (a) no Specified Event of Default shall exist and be continuing, and (b) Excess Availability exceeds the greater of (i) 15% of the Line Cap and (ii) $50,625,000 for at least thirty 30 consecutive days.

"Cash Equivalents" means (a) Domestic Cash Equivalents; and (b) Foreign Cash Equivalents.

"Cash Management Services" means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, cash pooling, intra-day lines, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management, treasury or depository arrangements.

"Change in Law" means the occurrence after the date of this Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

"Change of Control" means that:

(a)         any Person or two or more Persons acting in concert (other than Permitted Holders), shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of Weatherford Parent Company (or other securities convertible into such Equity Interests) representing 30% or more of the combined voting power of all Equity Interests of Weatherford Parent Company entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Weatherford Parent Company,

(b)         during any period of 12 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of Weatherford Parent Company such that a majority of the members of such Board of Directors are not Continuing Directors, or

(c)         the occurrence of any "Change of Control" as defined in, or analogous concept set forth in, the L/C Facility Credit Agreement or the Unsecured Notes Indenture.

"Chapter 11 Cases" means the chapter 11 cases of Borrowers referred to as In re Weatherford International plc, et al., Case No. 19-33694 (DRJ), which was pending in the Bankruptcy Court.

"Closing Date" means the date of the making of the initial Loans (or other extension of credit) under this Agreement.

"Closing Date Letters of Credit" means the Letters of Credit described on Schedule C-2 and to be issued on the Closing Date by the applicable Issuing Banks referenced on such schedule.

"Code" means the New York Uniform Commercial Code, as in effect from time to time.

"Collateral" means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or its Restricted Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents. For the avoidance of doubt, Collateral shall not include Excluded Assets.

"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party's or its Restricted Subsidiaries' books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

"Collateral Documents" means, collectively, the Security Agreements, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) or evidence Liens to secure the Obligations, including all other security agreements, pledge agreements, deeds, charges, mortgages, deeds of trust, deposit account control agreements, securities account control agreements, uncertificated securities control agreements, pledges, financing statements and all other written matter heretofore, now, or hereafter executed by any Person and delivered to Agent that are intended to create, perfect or evidence Liens to secure the Obligations.

"Collection Account" means with respect to the UK Borrowing Base Loan Parties, each deposit account maintained by such UK Borrowing Base Loan Parties into which all cash, checks or other similar payments relating to or constituting payments made in respect of Accounts will be deposited.

"Collections" means, all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).

"Commitment" means, with respect to each Lender, its Revolver Commitment or its FILO Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or their FILO Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Compliance Certificate" means a certificate substantially in the form of Exhibit C-1 to this Agreement delivered by a Principal Financial Officer of Parent to Agent.

"Confidential Information" has the meaning specified therefor in Section 17.9(a) of this Agreement.

"Consolidated Adjusted EBITDA" means, for any period, consolidated net income of Parent and its Restricted Subsidiaries for such period plus, (a) the following expenses or charges (without duplication) and to the extent deducted from revenues in determining consolidated net income for such period: (i) consolidated Interest Expense (as reduced by the Interest Income Reduction (as defined below), the "Interest Expense Add-Back"), (ii) expense for income taxes (as reduced by the Income Tax Benefit Reduction (as defined below), the "Income Tax Add-Back"), (iii) depreciation, (iv) amortization, (v) professional fees incurred and exit bankruptcy fees incurred within 12 months after the Closing Date in an aggregate amount not to exceed $50,000,000, (vi) cash restructuring costs incurred and paid during the fourth quarter prior to the Closing Date associated with the transformation, severance and restructuring costs program in an aggregate amount not to exceed $30,000,000, (vii) cash restructuring costs incurred during the fourth Fiscal Quarter of 2019 (but not paid prior to the Closing Date) associated with the transformation, severance and restructuring costs program in an aggregate amount not to exceed $50,000,000, (viii) from and after the Testing Period ending on March 31, 2020, extraordinary or non-recurring cash costs, expenses and charges, including those related to (A) severance, cost savings, operating expense reductions, facilities closings, percentage of completion contracts, consolidations, and integration costs and other restructuring charges or reserves, and (B) bankruptcy, reorganization, litigation, settlement and judgment costs and expenses; provided that the aggregate amount of all addbacks made pursuant to this clause (viii) shall not exceed (x) $100,000,000 during any Testing Period ending on or prior to December 31, 2020, and (y) the greater of (1) $25,000,000 and (2) 10% of Consolidated Adjusted EBITDA for any Testing Period thereafter (calculated prior to giving effect to this clause (viii)), it being understood that any such addback used in determining the EBITDA Plug Numbers (as defined below) shall be permitted and shall not count against such limitations, (ix) any non-cash losses or charges under Hedge Agreements resulting from the application of FASB ASC 815, (x) non-cash compensation expenses or costs related to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, (xi) fees, expenses, premiums and similar charges incurred in connection with the L/C Facility Credit Agreement, this Agreement and the Transactions, and (xii) all other non-cash charges, expenses or losses minus, (b) the following items of income or gains (without duplication) to the extent included in consolidated net income for such period, (i) interest income (the "Interest Income Reduction"), (ii) income tax benefits (to the extent not netted from tax expense) (the "Income Tax Benefit Reduction"), (iii) any cash payments made during such period in respect of non-cash items described in clause (ix) above subsequent to the Fiscal Quarter in which such non-cash expenses or losses were incurred, (iv) any non-cash gains under Hedge Agreements resulting from the application of FASB ASC 815 and (v) all other non-cash income or gains, all calculated in accordance with GAAP on a consolidated basis. For the purposes of calculating Consolidated Adjusted EBITDA for any Testing Period if at any time during such Testing Period Parent or any of its Restricted Subsidiaries shall have made any acquisition or Disposition involving the payment or receipt, as applicable, of consideration by Parent or a Restricted Subsidiary in excess of $20,000,000, Consolidated Adjusted EBITDA for such Testing Period shall be calculated after giving effect thereto on a pro forma basis as if such acquisition or Disposition had occurred on the first day of such Testing Period.

In addition, notwithstanding the above, (a) Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 31, 2018, shall be deemed to be $210,000,000, (b) Consolidated Adjusted EBITDA for the Fiscal Quarter ended March 31, 2019, shall be deemed to be $120,000,000, (c) Consolidated Adjusted EBITDA for the Fiscal Quarter ended June 30, 2019, shall be deemed to be $124,000,000, (d) Consolidated Adjusted EBITDA for the Fiscal Quarter ended September 30, 2019, shall be deemed to be $172,000,000, and (d) Consolidated Adjusted EBITDA for the Fiscal Quarter ended December 31, 2019, shall be calculated in a manner consistent with the calculation methodology used in determining the amounts set forth in the preceding clauses (a) through (d) (collectively, the "EBITDA Plug Numbers").

"Continuing Director" means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors.

"Control" shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the Code or Section 16 of the UETA, as applicable.

"Controlled Account" has the meaning specified therefor in Section 5.19(a) of this Agreement.

"Controlled Account Bank" means each bank specified as a Controlled Account Bank in Schedule 5.19(a) or Schedule 5.19(b) to this Agreement.

"Control Agreement" means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Loan Party, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account), or an equivalent agreement under any applicable foreign jurisdiction.

"Copyright Security Agreement" has the meaning specified therefor in the Domestic Security Agreement.

"Covenant Testing Period" means a period (a) commencing on the last day of the Fiscal Quarter of Parent most recently ended prior to a Covenant Trigger Event for which Parent is required to deliver to Agent quarterly or annual financial statements pursuant to Schedule 5.1 to this Agreement, and (b) continuing through and including the first day after such Covenant Trigger Event that Excess Availability has equaled or exceeded the greater of (i) 15% of the Line Cap, and (ii) $50,625,000 for 30 consecutive days.

"Covenant Trigger Event" means if at any time Excess Availability is less than the greater of (i) 15% of the Line Cap, and (ii) $50,625,000.

"Covered Entity" means any of the following: (a) a "covered entity" as that term is defined in, and interpreted in accordance with, the United States Code of Federal Regulations, 12 C.F.R. § 252.82(b); (b) a "covered bank" as that term is defined in, and interpreted in accordance with, the United States Code of Federal Regulations, 12 C.F.R. § 47.3(b); or (c) a "covered FSI" as that term is defined in, and interpreted in accordance with, the United States Code of Federal Regulations, 12 C.F.R. § 382.2(b).

"Covered Party" has the meaning specified therefor in Section 17.15 of this Agreement.

"DBNY" means Deutsche Bank AG New York Branch.

"Debtor" has the meaning specified therefor in the preamble to this Agreement.

"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, the United States Code of Federal Regulations, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender.

"Defaulting Lender Rate" means (a) for the first three days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans or FILO Loans, as applicable, that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

"Deposit Account" means any deposit account (as that term is defined in the Code or under the applicable laws of any applicable foreign jurisdiction).

"Deposit Account Control Agreement" means an agreement, in form and substance reasonably satisfactory to Agent, among any Loan Party, a banking institution holding such Loan Party's funds, Agent and the L/C Facility Agent with respect to collection and Control of all deposits and balances held in a Deposit Account maintained by such Loan Party with such banking institution.

"Designated Account" means the Joint Designated Account and/or the German Designated Account and/or the Swiss Designated Account, as the context requires.

"Designated Account Bank" means each bank specified as a Designated Account Bank in Schedule D-1 to this Agreement (or such other bank that is designated as such, in writing, by the applicable Borrower Group to Agent).

"Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Applicable Borrowing Base Loan Parties' Accounts during such period, by (b) such Applicable Borrowing Base Loan Parties' billings with respect to Accounts during such period.

"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against an Applicable Borrowing Base Loan Parties' Eligible Accounts by the extent to which Dilution is in excess of 5% or, solely with respect to any Dilution Reserve taken on the FILO Borrowing Base in respect of Eligible Investment Grade Accounts, the extent to which Dilution is in excess of zero.

"Dispose" means to sell, lease, assign, exchange, convey or otherwise transfer (excluding the granting of a Lien on) any property. "Disposition" has a meaning correlative thereto.

"Disqualified Equity Interests" means any Equity Interests that, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or are mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, or (b) are convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Equity Interests) at the option of the holder thereof, in whole or in part, in each case (determined as of the date of issuance), on or prior to the date that is 91 days after the latest to occur of (i) the Maturity Date and (ii) the L/C Facility Maturity Date; provided that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into which such Equity Interests are convertible or for which such Equity Interests are exchangeable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of any Change of Control or any Disposition occurring prior to the date that is 91 days after the latest to occur of (i) the Maturity Date and (ii) the L/C Facility Maturity Date at the time such Equity Interests are issued shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to payment in full of the Obligations.

"Dollars" or "$" means United States dollars.

"Domestic Borrowing Base Loan Parties" means those Loan Parties listed on Schedule D-2, together with any other Borrowing Base Loan Party formed or organized under the laws of the United States of America, any state thereof, or the District of Columbia, following the completion of a field examination and appraisal with respect to the applicable assets of such Person and the consent of Agent in its Permitted Discretion to the designation of such Person as a Domestic Borrowing Base Loan Party.

"Domestic Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's, (d) certificates of deposit, time deposits, overnight bank deposits or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus and undivided profits of not less than $500,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus and undivided profits of not less than $500,000,000, having a term of not more than 30 days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

"Domestic Loan Parties" means the Loan Parties organized or formed in the United States, any state thereof or the District of Columbia.

"Domestic Security Agreement" means that certain U.S. Security Agreement, dated as of the date hereof, by and among the Domestic Loan Parties, each of the other Loan Parties signatory thereto and Agent.

"Domestic Subsidiary" means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.

"Drawing Document" means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

"Early Opt-in Election" means the occurrence of:

(a)         (i) a determination by Agent or (ii) a notification by the Required Lenders to Agent (with a copy to Administrative Borrower) that the Required Lenders have determined that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.12(d)(iii) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate, and

(b)         (i) the election by Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Administrative Borrower and the Lenders or by the Required Lenders of written notice of such election to Agent.

"Earn-Outs" means unsecured liabilities of a Loan Party or Restricted Subsidiary arising under an agreement to make any deferred payment as a part of the purchase price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Eligible Accounts" means those billed Accounts created by a Borrowing Base Loan Party in the ordinary course of its business, that arise out of such Borrowing Base Loan Party's sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any information with respect to the Borrowing Base Loan Parties' business or assets of which Agent becomes aware after the Closing Date, including any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, finance charges, service charges, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:

(a)          Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or 60 days of due date,

(b)         Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)          Accounts with respect to which the Account Debtor is an Affiliate of any Borrowing Base Loan Party or an employee or agent of any Borrowing Base Loan Party or any Affiliate of any Borrowing Base Loan Party,

(d)         Accounts (i) arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional, or (ii) with respect to which the payment terms are "C.O.D.", cash on delivery or other similar terms,

(e)          Accounts that are not payable in Dollars or one of the foreign currencies set forth on Schedule E-4,

(f)          Accounts (v) of any Borrowing Base Loan Party (other than the BVI Borrowing Base Loan Parties), with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, Canada, Italy, France, Australia, New Zealand, Sweden, Spain, Finland, the United Kingdom, Germany, Norway, Switzerland, Portugal, the Netherlands, Denmark, Luxembourg, Austria, Belgium, or Ireland, or (ii) is not organized under the laws of the United States, Canada, Italy, France, Australia, New Zealand, Sweden, Spain, Finland, the United Kingdom, Germany, Norway, Switzerland, Portugal, the Netherlands, Denmark, Luxembourg, Austria, Belgium, or Ireland, or any state or province thereof, (w) Accounts of any Borrowing Base Loan Party (other than the BVI Borrowing Base Loan Parties), with respect to which the Account Debtor is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless in the case of either of the foregoing clauses (v) or (w), (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and, if requested by Agent, is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent, (x) of the BVI Borrowing Base Loan Parties with respect to which the Account Debtor maintains its chief executive office or is organized under the laws of an Ineligible Jurisdiction, (y) Accounts of the BVI Borrowing Base Loan Parties, with respect to which the Account Debtor is the government of any foreign country or sovereign state formed in an Ineligible Jurisdiction, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, and (z) Accounts which are payable by the applicable Account Debtor to any Specified Ineligible Deposit Account, or Accounts for which the proceeds thereof are otherwise deposited in any Specified Ineligible Deposit Account,

(g)         Accounts with respect to which the Account Debtor is the United States or Canada (including the province of Alberta), or any department, agency or instrumentality of the United States or Canada (including the province of Alberta) (exclusive, however, of Accounts with respect to which the Borrowing Base Loan Parties have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727 et seq., the Financial Administration Act (Canada), the Financial Administration Act (Alberta) or any other similar law),

(h)        Accounts with respect to which the Account Debtor is a creditor of Parent or any Subsidiary, has or has asserted a right of recoupment or setoff, has disputed its obligation to pay all or any portion of the Account, or has received a surety bond or letter of credit (including, but not limited to, a letter of credit issued under the L/C Facility Credit Agreement) issued for the account of Parent or any Subsidiary, to the extent of such claim, right of recoupment or setoff, or dispute,

(i)           Accounts with respect to an Account Debtor whose Eligible Accounts owing to the Borrowing Base Loan Parties exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j)           Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrowing Base Loan Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k)         Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor's financial condition,

(l)          (i) Accounts that are not subject to a valid and perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) first priority Agent's Lien (or, solely with respect to Accounts of a UK Borrowing Base Loan Party, a valid and perfected floating charge in favor of Agent), or (ii) with respect to Accounts of the German Borrower, the Norwegian Borrowing Base Loan Parties or the Swiss Borrower, Accounts that are subject to a restriction on assignment under the governing law of such Accounts (excluding Accounts governed by the laws of the United States and Canada), or (iii) with respect to Accounts of the BVI Borrowing Base Loan Parties, the UK Borrowing Base Loan Parties, the German Borrower, the Norwegian Borrowing Base Loan Parties and the Swiss Borrower which are subject to the laws of the Federal Republic of Germany, Accounts which are subject to extended retention of title arrangements,

(m)        Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n)         Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o)         Accounts (i) that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the Applicable Borrowing Base Loan Party of the subject contract for goods or services, or (ii) that represent credit card sales, or

(p)         Accounts owned by a target acquired in connection with a Permitted Acquisition or Permitted Investment, or Accounts owned by a Person that becomes a Borrowing Base Loan Party under the provisions of this Agreement, until the completion of a field examination with respect to such Accounts, in each case, satisfactory to Agent in its Permitted Discretion.

"Eligible Finished Goods Inventory" means Inventory that qualifies as Eligible Inventory and consists of first quality finished goods held for sale in the ordinary course of the Applicable Borrowing Base Loan Parties' business.

"Eligible Jurisdiction" means (a) each Excluded Jurisdiction other than (i) any Excluded Jurisdiction that is an Ineligible Jurisdiction, and (ii) Iran, or any other country that is a Sanctioned Entity or otherwise subject to Sanctions, and (b) the countries of Argentina, Brazil, Colombia (subject to the Specified Colombia Bank Account Reserve) and South Africa; provided, that Agent and the Administrative Borrower, by mutual written agreement, may re-categorize any country between the definitions of "Eligible Jurisdiction" and "Ineligible Jurisdiction".

"Eligible Inventory" means Inventory of a Borrowing Base Loan Party, that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any information with respect to the Borrowing Base Loan Parties' business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed or received by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with the Borrowing Base Loan Parties' historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a)         a Borrowing Base Loan Party does not have good, valid, and marketable title thereto,

(b)         a Borrowing Base Loan Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrowing Base Loan Party),

(c)          it is not located at one of the locations in the continental United States, Canada, the United Kingdom, Germany or Norway set forth on Schedule 4.25 to this Agreement (as such Schedule 4.25 may be amended from time to time in accordance with Section 5.14) (or in-transit from one location within such country to another such location within such country),

(d)          it is stored at locations holding less than $500,000 of the aggregate value of such Borrowing Base Loan Party's Inventory,

(e)          it is in-transit to or from a location of a Borrowing Base Loan Party (other than in-transit from one location set forth on Schedule 4.25 to this Agreement to another location set forth on Schedule 4.25 to this Agreement (as such Schedule 4.25 may be amended from time to time in accordance with Section 5.14)),

(f)           it is located on real property leased by a Borrowing Base Loan Party or in a contract warehouse or with a bailee, in each case, unless either (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (ii) Agent has established a Landlord Reserve with respect to such location,

(g)          it is the subject of a bill of lading or other document of title,

(h)          it is not subject to a valid and perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) first priority Agent's Lien (or, solely with respect to Inventory of a UK Borrowing Base Loan Party, a valid and perfected floating charge in favor of Agent) under the laws of the jurisdiction of such Inventory's location,

(i)            it consists of goods returned or rejected by a Borrowing Base Loan Party's customers,

(j)            it consists of goods that are obsolete, slow moving, spoiled or are otherwise past the stated expiration, "sell-by" or "use by" date applicable thereto, restrictive or custom items or otherwise is manufactured in accordance with customer-specific requirements, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in the Borrowing Base Loan Parties' business, bill and hold goods, defective goods, "seconds," or Inventory acquired on consignment,

(k)          it is subject to third party intellectual property, licensing or other proprietary rights, unless Agent is reasonably satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(l)            it was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Inventory is owned by a Person that becomes a Borrowing Base Loan Party under provisions of this Agreement, until the completion of an Acceptable Appraisal of such Inventory and the completion of a field examination with respect to such Inventory that is satisfactory to Agent in its Permitted Discretion.

"Eligible Investment Grade Account" means, at any time, any Eligible Account if the Account Debtor in respect of such Eligible Account has a corporate credit rating of BBB- or higher by S&P or Baa3 or higher by Moody's.

"Eligible Rental Tools" means Rental Tools of Domestic Borrowing Base Loan Parties and Canadian Borrowing Base Loan Parties that comply with each of the representations and warranties respecting Eligible Rental Tools made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent's Permitted Discretion to address the results of any information with respect to the Domestic Borrowing Base Loan Parties' or Canadian Borrowing Base Loan Parties business or assets of which Agent becomes aware after the Closing Date, including any field examination or appraisal performed or received by Agent from time to time after the Closing Date. In determining the amount to be so included, Rental Tools shall be valued at the lower of cost or market on a basis consistent with the Domestic Borrowing Base Loan Parties' and Canadian Borrowing Base Loan Parties', as applicable, historical accounting practices. An item of Rental Tool shall not be included in Eligible Rental Tools if:

(a)          a Domestic Borrowing Base Loan Party or Canadian Borrowing Base Loan Party does not have good, valid, and marketable title thereto,

(b)          [reserved],

(c)           it is not located at one of the locations in the continental United States or Canada set forth on Schedule 4.25 to this Agreement (as such Schedule 4.25 may be amended from time to time in accordance with Section 5.14) (or in-transit from one location within such country to another such location within such country),

(d)          it is located on real property leased by a Domestic Borrowing Base Loan Party or a Canadian Borrowing Base Loan Party or in a contract warehouse or with a bailee, in each case, unless either (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, or (ii) Agent has established a Landlord Reserve with respect to such location, or it is located at a customer location,

(e)           it is not subject to a valid and perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) first priority Agent's Lien perfected under the laws of the jurisdiction of its location (subject to Permitted Liens having priority under applicable law for which Reserves have been established pursuant to Section 2.1(e)),

(f)           it consists of goods rejected by a Domestic Borrowing Base Loan Party's or a Canadian Borrowing Base Loan Party's customers,

(g)          it consists of goods that are obsolete, damaged, under repair, held for repair or in an inoperable condition, restrictive or custom items, goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a customer's or a Domestic Borrowing Base Loan Party's or a Canadian Borrowing Base Loan Party's business, bill and hold goods, defective goods, "seconds," or Rental Tools acquired on consignment,

(h)          it is subject to any agreement which restricts the ability of a Domestic Borrowing Base Loan Party or Canadian Borrowing Base Loan Party, as applicable, to use, sell, rent, transport or dispose of such Rental Tool or which restricts Agent's ability to take possession of, sell or otherwise dispose of such Rental Tool,

(i)           unless Agent otherwise agrees, it consists of fixtures,

(j)           it is subject to third party trademark, licensing or other proprietary rights, unless Agent is reasonably satisfied that such Rental Tool can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(k)          it was acquired in connection with a Permitted Acquisition or Permitted Investment, or such Rental Tool is owned by a Person that becomes a Domestic Borrowing Base Loan Party or a Canadian Borrowing Base Loan Party, until the completion of an Acceptable Appraisal of such Rental Tools and completion of a field examination with respect to such Rental Tools that is satisfactory to Agent in its Permitted Discretion.

"Eligible Transferee" means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or Canada or any state or province thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or Canada or any state or province thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (A) (x) such bank is acting through a branch or agency located in the United States or Canada, or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent.

"Eligible Unbilled Accounts" means, at any time, the Accounts of a Joint Borrowing Base Loan Party which would be Eligible Accounts except that such Accounts are for goods which have been shipped or services which have been rendered (but in either case have not yet been billed) to an Account Debtor, so long as the period following the date of shipment of such goods or the rendering of such services and prior to the date of the issuance of the bill for such goods or services is less than 30 days.

"Eligible Work-in-Process Inventory" means Inventory that qualifies as Eligible Inventory and consists of goods that are first quality work-in-process; provided, that anything to the contrary contained herein notwithstanding, the value of such Inventory shall not include the value of any labor or other services rendered to product such Inventory.

"Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

"English Loan Parties" means the Loan Parties incorporated in England and Wales.

"English Security Documents" means the English law governed security agreements listed in Schedule S-1 to this Agreement required to be executed and delivered on the Closing Date.

"Environmental Action" means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.

"Environmental Law" means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or its Subsidiaries, relating to the environment, employee health and safety (to the extent relating to exposure to Hazardous Materials), or the management, release, or threatened release of Hazardous Materials.

"Environmental Liabilities" means any liability (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), resulting from (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities.

"Equipment" means equipment (as that term is defined in the Code).

"Equity Interests" means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

"ERISA Affiliate" means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of such Loan Party or its Subsidiaries under IRC Section 414(o).

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Euro" or "€" means the single currency of the European Union as constituted by the Treaty on European Union as adopted as lawful currency by certain member states under legislation of the European Union for European Monetary Union.

"Event of Default" has the meaning specified therefor in Section 8 of this Agreement.

"Excess Availability" means, as of any date of determination, the amount equal to the Line Cap minus (a) the aggregate outstanding amount of Revolving Loans, minus (b) unreimbursed drawings under Letters of Credit and the undrawn amount of all outstanding Letters of Credit and minus (c) the aggregate outstanding amount of FILO Loans.

"Exchange Act" means the Securities Exchange Act of 1934, as in effect from time to time.

"Exchange Rate" means and refers to the nominal rate of exchange (vis-à-vis Dollars) for a currency other than Dollars published in the Wall Street Journal (Western Edition) on the date of determination (which shall be a Business Day on which the Wall Street Journal (Western Edition) is published), expressed as the number of units of such other currency per one Dollar.

"Excluded Account" means (a) any deposit account of a Loan Party, including the funds on deposit therein, that is used solely for payroll funding and other employee wage and benefit payments (including flexible spending accounts), tax payments, escrow or trust purposes, or any other fiduciary purpose, (b) any deposit account of a Loan Party, including the funds on deposit therein, that has been pledged to secure Indebtedness or other obligations, in each case to the extent such cash collateral is expressly permitted by Section 6.4, and is exclusively used for such purpose, (c) any Specified Eligible Deposit Account, (d) any Specified Ineligible Deposit Account, and (e) other Deposit Accounts of the Loan Parties to the extent that the aggregate cash or Cash Equivalent balance of all such other Deposit Accounts described in this clause (e) does not at any time exceed $10,000,000 (this clause (e), defined as the "Global Cash Account Carve-Out").

"Excluded Assets" means, collectively, (a) any Equity Interests in any Foreign Subsidiary, joint venture or non-wholly owned Foreign Subsidiary of a Loan Party that, in each case, is not organized in a Specified Jurisdiction; (b) any contract, instrument, lease, licenses, agreement or other document to the extent that the grant of a security interest therein would (in each case until any required consent or waiver shall have been obtained) result in a violation, breach, termination (or a right of termination) or default under such contract, instrument, lease, license, agreement or other document (including pursuant to any "change of control" or similar provision); provided, however, that any such asset will only constitute an Excluded Asset under this clause (b) to the extent such violation or breach, termination (or right of termination) or default would not be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law; and provided further that any such asset shall cease to constitute an Excluded Asset at such time as the condition causing such violation, breach, termination (or right of termination) or default no longer exists (whether by ineffectiveness, lapse, termination or consent) and, to the extent severable, the security interest granted under the applicable Collateral Document shall attach immediately to any portion of such right that does not result in any of the consequences specified in this clause (b); (c) any property, to the extent the granting of a Lien therein is prohibited by any applicable law (including laws and other governmental regulations governing insurance companies) or would require governmental or third-party (other than the Loan Parties or their Subsidiaries) consent, approval, license or authorization not obtained (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the Code of any relevant jurisdiction or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of such prohibition or the granting of such governmental or third-party consent, approval, license or authorization, as applicable, such assets shall automatically constitute Collateral (but only to the extent such assets do not otherwise constitute Excluded Assets hereunder); (d) motor vehicles and other assets subject to certificates of title, except to the extent a Lien therein can be perfected by the filing of a Code financing statement; (e) commercial tort claims to the extent that the reasonably predicted value thereof is less than $10,000,000 individually or in the aggregate; (f) any intent-to-use trademark application prior to the filing of a "Statement of Use" or "Amendment to Allege Use" with respect thereto, to the extent (if any) that, and solely during the period (if any) in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under any applicable law; (g) other customary exclusions under applicable local law or in applicable local jurisdictions consented to by Agent and set forth in the Collateral Documents; (h) shares of Parent that have been repurchased and are being held as treasury shares but not cancelled; (i) for the avoidance of doubt, any assets owned by, or the ownership interests in, any Unrestricted Subsidiary (which shall in no event constitute Collateral, nor shall any Unrestricted Subsidiary be a Loan Party); (j) any leasehold interests in real property; (k) any asset or property, the granting of a security interest in which would result in material adverse tax consequences to any Loan Party as reasonably determined by the Administrative Borrower and consented to in writing by Agent, such consent not to be unreasonably withheld or delayed; (l) any interests in partnerships, joint ventures and non-wholly-owned Subsidiaries which cannot be pledged without the consent of one or more third parties other than any Loan Party or any Subsidiary thereof (after giving effect to Sections 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law) (until any required consent or waiver shall have been obtained); provided that, immediately upon the ineffectiveness, lapse or termination of such prohibition or the granting of such third-party consent or waiver, as applicable, such assets shall automatically constitute Collateral (but only to the extent such assets do not otherwise constitute Excluded Assets hereunder); (m) Excluded Accounts; (n) those assets as to which Agent agrees in writing (in consultation with the Administrative Borrower) that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lender Group and the Bank Product Providers of the security to be afforded thereby and (o) any Real Property that has a net book value of less than $10,000,000; provided, however, that the foregoing exclusions shall not apply to any asset or property of any Borrower and its Subsidiaries on which a Lien has been granted in favor of the L/C Facility Agent to secure the L/C Facility Obligations.

"Excluded Jurisdictions" means the countries or other jurisdictions identified on Schedule E-1 to this Agreement.

"Excluded Swap Obligation" means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

"Excluded Taxes" means, with respect to Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower or Guarantor under any Loan Document, (a) any taxes imposed on (or measured by reference to, in whole or in part) its income, profits, capital or net worth (but excluding withholding Taxes for purposes of this subsection (a) only) (i) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Agent, such Lender, such Issuing Bank or any other such recipient is located or otherwise conducting business activity or a Borrower is resident for income tax purposes as of the dated of this Agreement, (c) in the case of a Lender (other than an assignee pursuant to an assignment requested by a Borrower under Section 14.2 or otherwise at the request of a Loan Party), any United States, Irish, Swiss, German or Bermuda withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or would have been so imposed if a Borrower were a United States corporation, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 16.1(a)), (d) in the case of a Lender, any withholding tax that would not be imposed on amounts payable to such Lender but for a change of its jurisdiction of organization and/or tax residency, except to the extent payments to, or for the benefit of, such Lender were subject to a withholding tax for which a Loan Party was responsible immediately prior to the Lender’s change in jurisdiction and/or tax residency, (e) any United States, Irish, Swiss, German or Bermuda withholding tax attributable to such Lender’s failure to comply with Section 16.2, (f) any United States federal withholding Taxes imposed by FATCA, (g) any Taxes assessed on a Lender under the laws of Germany solely due to the fact that the Loans are secured (directly or indirectly) by real estate located in Germany (inländischer Grundbesitz) or by German rights subject to the civil code provisions relating to real estate (inländische Rechte, die den Vorschriften des bürgerlichen Rechts über Grundstücke unterliegen) or ships which are registered in a German ship register and (h) any German withholding tax for which the relevant obligor is required by the relevant German tax office to make a Tax deduction on account of German Tax pursuant to Section 50a paragraph 7 of the German Income Tax Act (Einkommensteuergesetz) or a comparable replacement regulation except that Excluded Taxes shall not include any United States federal withholding taxes that may be imposed after the time a Foreign Lender becomes a party to this Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, treaty, order or other decision or other Change in Law with respect to any of the foregoing by any Governmental Authority.

"Existing Credit Facilities" means, collectively, (a) that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of July 3, 2019 (as amended, restated, supplemented or otherwise modified prior to the date hereof), among WIL-Bermuda, Parent, WIL-Delaware, the financial institutions from time to time party thereto as lenders, the financial institutions from time to time party thereto as issuing banks and Citibank, N.A., as the administrative agent and the collateral agent and (b) that certain Amended and Restated Credit Agreement, dated as of May 9, 2016 (as amended, restated, supplemented or otherwise modified prior to the date hereof), among Parent, WIL-Bermuda, WOFS Assurance Limited, a Bermuda exempted company, the financial institutions from time to time party thereto as lenders, the financial institutions from time to time party thereto as issuing banks and JPMorgan Chase Bank, N.A., as the administrative agent.

"Existing Hedge Agreements" means those Hedge Agreements described on Schedule E-2 to this Agreement.

"Existing Letters of Credit" means those letters of credit described on Schedule E-3 to this Agreement.

"Extraordinary Advances" has the meaning specified therefor in Section 2.3(d)(iii) of this Agreement.

"Facility Availability Amount" means, as of any date of determination, the sum of (a) the FILO Availability Amount and (b) the Revolver Availability Amount at such time.

"Facility Loan" means any Revolving Loan or FILO Loan made (or to be made) hereunder.

"Facility Loan Exposure" means the sum of the Revolving Loan Exposure and the FILO Loan Exposure.

"Facility Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Facility Loans (inclusive of Swing Loans and Extraordinary Advances) at such time, plus (b) the amount of the Letter of Credit Usage at such time.

"FATCA" means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) and any fiscal or regulatory legislation or rules adopted pursuant to any Intergovernmental Agreement, as defined in Treasury Regulation Section 1.1471-1(b)(67), treaty or convention among Governmental Authorities and implementing such sections of the IRC.

"FCPA" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

"Fee Letters" means, collectively, the Agent Fee Letter and the Joint Fee Letter.

"FILO Availability Amount" means the FILO Subline Amount minus FILO Usage.

"FILO Borrowing Base" means an amount equal to the sum of the Joint FILO Borrowing Base, the German FILO Borrowing Base and the Swiss FILO Borrowing Base.

"FILO Commitment" means, with respect to each Lender, its FILO Commitment, and, with respect to all Lenders, their FILO Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement.

"FILO Lender" means a Lender that has FILO Loan Exposure or FILO Letter of Credit Exposure.

"FILO Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's participation in FILO Letter of Credit Usage pursuant to Section 2.11(e) on such date.

"FILO Letter of Credit Usage" means, at any time, all Letter of Credit Usage outstanding at such time, in an aggregate amount not to exceed the difference between the FILO Subline Amount at such time minus the amount of outstanding FILO Loans at such time; provided, that if such amount is negative, the FILO Letter of Credit Usage shall be $0.

"FILO Loan Base Rate Margin" has the meaning set forth in the definition of Applicable Margin.

"FILO Loan Exposure" means, with respect to any Lender, as of any date of determination (a) prior to the termination of the FILO Commitments, the amount of such Lender's FILO Commitment, and (b) after the termination of the FILO Commitments, the aggregate outstanding principal amount of the FILO Loans of such Lender.

"FILO Loan LIBOR Rate Margin" has the meaning set forth in the definition of Applicable Margin.

"FILO Loans" means Joint FILO Loans and/or German FILO Loans and/or Swiss FILO Loans (in each case including related Extraordinary Advances), as the context requires.

"FILO Specified Percentage" means initially 10%; provided, that the Specified Percentage shall be permanently reduced by 0.005 on the last day of each Fiscal Quarter, commencing with the last day of the first full fiscal quarter after the Closing Date.

"FILO Subline Amount" means, as of any date of determination, an amount equal to the lesser of (i) the Maximum FILO Amount and (ii) the FILO Borrowing Base at such time.

"FILO Usage" means, as of any date of determination, the sum of (a) the amount of outstanding FILO Loans, plus (b) the amount of the FILO Letter of Credit Usage.

"Fiscal Quarter" means a Fiscal Quarter of Parent, ending on the last day of each March, June, September and December.

"Fiscal Year" means a Fiscal Year of Parent, ending on December 31 of each year.

"Fixed Charges" means, with respect to any fiscal period and with respect to Parent and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) the Interest Expense Add-Back (other than interest paid-in-kind and amortization of financing fees) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, and (c) the Income Tax Add-Back during such period. For purposes hereof, the components of Fixed Charges set forth above for any fiscal period prior to December 31, 2020 shall be calculated on an Annualized Basis.

"Fixed Charge Coverage Ratio" means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the ratio of (a) Consolidated Adjusted EBITDA for such period minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.

For the purposes of calculating Fixed Charge Coverage Ratio for any Testing Period, if at any time during such Testing Period (and after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition, Fixed Charges and Unfinanced Capital Expenditures for such Testing Period shall be calculated after giving pro forma effect thereto or in such other manner acceptable to Agent as if any such Permitted Acquisition occurred on the first day of such Testing Period.

"Flood Laws" means collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

"Flow of Funds Agreement" means a flow of funds agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Agent.

"Foreign Cash Dominion Reserve" means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain, in respect of (and in an amount not to exceed) the Required Excess Amount. Agent shall update the Foreign Cash Dominion Reserve promptly upon (but in no event later than one Business Day after) receipt of each applicable Foreign Jurisdiction Cash Certificate.

"Foreign Cash Equivalents" means (a) certificates of deposit, bankers' acceptances, or time deposits maturing within one year from the date of acquisition thereof, in each case payable in an Agreed Currency and issued by any bank organized under the laws of any Specified State and having at the date of acquisition thereof combined capital and surplus and undivided profits of not less than $500,000,000 (calculated at the then applicable Exchange Rate), (b) Deposit Accounts maintained with any bank that satisfies the criteria described in clause (a) above, and (c) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (b) above.

"Foreign Lender" means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

"Foreign Plan" means any employee benefit plan or arrangement (a) maintained or contributed to by any Loan Party or any Restricted Subsidiary thereof that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Loan Party or any Restricted Subsidiary thereof, other than a Canadian Defined Benefit Plan.

"Foreign Subsidiary" means any direct or indirect subsidiary of any Loan Party that is not a Domestic Subsidiary.

"Funded Indebtedness" means, with respect to Parent and its Restricted Subsidiaries as of any date, the sum, without duplication, of (a) all Indebtedness of the type described in clauses (a), (b), (d) and (g) of the definition thereof of Parent or any Restricted Subsidiary, other than any such Indebtedness that is Subordinated, and (b) all Guarantees by Parent or any Restricted Subsidiary with respect to any of the foregoing types of Indebtedness (whether or not the primary obligor is Parent or a Restricted Subsidiary), other than any such Guarantee that is Subordinated.

"Funding Date" means the date on which a Borrowing occurs.

"Funding Losses" has the meaning specified therefor in Section 2.12(b)(ii) of this Agreement.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"German Availability Amount" means, as of any date of determination, an amount equal to (a) the lesser of (i) the German Sublimit and (ii) the German Borrowing Base at such time, minus (b) the then outstanding German Usage; provided that the German Availability Amount shall be further reduced by Joint Usage and/or Swiss Usage, as applicable, to the extent reasonably necessary to preserve the limitations set forth in Section 2.1 of this Agreement.

"German Borrower" means, following satisfaction of the conditions set forth in Schedule 3.1(a) to this Agreement in accordance with Section 3.1, Weatherford Oil Tool GmbH, a German private limited company.

"German Borrowing Base" means, as of any date of determination, the result of:

(a)               90% of the Eligible Investment Grade Accounts of the German Borrower, less the amount, if any, of the Dilution Reserve applicable to such Accounts, plus

(b)               85% of the Eligible Accounts (excluding any Eligible Account included in the German Borrowing Base pursuant to clause (a) above) of the German Borrower, less the amount, if any, of the Dilution Reserve applicable to such Accounts, plus

(c)               the lesser of

(i)                 80% of the amount of the Eligible Unbilled Accounts of the German Borrower less the amount, if any, of the Dilution Reserve applicable to such Accounts, and

(ii)                the amount equal to 10% of the German Borrowing Base (calculated without giving effect to this clause (c)(ii) or clause (d)(ii) below), plus

(d)               the lesser of

(i)                 the lesser of (A) the product of 70% multiplied by the value (calculated at the lower of cost or market on a basis consistent with the German Borrower's historical accounting practices) of Eligible Finished Goods Inventory and Eligible Work-in-Process Inventory at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent Acceptable Appraisal of Inventory, multiplied by the value (calculated at the lower of cost or market on a basis consistent with the German Borrower's historical accounting practices) of Eligible Finished Goods Inventory and Eligible Work-in-Process Inventory (such determination may be made as to different categories of Eligible Finished Goods Inventory and Eligible Work-in-Process Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, and

(ii)                the amount equal to 25% of the German Borrowing Base (calculated without giving effect to this clause (d)(ii) or clause (c)(ii) above), minus

(e)               the aggregate amount of the Reserves, if any, established by Agent from time to time under Section 2.1(e) of this Agreement.

"German Commitment" means the German Revolver Commitment or the German FILO Commitment, as the context requires.

"German Designated Account" means the Deposit Account of the German Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of the German Borrower located at Designated Account Bank that has been designated as such, in writing, by the German Borrower to Agent).

"German FILO Borrowing Base" means an amount equal to the FILO Specified Percentage multiplied by the sum of the value of each of the asset categories in clauses (a), (b), (c) and (d) of the definition of German Borrowing Base.

"German FILO Commitment" means, with respect to each Lender, its FILO Commitment, and, with respect to all Lenders, their FILO Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the FILO Commitments made in accordance with Section 2.4(c) hereof.

"German FILO Lender" means a Lender that has a German FILO Commitment, an outstanding German FILO Loan or participations in respect of German Letter of Credit Usage predicated on the FILO Subline Amount.

"German FILO Loans" has the meaning specified therefor in Section 2.2(b) of this Agreement.

"German FILO Usage" means, as of any date of determination, the sum of (a) the amount of outstanding German FILO Loans, plus (b) the amount of the German Letter of Credit Usage predicated on the FILO Subline Amount.

"German Lender" means a Lender with a German Commitment or holding outstanding German Usage or participations in respect thereof.

"German Letter of Credit" means a letter of credit issued for the account of the German Borrower pursuant to the terms of this Agreement by Issuing Bank.

"German Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding German Letters of Credit.

"German Loans" means German FILO Loans and German Revolving Loans.

"German Obligations" means the collective Obligations of the German Borrower.

"German Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

"German Revolver Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, the aggregate amount of all Revolver Commitments of all German Lenders, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof.

"German Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding German Revolving Loans (inclusive of German Swing Loans and German Protective Advances), plus (b) the amount of the German Letter of Credit Usage not predicated on the FILO Subline Amount.

"German Revolving Lender" means a Lender that has a German Revolver Commitment, an outstanding German Revolving Loan or participations in respect of German Letter of Credit Usage not predicated on the FILO Subline Amount.

"German Revolving Loans" has the meaning specified therefor in Section 2.1(b) of this Agreement.

"German Sublimit" means $10,000,000.

"German Swing Loan" and "German Swing Loans" have the meanings specified therefor in Section 2.3(b) of this Agreement.

"German Usage" means, as of any date of determination, the sum of (a) the German FILO Usage, plus (b) the German Revolver Usage.

"Global Cash Account Carve Out" has the meaning specified therefor in the definition of Excluded Account.

"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, deed of incorporation, articles of association, by-laws, or other organizational documents (including foreign equivalents) of such Person.

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

"Guarantee" of or by any Person means any guaranty or other contingent liability of such Person (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any Indebtedness of another Person, through an agreement or otherwise, including (a) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such Indebtedness, (b) any agreement (i) to pay or purchase, or to advance or supply funds for the primary purpose of the payment or purchase of, any such Indebtedness, (ii) to purchase securities or to purchase, sell or lease property, products, materials or supplies, or transportation or services, with the primary purpose of enabling such other Person to pay any such Indebtedness or (iii) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy any such Indebtedness (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such Indebtedness, and (c) any obligations of such Person as an account party in respect of any letter of credit or bank guaranty issued to support any such Indebtedness; provided, however, that notwithstanding the foregoing, support letters delivered for audit purposes (to the extent consistent with past practices of Parent and its Restricted Subsidiaries) and performance guarantees shall not be considered Guarantees pursuant to this definition. The amount of any Guarantee shall be an amount equal to the lesser of the stated or determinable amount of the primary Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

"Guarantor" means (a) each Person that guaranties all or a portion of the Obligations, including Parent and any Person that is a "Guarantor" under the Domestic Guaranty Agreement, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of this Agreement. The Guarantors as of the Closing Date are set forth on Schedule G-1 to this Agreement.

"Guaranty Agreements" means, collectively, (a) the Affiliate Guaranty and (b) any other guaranty agreement in form and substance reasonably satisfactory to Agent in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in any such case, pursuant to which any Person guarantees the Obligations.

"Hazardous Materials" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

"Hedge Agreement" means a "swap agreement" as that term is defined in Section 101(53B)(A) of the Bankruptcy Code. Notwithstanding anything to the contrary set forth herein, Angolan Bond Investments shall be deemed to be Hedge Agreements.

"Hedge Obligations" means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Restricted Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers, including, without limitation, obligations or liabilities in respect of Existing Hedge Agreements.

"Hedge Provider" means any Bank Product Provider that is a party to a Hedge Agreement with a Loan Party or its Restricted Subsidiaries or otherwise provides Bank Products under clause (f) of the definition thereof; provided, that if, at any time, a Lender ceases to be a Lender under this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

"Hostile Acquisition" means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

"Income Tax Add-Back" has the meaning set forth in the defined term for Consolidated Adjusted EBITDA.

"Increased Reporting Event" means if at any time (a) a Specified Event of Default exists or (b) Excess Availability is less than the greater of (i) 20% of the Line Cap and (ii) $67,500,000 for a period of 5 consecutive Business Days.

"Increased Reporting Period" means the period commencing after the continuance of an Increased Reporting Event and continuing until the date when no Increased Reporting Event has occurred for 30 consecutive days.

"Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), including obligations evidenced by a bond, note, debenture or similar instrument, (b) all non-contingent reimbursement obligations of such Person in respect of letters of credit, bank guaranties, bankers’ acceptances, bid bonds, surety bonds, performance bonds, customs bonds, advance payment bonds and similar instruments, (c) all obligations of such Person for the balance deferred and unpaid of the purchase price for any property or services (except for trade payables or other obligations arising in the ordinary course of business that are not more than 90 days past due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP); (d) all Capitalized Lease Obligations of such Person; (e) all Indebtedness (as described in the other clauses of this definition) of others secured by a consensual Lien on property owned or acquired by such Person (whether or not the Indebtedness secured thereby has been assumed); (f) all Guarantees by such Person of the Indebtedness (as described in the other clauses of this definition) of any other Person (including, for the avoidance of doubt, any Subsidiary or other Affiliate of such Person or any third party that is not affiliated with such Person); and (g) all Disqualified Equity Interests of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

"Indemnified Liabilities" has the meaning specified therefor in Section 10.3 of this Agreement.

"Indemnified Person" has the meaning specified therefor in Section 10.3 of this Agreement.

"Indemnified Taxes" means (a) any Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

"Ineligible Jurisdiction" means the countries of Albania, Angola, Congo, Egypt, Gabon, and Nigeria; provided that Agent and the Administrative Borrower, by mutual written agreement, may re-categorize any country between the definitions of "Ineligible Jurisdiction" and "Eligible Jurisdiction".

"Insolvency Laws" means (i) the Bankruptcy Code, (ii) the Bankruptcy and Insolvency Act (Canada), (iii) the Companies' Creditors Arrangement Act (Canada), (iv) the Winding-Up and Restructuring Act (Canada), (v) the Canada Business Corporations Act (Canada) where such statute is used by a Person to propose an arrangement, (vi) the German Insolvency Act (Insolvenzordnung), (vii) the German Insolvency Code (Insolvenzordnung) (Anordnung von Sicherungsmaßnahmen)), and/or (viii) any similar legislation in a relevant jurisdiction, in each case as applicable and as in effect from time to time.

"Insolvency Proceeding" means (a) any proceeding commenced by or against any Person under any provision of any Insolvency Law or under any other provincial, state or federal bankruptcy or insolvency law, each as now and hereafter in effect, any successors to such statutes, and any similar laws in any jurisdiction including, without limitation, any laws relating to assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and any law permitting a debtor to obtain a stay or a compromise of the claims of its creditors and/or (b) a Person having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) .

"Insolvency Regulation" means Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

"Intellectual Property" has the meaning set forth in the Domestic Security Agreement.

"Intercompany Subordination Agreement" means an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by each Loan Party, the Subsidiaries party thereto and Agent, the form and substance of which is reasonably satisfactory to Agent.

"Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of even date with this Agreement, among Agent, the L/C Facility Agent and each Loan Party.

"Interest Expense" means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with GAAP.

"Interest Expense Add-Back" has the meaning set forth in the defined term for Consolidated Adjusted EBITDA.

"Interest Period" means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1 week, 1 month, 3 months or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1 month, 3 months or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

"Inventory" means inventory (as that term is defined in the Code).

"Inventory Reserves" means, as of any date of determination, (a) Landlord Reserves in respect of Inventory, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Maximum Facility Amount, including based on the results of appraisals.

"Investment" means, as applied to any Person, any direct or indirect (a) purchase or other acquisition (including pursuant to any merger or consolidation with any Person) of any Equity Interests, evidences of Indebtedness or other securities of any other Person, (b) loan or advance made by such Person to any other Person, (c) Guarantee, assumption or other incurrence of liability by such Person of or for any Indebtedness of any other Person, (d) capital contribution or other investment by such Person in any other Person or (e) purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

"IRC" means the Internal Revenue Code of 1986, as in effect from time to time.

"ISP" means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by an Issuing Bank for use.

"Issuer Document" means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

"Issuing Bank" means Wells Fargo, DBNY, Barclays or any other Lender that, at the request of Borrowers, agrees, in such Lender's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of this Agreement, and Issuing Bank shall be a Lender; provided that no Issuing Bank shall be required to issue Letters of Credit in an aggregate amount at any time outstanding which shall exceed such Issuing Bank's Commitment without its consent. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

"Joinder" means a joinder agreement substantially in the form of Exhibit J-1 to this Agreement.

"Joint Book Runners" has the meaning set forth in the preamble to this Agreement.

"Joint Availability Amount" means, as of any date of determination, an amount equal to the Line Cap minus the sum of (i) then outstanding Joint Usage, (ii) then outstanding German Usage, and (iii) then outstanding Swiss Usage.

"Joint Borrower Group" means any Borrower other than the German Borrower and the Swiss Borrower.

"Joint Borrowing Base" means, as of any date of determination, the result of:

(a)               90% of the Eligible Investment Grade Accounts of the Joint Borrowing Base Loan Parties other than the BVI Borrowing Base Loan Parties, less the amount, if any, of the Dilution Reserve applicable to such Accounts, plus

(b)               85% of the Eligible Accounts (excluding any Eligible Account included in the Borrowing Base pursuant to clause (a) above) of the Joint Borrowing Base Loan Parties other than the BVI Borrowing Base Loan Parties, less the amount, if any, of the Dilution Reserve applicable to such Accounts, plus

(c)               the lesser of

(i)                 80% of the amount of the Eligible Unbilled Accounts of the Joint Borrowing Base Loan Parties other than the BVI Borrowing Base Loan Parties less the amount, if any, of the Dilution Reserve applicable to such Accounts, and

(ii)                the amount equal to 10% of the Joint Borrowing Base (calculated without giving effect to this clause (c)(ii) or clause (e)(ii) or clause (f)(ii) below), plus

(d)               the least of

(i)                 75% of the amount of the Eligible Accounts of the BVI Borrowing Base Loan Parties, aged less than 60 days past due less the amount, if any, of the Dilution Reserve applicable to such Accounts,

(ii)                $40,000,000, and

(iii)               the amount equal to last 30 days of collections of the BVI Borrowing Base Loan Parties, plus

(e)               the lesser of

(i)                 the lesser of (A) the product of 70% multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Joint Borrowing Base Loan Parties' (other than the BVI Borrowing Base Loan Parties) historical accounting practices) of Eligible Finished Goods Inventory and Eligible Work-in-Process Inventory at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent Acceptable Appraisal of Inventory, multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Joint Borrowing Base Loan Parties' (other than the BVI Borrowing Base Loan Parties) historical accounting practices) of Eligible Finished Goods Inventory and Eligible Work-in-Process Inventory (such determination may be made as to different categories of Eligible Finished Goods Inventory and Eligible Work-in-Process Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, and

(ii)                the amount equal to 25% of the Joint Borrowing Base (calculated without giving effect to this clause (e)(ii) or clause (c)(ii) above or clause (f)(ii) below), plus

(f)                the lesser of

(i)                 the lesser of (A) the product of 65% multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Domestic Borrowing Base Loan Parties' and the Canadian Borrowing Base Loan Parties', as applicable, historical accounting practices) of Eligible Rental Tools at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent Acceptable Appraisal of Rental Tools, multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Domestic Borrowing Base Loan Parties' and the Canadian Borrowing Base Loan Parties', as applicable, historical accounting practices) of Eligible Rental Tools (such determination may be made as to different categories of Eligible Rental Tools based upon the Net Recovery Percentage applicable to such categories) at such time, and

(ii)                the amount equal to 25% of the Joint Borrowing Base; provided that the percentage set forth in this clause (f)(ii) shall be adjusted downward by 1% on the last day of each fiscal month after the Closing Date (commencing with the first fiscal month after the Closing Date), for fifteen such fiscal month end periods, until such percentage is equal to 10% (such percentage in any event calculated without giving effect to this clause (f)(ii) or clauses (c)(ii) and (e)(ii) above), plus

(g)               at the option of Administrative Borrower, the lesser of

(i)                100% of unrestricted cash of the Loan Parties held in one or more segregated restricted deposit accounts maintained in the United States with Agent, and in which Agent has a first priority perfected security interest and which is subject to a Control Agreement, which shall also provide that no Loan Party can withdraw funds from such deposit account (x) without providing prior written notice thereof to Agent together with an updated calculation of the amount of cash to be included in the Borrowing Base pursuant to this clause (g) after giving effect thereto or, (y) after the occurrence and during the continuance of a Default or Event of Default, without the consent of Agent, and

(ii)                $50,000,000, minus

(h)               the aggregate amount of the Reserves, if any, established by Agent from time to time under Section 2.1(e) of this Agreement;

provided, that the Norwegian Borrowing Base Loan Parties' contribution to the Joint Borrowing Base shall not exceed $30,000,000.

"Joint Borrowing Base Loan Parties" means the Borrowing Base Loan Parties other than the German Borrower and the Swiss Borrower.

"Joint Commitment" means the Joint Revolver Commitment or the Joint FILO Commitment, as the context requires.

"Joint Designated Account" means the Deposit Account of WIL-Bermuda and Administrative Borrower, as applicable, identified on Schedule D-1 to this Agreement (or such other Deposit Account of WIL-Bermuda or Administrative Borrower, as applicable, located at Designated Account Bank that has been designated as such, in writing, by WIL-Bermuda or the Administrative Borrower, as applicable, to Agent).

"Joint Fee Letter" means that certain fee letter, dated as of November 11, 2019, among Borrowers, the Joint Lead Arrangers and DBNY, in form and substance reasonably satisfactory to Agent.

"Joint FILO Borrowing Base" means an amount equal to the FILO Specified Percentage multiplied by the sum of the value of each of the asset categories in clauses (a), (b), (c), (d), (e) and (f) of the definition of Joint Borrowing Base.

"Joint FILO Commitment" means, with respect to each Lender, its FILO Commitment, and, with respect to all Lenders, the aggregate FILO Commitments of all Lenders, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the FILO Commitments made in accordance with Section 2.4(c) hereof.

"Joint FILO Lender" means a Lender that has a Joint FILO Commitment, an outstanding Joint FILO Loan or participations in respect of Joint Letter of Credit Usage predicated on the FILO Subline Amount.

"Joint FILO Loans" has the meaning specified therefor in Section 2.2(a) of this Agreement.

"Joint FILO Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Joint FILO Loans, plus (b) the amount of the Joint Letter of Credit Usage predicated on the FILO Subline Amount.

"Joint Lead Arrangers" has the meaning set forth in the preamble to this Agreement.

"Joint Lender" means a Lender with a Joint Commitment or holding outstanding Joint Usage or participations in respect thereof.

"Joint Letter of Credit" means a letter of credit issued for the account of a member of the Joint Borrower Group pursuant to the terms of this Agreement by Issuing Bank.

"Joint Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Joint Letters of Credit.

"Joint Loans" means Joint FILO Loans and Joint Revolving Loans.

"Joint Obligations" means the collective Obligations of the Joint Borrower Group.

"Joint Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

"Joint Revolver Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, the aggregate Revolver Commitments of all Joint Lenders, in each case as such Dollar amounts are set forth beside such Joint Revolving Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof.

"Joint Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Joint Revolving Loans (inclusive of Joint Swing Loans and Joint Protective Advances), plus (b) the amount of the Joint Letter of Credit Usage not predicated on the FILO Subline Amount.

"Joint Revolving Lender" means a Lender that has a Joint Revolver Commitment, an outstanding Joint Revolving Loan or participations in respect of Joint Letter of Credit Usage not predicated on the FILO Subline Amount.

"Joint Revolving Loans" has the meaning specified therefor in Section 2.1(a) of this Agreement.

"Joint Swing Loan" and "Joint Swing Loans" have the meanings specified therefor in Section 2.3(b) of this Agreement.

"Joint Usage" means, as of any date of determination, the sum of (a) the Joint FILO Usage, plus (b) the Joint Revolver Usage.

"Landlord Reserve" means, as to each location at which a Borrowing Base Loan Party has Inventory, Rental Tools or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to 3 months' rent, occupancy costs including insurance and utilities, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and Agent so elects, the number of months' rent, storage charges, fess or other amounts for which the landlord, bailee, warehouseman or other property owner will have, under applicable law, a Lien in the Inventory or Rental Tools of such Borrowing Base Loan Party to secure the payment of such amounts under the lease or other applicable agreement relative to such location.

"L/C Facility" means the stand-alone letter of credit facility provided for pursuant to the L/C Facility Credit Agreement and the other L/C Facility Loan Documents.

"L/C Facility Agent" means Deutsche Bank Trust Company Americas, in its capacity as administrative agent.

"L/C Facility Credit Agreement" means that certain LC Credit Agreement, dated as of the date hereof, by and among Parent, WIL-Bermuda, WIL-Delaware, the lenders from time to time party thereto and the L/C Facility Agent.

"L/C Facility Loan Documents" means the "Loan Documents" as defined in the L/C Facility Credit Agreement.

"L/C Facility Maturity Date" means the "Maturity Date" as defined in the L/C Facility Credit Agreement.

"L/C Facility Obligations" means the "Secured Obligations" as defined in the L/C Facility Credit Agreement.

"L/C Facility Priority Collateral" means "LC Priority Collateral" as such term is defined in the Intercreditor Agreement.

"L/C Secured Parties" means the "Secured Parties" as defined in the L/C Facility Credit Agreement.

"Lender" has the meaning set forth in the preamble to this Agreement, shall include each Issuing Bank and the Swing Lender, and shall also include any other Person made a party to this Agreement pursuant to the provisions of Section 13.1 of this Agreement and "Lenders" means each of the Lenders or any one or more of them. Unless and until an Event of Default has occurred and is continuing, (i) all Lenders shall be U.S. Qualifying Lenders and (ii) there shall be no more than ten Lenders and participants that enter into a sub-participation that are not Swiss Qualifying Lenders.

"Lender Group" means each of the Lenders (including each Issuing Bank and the Swing Lender) and Agent, together with any sub-agent, collateral agent, or similar agent appointed pursuant to Section 15.2 of this Agreement or the Intercreditor Agreement, or any one or more of them.

"Lender Group Expenses" means all (a) reasonable and documented out-of-pocket costs or expenses (including Taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group; provided, however, that Taxes shall be considered a Lender Group Expense solely to the extent such Taxes are Indemnified Taxes, VAT (as provided in Section 16 for which a Loan Party is responsible under this Loan Document)) or Other Taxes, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group's transactions with each Loan Party and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c)  reasonable and documented out-of-pocket customary fees and charges imposed or incurred by Agent in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d)  customary fees and charges incurred by Agent (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable, documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 5.7(c) of this Agreement, (h) reasonable and documented out-of-pocket costs and expenses incurred by Agent and Lenders (including reasonable and documented out-of-pocket attorneys' fees and expenses which shall include one counsel to Agent and one counsel to the Lenders taken as a whole, and, to the extent necessary, one local counsel in each applicable jurisdiction for Agent and one such counsel for all the Lenders taken as a whole, and one additional local counsel in the event of any actual or perceived conflict of interest among the Lenders (and, if necessary, one local counsel in each relevant jurisdiction) for each group of Lenders that is subject to such conflict, in each case)) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent's Liens in and to the Collateral, or the Lender Group's relationship with any Loan Party or any of its Subsidiaries, (i) reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys' fees (as limited in clause (h) above) and due diligence expenses) incurred by Agent in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) reasonable and documented costs and expenses (including reasonable and documented out-of-pocket attorneys (as limited in clause (h) above), accountants, consultants, and other advisors fees and expenses) incurred by Agent and each Lender in terminating, enforcing (including attorneys (as limited in clause (h) above), accountants, consultants, and other advisors fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

"Lender Group Representatives" has the meaning specified therefor in Section 17.9 of this Agreement.

"Lender-Related Person" means, with respect to any Lender, such Lender, together with such Lender's Affiliates, officers, directors, employees, attorneys, and agents.

"Letter of Credit" means a letter of credit (as that term is defined in the Code) issued by any Issuing Bank.

"Letter of Credit Collateralization" means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent (including that Agent has a first priority perfected Lien in such cash collateral), including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of this Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Lenders in an amount equal to 103% (or, with respect to Letters of Credit denominated in an Alternative Currency, 105%) of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and the applicable Issuing Bank, terminating all of such beneficiaries' rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 103% (or, with respect to Letters of Credit denominated in an Alternative Currency, 105%) of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit). Such Letter of Credit Collateralization shall be on terms reasonably acceptable to the applicable Issuing Bank.

"Letter of Credit Disbursement" means a payment made by Issuing Bank pursuant to a Letter of Credit.

"Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.

"Letter of Credit Fee" has the meaning specified therefor in Section 2.6(b) of this Agreement.

"Letter of Credit Indemnified Costs" has the meaning specified therefor in Section 2.11(f) of this Agreement.

"Letter of Credit Related Person" has the meaning specified therefor in Section 2.11(f) of this Agreement.

"Letter of Credit Sublimit" means $350,000,000.

"Letter of Credit Usage" means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit (determined, in the case of Letters of Credit denominated in an Alternative Currency, by reference to the Spot Rate on such date of determination), plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Facility Loan.

"Leverage Ratio" means, as of any date of determination and on a consolidated basis, the result of (a) the amount equal to (i) Parent's Funded Indebtedness as of such date minus (ii) Unrestricted Cash, to (b) Parent's Consolidated Adjusted EBITDA for the 4 fiscal quarter period ended as of such date.

"LIBOR Deadline" has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.

"LIBOR Notice" means a written notice in the form of Exhibit L-1 to this Agreement.

"LIBOR Option" has the meaning specified therefor in Section 2.12(a) of this Agreement.

"LIBOR Rate" means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the LIBOR Rate shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by Agent and shall be conclusive in the absence of manifest error.

"LIBOR Rate Loan" means each portion of the Revolving Loans or the FILO Loans that bears interest at a rate determined by reference to the LIBOR Rate.

"LIBOR Rate Margin" means the Revolving Loan LIBOR Rate Margin or the FILO Loan LIBOR Rate Margin, as applicable.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Line Cap" means, as of any date of determination, the sum of (a) the lesser of (i) the Maximum Revolver Amount and (ii) the Aggregate Borrowing Base, plus (b) the lesser of (i) the Maximum FILO Amount and (ii) the FILO Borrowing Base, in each case, as of such date of determination.

"Loan" means any Revolving Loan, Swing Loan, Extraordinary Advance, or FILO Loan made (or to be made) hereunder.

"Loan Account" has the meaning specified therefor in Section 2.9 of this Agreement.

"Loan Documents" means this Agreement, the Collateral Documents, the Control Agreements (including the Deposit Account Control Agreements), the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letters, the Guaranty Agreements, the Intercompany Subordination Agreement, the Intercreditor Agreement, any Issuer Documents, the Letters of Credit, the Mortgages (if any), any negative pledge agreement entered into in connection with any Real Property, the Patent Security Agreement, the Trademark Security Agreement, any note or notes executed by Borrowers in connection with this Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with this Agreement (but specifically excluding Bank Product Agreements).

"Loan Party" means any Borrower or any Guarantor.

"Margin Stock" as defined in Regulation U of the Board of Governors as in effect from time to time.

"Material Adverse Effect" means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding) and after taking into account actual insurance coverage and effective indemnification with respect to such occurrence, (a) a material adverse effect on the financial condition, business, assets or operations of Parent and its Restricted Subsidiaries, taken as a whole, or (b) a material adverse effect on (i) the ability of the Loan Parties to collectively perform their payment or other material obligations hereunder or under the other Loan Documents or (ii) the ability of Agent or the Lenders to realize the material benefits intended to be provided by the Loan Parties under the Loan Documents.

"Material Real Property" means Real Property located in the United States of America, Canada or the United Kingdom owned by any Loan Party with a net book value in excess of $10,000,000 and that is not an Excluded Asset.

"Material Specified Subsidiary" means (a) any Restricted Subsidiary that, together with its own consolidated Restricted Subsidiaries, as of the last day of any Fiscal Quarter ended for which financial statements have been delivered pursuant to Section 5.1 of this Agreement (i) had assets representing more than 2.5% of the Total Specified Asset Value as of such date or (ii) generated more than 2.5% of Consolidated Adjusted EBITDA of Parent and its Restricted Subsidiaries for the four consecutive Fiscal Quarter period ending on such date and (b) any Restricted Subsidiary organized in a Specified Jurisdiction that is a primary obligor or provides a Guarantee of any overdraft facility, working capital facility, letter of credit facility or other cash management facility that, if fully utilized, would provide for extensions of credit in an aggregate amount of $20,000,000 or more.

"Material Subsidiary" means (a) each Material Specified Subsidiary and (b) each other Restricted Subsidiary that, together with its own consolidated Restricted Subsidiaries, either (i) has total assets in excess of 5% of the total assets of Parent and its consolidated Restricted Subsidiaries or (ii) has gross revenues in excess of 5% of the consolidated gross revenues of Parent and its consolidated Restricted Subsidiaries based, in each case, on the most recent audited consolidated financial statements of Parent. Notwithstanding the foregoing, each Borrower shall be deemed to be a Material Subsidiary.

"Maturity Date" means June 13, 2024.

"Maximum Facility Amount" means the Maximum FILO Amount plus the Maximum Revolver Amount.

"Maximum FILO Amount" means $50,000,000, decreased by the amount of reductions in the FILO Commitments made in accordance with Section 2.4(c) of this Agreement.

"Maximum Revolver Amount" means $400,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of this Agreement.

"Moody's" has the meaning specified therefor in the definition of Domestic Cash Equivalents.

"Mortgage Instruments" means such title reports, title insurance policies (with endorsements), evidence of zoning compliance, property insurance, flood certifications and flood insurance (and, if applicable FEMA form acknowledgements of insurance), opinions of counsel, surveys, appraisals, environmental assessments and reports, mortgage tax affidavits and declarations and other similar information and related certifications as are reasonably requested by, and in form and substance reasonably acceptable to, Agent from time to time.

"Mortgages" means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

"Multiemployer Plan" means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

"Net Recovery Percentage" means, as of any date of determination, the percentage of the book value of the Applicable Borrowing Base Loan Parties' Inventory or Rental Tools, as applicable, that is estimated to be recoverable in an orderly liquidation of such Inventory or Rental Tools, net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory or Rental Tools, as applicable, and to be as specified in the most recent Acceptable Appraisal of Inventory or Rental Tools.

"New Weatherford Parent" has the meaning therefor in the definition of Redomestication.

"Non-Consenting Lender" has the meaning specified therefor in Section 14.2(b) of this Agreement.

"Non-Defaulting Lender" means each Lender other than a Defaulting Lender.

"Norwegian Borrowing Base Loan Parties" means, from and after the satisfaction of each of the conditions subsequent set forth on Schedule 3.6(a) in accordance with Section 3.6 of this Agreement, Weatherford Norge AS, a Norwegian private limited company, together with any other Borrowing Base Loan Party formed or organized under the laws of Norway following the completion of a field examination and appraisal with respect to the applicable assets of such Person, the payment of an applicable guaranty fee to such Person, and the consent of Agent in its Permitted Discretion to the designation of such Person as a Norwegian Borrowing Base Loan Party.

"Notification Event" means (a) the occurrence of a "reportable event" described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in "at risk status" within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in "endangered status" or "critical status" within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following 30 days.

"Obligations" means (a) all loans (including the FILO Loans and the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letters), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans and the FILO Loans, (ii) interest accrued on the Revolving Loans and the FILO Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

"Originating Lender" has the meaning specified therefor in Section 13.1(e) of this Agreement.

"Other Connection Taxes" means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

"Other Taxes" means any and all present or future stamp or documentary taxes, recording, intangible or any other excise taxes, charges or similar levies, other than Excluded Taxes, arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, but only to the extent that any of the foregoing is imposed by (i) Bermuda, Germany, Switzerland, the United States or any other jurisdiction in which any Borrower or Guarantor is organized, is resident for tax purposes or has Collateral that supports the Obligations hereunder or any other jurisdiction in which WIL-Bermuda is resident for tax purposes with respect to a Foreign Lender, or (ii) Bermuda, or any other jurisdiction in which any Borrower is organized or is resident for tax purposes or any other jurisdiction (other than the United States) in which WIL-Bermuda is resident for tax purposes with respect to a Lender which is not a Foreign Lender.

"Overadvance" means, as of any date of determination, that (a) the Revolver Usage exceeds the lesser of the Aggregate Borrowing Base and the Maximum Revolver Amount, (b) the FILO Usage exceeds the lesser of the FILO Borrowing Base and the Maximum FILO Amount (and such excess it not then able to be reallocated as Revolver Usage), (c) the Joint Usage exceeds the lesser of (i) the sum of the Joint Borrowing Base plus the Joint FILO Borrowing Base and (ii) the Maximum Facility Amount, (d) the Joint Revolver Usage exceeds the lesser of the Joint Borrowing Base and the Maximum Revolver Amount, (e)  the Joint FILO Usage exceeds the lesser of the Joint FILO Borrowing Base and Maximum FILO Amount (and such excess it not then able to be reallocated as Joint Revolver Usage), (f) the German Revolver Usage exceeds the lesser of the German Borrowing Base and the German Sublimit, (g) the German FILO Usage exceeds the lesser of the German FILO Borrowing Base and the German Sublimit (and such excess it not then able to be reallocated as German Revolver Usage), (h) the Swiss Revolver Usage exceeds the lesser of the Swiss Borrowing Base and the Swiss Sublimit, and/or (i) the Swiss FILO Usage exceeds the lesser of the Swiss FILO Borrowing Base and the Swiss Sublimit (and such excess it not then able to be reallocated as Swiss Revolver Usage).

"Parallel Debt" has the meaning specified therefor in Section 13(b) of the Affiliate Guaranty.

"Parent" means Weatherford International plc, an Irish public limited company; provided that, if a Redomestication occurs subsequent to the Closing Date and Parent is not the Surviving Person resulting from such Redomestication, the term “Parent” shall refer to the Surviving Person resulting from such Redomestication.

"Participant" has the meaning specified therefor in Section 13.1(e) of this Agreement.

"Participant Certificate" means a certificate executed by a Participant substantially in the form of Exhibit P-2 to this Agreement.

"Participant Register" has the meaning set forth in Section 13.1(i) of this Agreement.

"Patent Security Agreement" has the meaning specified therefor in the Domestic Security Agreement.

"Patriot Act" has the meaning specified therefor in Section 4.13 of this Agreement.

"Payment Conditions" means, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that:

(a)               no Default or Event of Default then exists or would arise as a result of the consummation of such Specified Transaction,

(b)               either

(i)       Excess Availability (exclusive of any availability created pursuant to clause (g) of the definition of Joint Borrowing Base), (x) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (y) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than the greater of (A)  25% of the Line Cap and (B) $84,375,000, or

(ii)       both (A) the Fixed Charge Coverage Ratio of the Loan Parties and their Subsidiaries is equal to or greater than 1.00:1.00 for the 4 fiscal quarter period most recently ended for which financial statements are required to have been delivered to Agent pursuant to Schedule 5.1 to this Agreement (calculated on a pro forma basis as if such proposed payment was made on the last day of such 4 fiscal quarter period and, except with respect to the consideration paid for a Permitted Acquisition or other payment made for an Investment, constitutes a Fixed Charge (it being understood that such proposed payment, except with respect to the consideration paid for a Permitted Acquisition or other payment made for an Investment, shall also be a Fixed Charge made on the last day of such 4 fiscal quarter period for purposes of calculating the Fixed Charge Coverage Ratio under this clause (ii) for any subsequent proposed payment to fund a Specific Transaction)), and (B) Excess Availability (exclusive of any availability created pursuant to clause (g) of the definition of Joint Borrowing Base), (x) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (y) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than the greater of (A)  20% of the Line Cap and (B) $67,500,000, and

(c)               Administrative Borrower has delivered a certificate to Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

"Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the IRC sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

"Perfection Certificate" means a certificate in the form of Exhibit P-1 to this Agreement.

"Permitted Acquisition" means any Acquisition (other than a Hostile Acquisition) by Parent or a Restricted Subsidiary if (a) at the time of and immediately after giving effect thereto, (i) Parent and its Restricted Subsidiaries are in compliance with Section 6.3 and (ii) the Payment Conditions are satisfied, (b) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.11 shall have been taken or will be taken within the time periods set forth therein, (c) if such Acquisition involves a merger, consolidation or amalgamation of Parent or a Restricted Subsidiary with any other Person, such Acquisition is permitted under Section 6.2 and Section 6.9, and (d) in the case of any Acquisition made by Restricted Subsidiaries that are not Wholly-Owned Subsidiaries and Restricted Subsidiaries that are not Loan Parties, the aggregate consideration paid in respect of such Acquisition, when taken together with the aggregate consideration paid in respect of all other Acquisitions consummated by such Persons since the Closing Date, does not exceed at any date of determination, an amount equal to the sum of (i) $200,000,000 plus (ii) the amount of net cash proceeds from issuances of Equity Interests (other than Disqualified Equity Interests) by Parent to the extent such issuance is substantially contemporaneous with the closing of such Acquisition and such net cash proceeds are used to pay consideration in respect of such Acquisition.

"Permitted Customer Notes Disposition" means the Disposition (including the sale of a participation) by any Restricted Subsidiary that is organized in a jurisdiction other than a Specified Jurisdiction to a third party of (or in) any Receivables that were originated by such Restricted Subsidiary in the ordinary course of business and have been converted, exchanged or novated into one or more promissory notes or similar instruments.

"Permitted Discretion" means a determination made in the exercise of good faith and reasonable credit judgment (from the perspective of a secured asset-based lender).

"Permitted Encumbrances" means, without duplication:

(a)               Liens for Taxes or unpaid utilities (i) not yet delinquent or which can thereafter be paid without penalty, (ii) which are being contested in good faith by appropriate proceedings (provided that, with respect to Taxes referenced in this clause (ii), adequate reserves with respect thereto are maintained on the books of Parent or its Subsidiaries, to the extent required by GAAP), or (iii) imposed by any foreign Governmental Authority and attaching solely to assets with a fair market value not in excess of $50,000,000 in the aggregate at any one time, so long as, in the case of this clause (iii), such Liens do not have priority over Agent's Liens on the Revolver Facility Priority Collateral unless Agent has taken a reserve (or has elected to not take a reserve at a time that Borrowers have sufficient Excess Availability therefor) for the amount of the Tax or unpaid utility;

(b)               carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required by GAAP;

(c)               pledges or deposits made in compliance with, or deemed trusts arising in connection with, workers' compensation, unemployment insurance, old age benefits, pension, employment or other social security laws or regulations;

(d)               easements, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any land or interests therein and statutory exceptions to title) and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries;

(e)               judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings, promptly instituted and diligently conducted, and for which adequate reserves have been made to the extent required by GAAP;

(f)                Liens on the assets (and related insurance proceeds) of any entity or asset (and related insurance proceeds) existing at the time such asset or entity is acquired by Parent or any of its Restricted Subsidiaries, whether by merger, amalgamation, consolidation, purchase of assets or otherwise; provided that (i) such Liens are not created, incurred or assumed by such entity in contemplation of such entity's being acquired by Parent or any of its Restricted Subsidiaries, (ii) such Liens do not extend to any other assets of Parent or any of its Restricted Subsidiaries and (iii) the Indebtedness secured by such Liens is permitted pursuant to this Agreement;

(g)               Liens on fixed or capital assets acquired, constructed or improved by Parent or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 6.1(m), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not at any time encumber any property (other than proceeds from associated insurances and proceeds of, improvements, accessions and upgrades to, and related contracts, intangibles and other assets incidental to or arising from, the property so acquired, constructed or improved) other than the property financed by such Indebtedness;

(h)               (i) Liens incurred to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business; provided that no Liens incurred under this sub-clause (i) shall secure obligations for the payment of borrowed money and (ii) Liens solely on cash and Cash Equivalents not to exceed $50,000,000 at any one time securing letters of credit, letter of credit facilities, bank guaranties, bank guarantee facilities or similar instruments or facilities supporting the obligations described in the preceding sub-clause (i);

(i)                 leases or subleases granted to others not interfering in any material respect with the business of Parent or any of its Restricted Subsidiaries;

(j)                 Liens to secure obligations arising from statutory or regulatory requirements;

(k)               any interest or title of a lessor in property (and proceeds (including proceeds from insurance) of, and improvements, accessions and upgrades to, such property) subject to any Capitalized Lease Obligation or operating lease which obligation or lease, in each case, is permitted under this Agreement;

(l)                 Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of Parent or any of its Restricted Subsidiaries on deposit with or in possession of such bank subject to, in the case of bank accounts pledged under a Security Agreement governed by Dutch law, a Bank Consent Letter (as defined therein), and any netting or set-off arrangement entered into by any Loan Party in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances and any Lien arising under the general terms and conditions of banks or Sparkassen (Allgemeine Geschäftsbedingungen der Banken oder Sparkassen) with whom any Loan Party maintains a banking relationship in the ordinary course of business;

(m)             rights under retention of title arrangements in favor of suppliers incurred in the ordinary course of business;

(n)               Liens solely on any cash earnest money deposits or escrow arrangements made by Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement relating to any acquisition of property permitted hereunder;

(o)               extensions, renewals and replacements of any Lien permitted by any of the preceding clauses, so long as (i) the principal amount of any debt secured thereby is not increased (other than to the extent of any amounts incurred to pay costs of any such extension, renewal or replacement) and (ii) such Lien does not extend to any additional assets (other than improvements and accessions to, and replacements of, the assets originally subject to such Lien); and

(p)               any Lien created or subsisting to secure any obligations incurred in order to comply with the requirements of section 8a of the German Part-Time Retirement Act (Altersteilzeitgesetz) and/or section 7e of the Fourth Book of the German Social Security Code (Sozialgesetzbuch IV).

"Permitted Existing Indebtedness" means the Indebtedness of Parent and its Restricted Subsidiaries existing as of the Closing Date and identified on Schedule 6.1 to this Agreement.

"Permitted Factoring Customers" means the Persons identified to Agent in writing on or prior to the Closing Date, as such Persons may be updated from time to time by Parent with the approval of Agent.

"Permitted Factoring Transaction Documents" means each of the documents and agreements entered into in connection with any Permitted Factoring Transaction.

"Permitted Factoring Transactions" means receivables purchase facilities and factoring transactions entered into by Parent and or any Restricted Subsidiary with respect to Receivables originated by Parent or such Restricted Subsidiary in the ordinary course of business and owing by one or more Permitted Factoring Customers, which receivables purchase facilities and factoring transaction give rise to Attributable Receivables Amounts that are non-recourse to Parent and its Restricted Subsidiaries other than limited recourse customary for receivables purchase facilities and factoring transactions of the same kind; provided that (i) the aggregate face amount of all receivables sold or transferred pursuant to Permitted Factoring Transactions shall not exceed $100,000,000 during any Fiscal Quarter (or $25,000,000 during any Fiscal Quarter in the case of such sales or transfers by Borrowing Base Loan Parties), (ii) such Receivables are segregated in Deposit Accounts that are separate and distinct from collection accounts receiving the proceeds of Accounts constituting Revolving Loan Priority Collateral, and Borrower and its Restricted Subsidiaries shall not otherwise comingle proceeds of Accounts received in connection with a Permitted Factoring Transaction with any Revolving Loan Priority Collateral, (iii) at the time of each sale, the Payment Conditions are satisfied, and (iv) in the case of any sale or transfer of Receivables in excess of a net book value of $20,000,000 (taken together with any other sale or other transfer of assets of the type included in the Borrowing Base in connection with Permitted Factoring Transactions, movement of assets of the type described in Section 5.14, Indebtedness of the type described in Section 6.1(f), Disposition of the types described in the last paragraph of Section 6.5, Investment of the type described in Section 6.6(n) and Restricted Payment of the type described in Section 6.8(k), in each case made during such month or, if applicable, since the date of the most recently delivered Borrowing Base Certificate during such month) made by a Borrowing Base Loan Party of assets of the type included in a Borrowing Base, the Administrative Borrower shall deliver an updated Borrowing Base Certificate to Agent within three Business Days after the consummation of such sale or transfer reflecting the removal of such assets from the Borrowing Base (or other applicable adjustment, if any), and such sale or transfer shall be permitted only to the extent no Overadvance results therefrom.

"Permitted Holders" means Capital Research and Management Company and its affiliates, on behalf of certain managed funds and accounts, and Franklin Advisers, Inc., as investment manager on behalf of certain funds and accounts.

"Permitted Intercompany Specified Transactions" means capital contributions, other Investments, asset Dispositions or Restricted Payments made by Parent or a Restricted Subsidiary to or in a Restricted Subsidiary that is not a Loan Party or a Loan Party that is not Wholly-Owned (i) made in the ordinary course of business in order to comply with foreign requirements of law and accounting standards and practices with respect to minimum levels of retained earnings or other similar legal requirements, (ii) made in the ordinary course of business and in accordance with historical practices thereof prior to the commencement of the Chapter 11 Cases in connection with submitting RFPs, RFQs or other similar customer bids, (iii) made in the ordinary course of business and in accordance with historical practices thereof prior to the commencement of the Chapter 11 Cases in connection with tax optimization strategies, and (iv) made in the ordinary course of business and in accordance with historical practices thereof prior to the commencement of the Chapter 11 Cases in connection with funding operating losses of the recipient thereof.

"Permitted Intercompany Treasury Management Transactions" means customary intercompany trade transactions, customary intercompany operational asset transfers and customary intercompany cash management transfers, in each case made in the ordinary course of business of Parent and its Restricted Subsidiaries and in accordance with historical practices thereof prior to the commencement of the Chapter 11 Cases.

"Permitted Investments" means Investments permitted by Section 6.6 of this Agreement.

"Permitted Liens" means Liens permitted by Section 6.4 of this Agreement.

"Permitted Protest" means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), Taxes (other than payroll Taxes or Taxes that are the subject of a United States federal tax lien), or rental payment; provided, that (a) a reserve with respect to such obligation is established on such Loan Party's or its Subsidiaries' books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or (unless Agent has taken a reserve (or has elected to not take a reserve at a time that Borrowers have sufficient Excess Availability therefor) for the amount of the Tax or rental payment) priority of any of Agent's Liens on the Resolver Facility Priority Collateral.

"Permitted Refinancing Indebtedness" means Indebtedness (for purposes of this definition, "New Indebtedness") incurred in exchange for, or the proceeds of which are used to extend, refinance, replace, defease, discharge, refund or otherwise retire for value any other Indebtedness (for purposes of this definition, the "Refinanced Indebtedness"), provided that (a) the aggregate principal amount (or accreted value, in the case of Indebtedness issued with original issue discount) of the New Indebtedness (including undrawn or available committed amounts) does not exceed the sum of (i) the aggregate principal amount (or accreted value, in the case of Indebtedness issued with original issue discount) then outstanding of the Refinanced Indebtedness (including undrawn or available committed amounts) plus (ii) an amount necessary to pay all accrued (including, for purposes of defeasance, future accrued) and unpaid interest on the Refinanced Indebtedness and any fees, premiums and expenses related to such exchange or refinancing, (b) the New Indebtedness has a stated maturity that is no earlier than the stated maturity date of the Refinanced Indebtedness (c) the New Indebtedness has a Weighted Average Life to Maturity that is no shorter than the Weighted Average Life to Maturity of the Refinanced Indebtedness, (d) the New Indebtedness is not incurred or Guaranteed by any Person that was not an obligor on the Refinanced Indebtedness unless such Person would have been permitted to be the issuer or guarantor, as applicable, under a new issuance of such Indebtedness hereunder; provided that in the event that the Refinanced Indebtedness is of the type described in Section 6.1(b), the New Indebtedness may be Guaranteed by any Loan Party; and (e) if the Refinanced Indebtedness is subordinated in right of payment or lien priority to the Obligations, the New Indebtedness is subordinated in right of payment or lien priority, as applicable, to the Obligations to at least the same extent as the Refinanced Indebtedness.

"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

"Plan Effective Date" means the "Effective Date" as defined in the Plan of Reorganization.

"Plan of Reorganization" means the Second Amended Joint Prepackaged Plan of Reorganization for Weatherford International plc and its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code (as amended, supplemented or otherwise modified from time to time), as was approved by the Bankruptcy Court in accordance with section 1129 of the Bankruptcy Code.

"Platform" has the meaning specified therefor in Section 17.9(c) of this Agreement.

"Pledged Subsidiary" means a direct Subsidiary of a Loan Party that is organized in a Specified Jurisdiction and is not itself a Loan Party.

"PPSA" means the Personal Property Security Act (Alberta) or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

"Principal Financial Officer" means, with respect to any Loan Party, the chief financial officer, the treasurer, the assistant treasurer or the principal accounting officer of such Loan Party.

"Projections" means Parent's forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent's historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

"Pro Rata Share" means, as of any date of determination:

(a)               with respect to a Lender's obligation to make all or a portion of the Revolving Loans, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b)               with respect to a Lender's obligation to participate in Revolving Letters of Credit, with respect to such Lender's obligation to reimburse Issuing Bank, and with respect to such Lender's right to receive payments of Letter of Credit Fees with respect to Revolving Letters of Credit, and with respect to all other computations and other matters related to Revolving Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Revolving Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Revolving Letter of Credit Exposure of such Lender, by (B) the Revolving Letter of Credit Exposure of all Lenders,

(c)               with respect to a Lender's obligation to make all or a portion of the FILO Loans, with respect to such Lender's right to receive payments of interest, fees, and principal with respect to the FILO Loans, and with respect to all other computations and other matters related to the FILO Commitments or the FILO Loans, the percentage obtained by dividing (i) the FILO Loan Exposure of such Lender, by (ii) the aggregate FILO Loan Exposure of all Lenders,

(d)               with respect to a Lender's obligation to participate in FILO Letters of Credit, with respect to such Lender's obligation to reimburse Issuing Bank, and with respect to such Lender's right to receive payments of Letter of Credit Fees with respect to FILO Letters of Credit, and with respect to all other computations and other matters related to FILO Letters of Credit, the percentage obtained by dividing (i) the FILO Loan Exposure of such Lender, by (ii) the aggregate FILO Loan Exposure of all Lenders; provided, that if all of the FILO Loans have been repaid in full and all FILO Commitments have been terminated, but FILO Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the FILO Letter of Credit Exposure of such Lender, by (B) the FILO Letter of Credit Exposure of all Lenders,

(e)               with respect to all other matters and for all other matters as to a particular Revolving Lender (including the indemnification obligations arising under Section 15.7 of this Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Revolving Loans have been repaid in full and all Revolving Commitments have been terminated, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Revolving Letter of Credit Exposure of such Lender, by (B) the Revolving Letter of Credit Exposure of all Lenders, and

(f)                with respect to all other matters and for all other matters as to a particular FILO Lender (including the indemnification obligations arising under Section 15.7 of this Agreement), the percentage obtained by dividing (i) the FILO Loan Exposure of such Lender, by (ii) the aggregate FILO Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the FILO Loans have been repaid in full and all FILO Commitments have been terminated, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the FILO Letter of Credit Exposure of such Lender, by (B) the FILO Letter of Credit Exposure of all Lenders.

"Protective Advances" means Joint Protective Advances and/or German Protective Advances and/or Swiss Protective Advances, as the context requires.

"Public Lender" has the meaning specified therefor in Section 17.9(c) of this Agreement.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

"QFC Credit Support" has the meaning specified therefor in Section 17.15 of this Agreement.

"Qualified Cash" means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Loan Parties and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and is maintained by a branch office of the bank or securities intermediary located within the United States, England, Canada, Norway, United Arab Emirates or Germany.

"Qualified Equity Interests" means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

"Real Property" means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

"Real Property Collateral" means (a) the Real Property identified on Schedule R-1 to this Agreement, and (b) any Material Real Property hereafter acquired by any Loan Party.

"Receivable Reserves" means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain (including Landlord Reserves for books and records locations and reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Facility Amount.

"Receivables" means any right to payment of Parent or any Restricted Subsidiary created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

"Receivables Related Security" means all contracts, contract rights, guarantees and other obligations related to Receivables, all proceeds and collections of Receivables and all other assets and security of a type that are customarily sold or transferred in connection with receivables purchase facilities and factoring transactions of a type that could constitute Permitted Factoring Transactions.

"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Redemption" means, with respect to any Indebtedness, the redemption, purchase, defeasance, prepayment or other acquisition or retirement for value of such Indebtedness. The term "Redeem" has a meaning correlative thereto.

"Redomestication" means:

(a)       any amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action of the Weatherford Parent Company with or into any other person (as such term is used in Section 13(d) of the Exchange Act), or of any other person (as such term is used in Section 13(d) of the Exchange Act) with or into the Weatherford Parent Company, or the sale, distribution or other disposition (other than by lease) of all or substantially all of the properties or assets of the Weatherford Parent Company and its Subsidiaries taken as a whole to any other person (as such term is used in Section 13(d) of the Exchange Act);

(b)       any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization consolidation or similar action of the Weatherford Parent Company, pursuant to the law of the jurisdiction of its organization and of any other jurisdiction; or

(c)       the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of 100% of the voting shares of the Weatherford Parent Company (the "New Weatherford Parent");

if, as a result thereof:

(x)       in the case of any action specified in clause (a), the entity that is the surviving, resulting or continuing Person in such amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization, consolidation or similar action, or the transferee in such sale, distribution or other disposition;

(y)       in the case of any action specified in clause (b), the entity that constituted the Weatherford Parent Company immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization); or

(z)       in the case of any action specified in clause (c), the New Weatherford Parent,

(in any such case the "Surviving Person") is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) (1) under the laws of the State of Delaware or another State of the United States, Canada, Ireland, England, Wales, Scotland, Northern Ireland or The Kingdom of the Netherlands, or (2) with the consent of all of the Lenders (such consent not to be unreasonably withheld (but only to the extent that (x) each Lender can legally do business with, and commit to extend credit to, and receive Guarantees (and payments in respect thereof) from, an entity organized in such member country and (y) doing business with and receiving Guarantees (and payments in respect thereof) from such entity would not result in any material adverse tax, regulatory or legal consequences to any Lender)), under the laws of any other jurisdiction; provided that (I) each class of Equity Interests of the Surviving Person issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as was the Equity Interests of the entity constituting the Weatherford Parent Company immediately prior thereto (provided that in no event shall a Change of Control result from any of the actions specified in clauses (a) through (c) above) and (II) the Surviving Person shall have delivered to Agent:

(i)       a certificate to the effect that, both before and after giving effect to such transaction, no Default or Event of Default exists;

(ii)       an opinion, reasonably satisfactory in form, scope and substance to Agent, of counsel reasonably satisfactory to Agent, addressing such matters in connection with the Redomestication as Agent or any Lender may reasonably request;

(iii)       if applicable, the documents required by Section 6.2(b); and

(iv)       if the Surviving Person is the New Weatherford Parent, (A) an instrument whereby such Person unconditionally guarantees the Obligations for the benefit of the Lender Group and (B) an instrument whereby such Person becomes a party to this Agreement and assumes all rights and obligations hereunder of the entity constituting the Weatherford Parent Company immediately prior to the transactions described above, in each case in form and substance reasonably satisfactory to Agent.

"Register" has the meaning set forth in Section 13.1(h) of this Agreement.

"Registered Loan" has the meaning set forth in Section 13.1(h) of this Agreement.

"Related Fund" means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

"Relevant Governmental Body" means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

"Remedial Action" means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

"Rental Tool Reserves" means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain (including Landlord Reserves) with respect to the Eligible Rental Tools or the Maximum Facility Amount.

"Rental Tools" means unfinanced drilling, fracking, well maintenance and other similar rental tools, including, without limitation, artificial lift equipment, cementation production, drilling services, drilling tools, intervention services, line hanger, pressure drilling, open and case hole, pressure pumping, production automation, sand control, testing, tubular running services, well services, and wireline, in each case constituting Inventory or Equipment of a Domestic Borrowing Base Loan Party or a Canadian Borrowing Base Loan Party, that is held in the ordinary course of business for rental to another Person that is not an Affiliate of any Loan Party.

"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of this Agreement.

"Report" has the meaning specified therefor in Section 15.16 of this Agreement.

"Required Availability" means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $350,000,000.

"Required Lenders" means, at any time, Lenders having or holding more than 50% of the sum of (a) the aggregate Revolving Loan Exposure of all Lenders, plus (b) the aggregate FILO Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure and the FILO Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), "Required Lenders" must include at least two Lenders (who are not Affiliates of one another).

"Rescission" has the meaning specified therefor in Section 5.19(c) of this Agreement.

"Reserves" means, as of any date of determination, Inventory Reserves, Rental Tool Reserves, Receivables Reserves, Bank Product Reserves, Specified Colombia Bank Account Reserves, Foreign Cash Dominion Reserves and those other reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain (including reserves with respect to (a) sums that any Loan Party or its Restricted Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (b) amounts owing by any Loan Party or its Restricted Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers (including retention of title claims), or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (c) amounts that could become due to any unsecured creditors in any Insolvency Proceeding of a BVI Loan Party or a UK Loan Party which would have priority over Agent's floating charge on the Collateral (but in any event not to exceed any statutory maximum prescribed from time to time), and (d) amounts that would become due to any trustee, insolvency administrator or other Person that could have priority over Agent's Liens on the Collateral) with respect to any Applicable Borrowing Base or the Maximum Facility Amount.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"Restricted Obligations" has the meaning specified therefor in Section 17.18(a) of this Agreement.

"Restricted Payment" means (a) any dividend or other distribution (whether in cash, securities or other property) on account of any Equity Interests of Parent or any Restricted Subsidiary, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of Parent or any Restricted Subsidiary, (c) any voluntary Redemption of any Indebtedness prior to the stated maturity thereof or (d) any payment in violation of any subordination terms of any Indebtedness.

"Restricted Subsidiary" means any Subsidiary of Parent that is not an Unrestricted Subsidiary. For the avoidance of doubt, each Borrower and each Guarantor (other than Parent) shall be a Restricted Subsidiary.

"Restrictive Agreement" means any agreement or other arrangement that prohibits, limits, restricts or imposes any condition upon the ability of any Loan Party to create, incur or permit to exist any Lien upon any of its property or assets (a) in favor of Agent and the Lenders to secure any of the Obligations, or (b) in favor of the L/C Facility Agent and the L/C Secured Parties to secure any of the L/C Facility Obligations.

"Revolver Availability Amount" means, as of any date of determination, an amount equal to (a) the lesser of (i) the Maximum Revolver Amount and (ii) the Aggregate Borrowing Base, minus (b) the then outstanding Revolver Usage.

"Revolver Commitment" means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof.

"Revolver Facility Priority Collateral" means "ABL Priority Collateral" as such term is defined in the Intercreditor Agreement.

"Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Revolving Letter of Credit Usage.

"Revolving Lender" means a Lender that has Revolving Loan Exposure or Revolving Letter of Credit Exposure.

"Revolving Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's participation in Revolving Letter of Credit Usage pursuant to Section 2.11(e) on such date.

"Revolving Letter of Credit Usage" means, at any time, all Letter of Credit Usage that is not FILO Letter of Credit Usage.

"Revolving Loan Base Rate Margin" has the meaning set forth in the definition of Applicable Margin.

"Revolving Loan Exposure" means, with respect to any Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender's Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

"Revolving Loan LIBOR Rate Margin" has the meaning set forth in the definition of Applicable Margin.

"Revolving Loans" means Joint Revolving Loans and/or German Revolving Loans and/or Swiss Revolving Loans (in each case including related Extraordinary Advances), as the context requires.

"Sanctioned Entity" means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

"Sanctioned Person" means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC's consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

"Sanctions" means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty's Treasury of the United Kingdom, (e) any Governmental Authority of Canada under the Special Economics Measures Act (Canada) or other applicable Canadian legislation or (f) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

"S&P" has the meaning specified therefor in the definition of Domestic Cash Equivalents.

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Securities Account" means a securities account (as that term is defined in the Code).

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Security Agreements" means, collectively, (a) the Domestic Security Agreement, (b) the Canadian Security Agreement, (c) the agreements and other instruments described on Schedule S-1 hereto and (d) any other security agreement, pledge agreement, debenture, charge or other similar agreement in form and substance reasonably satisfactory to Agent in favor of Agent for the benefit of itself and the other members of the Lender Group, in any such case, pursuant to which any Loan Party grants Liens on the property of such Loan Party to secure the Obligations.

"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

"SOFR" means, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York's Website.

"Solvent" means, in reference to any Person as of any date, (i) the fair value of the assets of such Person, at a fair valuation, will, as of such date, exceed its debts and liabilities (subordinated, contingent or otherwise); (ii) the present fair saleable value of the property of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of its debts and other liabilities (subordinated, contingent or otherwise), as such debts and other liabilities become absolute and matured; (iii) such Person will, as of such date, be able to pay its debts and liabilities (subordinated, contingent or otherwise), as such debts and liabilities become absolute and matured; and (iv) such Person will not, as of such date, have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Closing Date.

"Specified Colombia Bank Account Reserve" means, as of any date of determination, and solely to the extent that Eligible Accounts, set forth in the most recent Borrowing Base Certificate delivered pursuant to Section 5.2 of this Agreement, includes (i) Accounts with respect to which the Account Debtor maintains its chief executive office in, or is organized under the laws of, Colombia, or (ii) Accounts with respect to which payment therefor is remitted to Deposit Accounts located in Colombia, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(e), to establish and maintain, in respect of any portion of the collections of such Accounts that are deposited into a Deposit Account located in Colombia or into a Deposit Account not otherwise subject to a Deposit Account Control Agreement.

"Specified Eligible Deposit Account" means, with respect to any Loan Party, such Loan Party's Deposit Accounts located in an Eligible Jurisdiction; provided that, if any such Deposit Account of a Loan Party located in an Eligible Jurisdiction becomes subject to a Deposit Account Control Agreement, such Deposit Account shall cease to be a Specified Eligible Deposit Account.

"Specified Disposition" means a Disposition of property described in Schedule 6.5(d) to this Agreement.

"Specified Event of Default" means any Event of Default described in any of Sections 8.1, 8.2 (but only with respect to clauses (a) through (d) of Schedule 5.1 and clauses (a) through (l) of Schedule 5.2 to this Agreement, Section 7 of this Agreement, 5.18, 5.19, 8.4, 8.5 or 8.7 (but only with respect to representations in Sections 4.22, 4.23, 4.24 and 4.25 or in any Borrowing Base Certificate).

"Specified Ineligible Deposit Account" means, with respect to any Loan Party, such Loan Party's Deposit Accounts located in an Ineligible Jurisdiction.

"Specified Jurisdiction" means the United States of America (or any state thereof), Canada (or any province or territory thereof), the United Kingdom, Ireland, Germany, Switzerland, Luxembourg, Bermuda, the British Virgin Islands, the Netherlands, Argentina, Australia, Norway, Hungary, Panama and certain other jurisdictions to be identified from time to time by Agent in accordance with Section 5.11. In no event shall any Excluded Jurisdiction be or become a Specified Jurisdiction.

"Specified Senior Indebtedness" means Funded Indebtedness (which, for purposes of Section 6.1(j) only, shall also include Indebtedness of the type described in clause (c) of the definition of Indebtedness) of any Loan Parties.

"Specified State" means each jurisdiction of organization of the Loan Parties, other than any Excluded Jurisdiction.

"Specified Transaction" means any Investment, optional prepayment of Indebtedness, Permitted Acquisition or Restricted Payment (or declaration of any prepayment or Restricted Payment), or any other action permitted to be taken by a Loan Party that is expressly subject to the satisfaction of the Payment Conditions pursuant to the terms of this Agreement.

"Spot Rate" means, for any Alternative Currency, the rate determined by Agent or an Issuing Bank as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such Alternative Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date 2 Business Days prior to the date as of which the foreign exchange computation is made; provided that Agent or an Issuing Bank may obtain such spot rate from another financial institution designated by Agent or such Issuing Bank or third party published rate if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

"Standard Letter of Credit Practice" means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

"Sterling" or "£" means the lawful currency of the United Kingdom and, in respect of all payments to be made under this Agreement in Sterling, means immediately available, freely transferrable funds in such currency.

"Subject Holder" has the meaning specified therefor in Section 2.4(e)(v) of this Agreement.

"Subordinated" means with respect to any Indebtedness or Guarantee of Indebtedness, that such Indebtedness or Guarantee is contractually subordinated to the Obligations on terms acceptable to Agent after taking into consideration such factors as Agent may deem relevant to such determination.

"Subordinated Indebtedness" means any Indebtedness that is Subordinated.

"Subsidiary" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

"Supermajority FILO Lenders" means, at any time, FILO Lenders having or holding more than 66 2/3% of the aggregate FILO Loan Exposure of all FILO Lenders; provided, that (i) the FILO Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority FILO Lenders, and (ii) at any time there are two or more FILO Lenders (who are not Affiliates of one another), "Supermajority FILO Lenders" must include at least two FILO Lenders (who are not Affiliates of one another or Defaulting Lenders).

"Supermajority Revolving Lenders" means, at any time, Revolving Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure of all Revolving Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Revolving Lenders, and (ii) at any time there are two or more Revolving Lenders (who are not Affiliates of one another), "Supermajority Revolving Lenders" must include at least two Revolving Lenders (who are not Affiliates of one another or Defaulting Lenders).

"Supported QFC" has the meaning specified therefor in Section 17.15 of this Agreement.

"Surviving Person" has the meaning specified therefor in the definition of Redomestication.

"Swap Obligation" means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act.

"Swing Lender" means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender's sole discretion, to become the Swing Lender under Section 2.3(b) of this Agreement.

"Swing Loan" means a Joint Swing Loan and/or a German Swing Loan and/or a Swiss Swing Loan, as the context requires.

"Swing Loan Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Swing Loans on such date.

"Swiss Availability Amount" means, as of any date of determination, an amount equal to (a) the lesser of (i) the Swiss Sublimit and (ii) the Swiss Borrowing Base at such time, minus (b) the then outstanding Swiss Usage; provided that the Swiss Availability Amount shall be further reduced by Joint Usage and/or German Usage, as applicable, to the extent reasonably necessary to preserve the limitations set forth in Section 2.1 of this Agreement.

"Swiss Borrower" means, following satisfaction of the conditions set forth in Schedule 3.1(b) to this Agreement in accordance with Section 3.1, Weatherford Products GmbH, a Swiss limited liability company.

"Swiss Borrowing Base" means, as of any date of determination, the result of:

(a)               90% of the Eligible Investment Grade Accounts of the Swiss Borrower, less the amount, if any, of the Dilution Reserve applicable to such Accounts, plus

(b)               85% of the Eligible Accounts (excluding any Eligible Account included in the Swiss Borrowing Base pursuant to clause (a) above) of the Swiss Borrower, less the amount, if any, of the Dilution Reserve applicable to such Accounts, plus

(c)               the lesser of

(i)                 80% of the amount of the Eligible Unbilled Accounts of the Swiss Borrower less the amount, if any, of the Dilution Reserve applicable to such Accounts, and

(ii)              the amount equal to 10% of the Swiss Borrowing Base (calculated without giving effect to this clause (c)(ii) or clause (d)(ii) below), plus

(d)               the lesser of

(i)                 the lesser of (A) the product of 70% multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Swiss Borrower's historical accounting practices) of Eligible Finished Goods Inventory and Eligible Work-in-Process Inventory at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent Acceptable Appraisal of Inventory, multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Swiss Borrower's historical accounting practices) of Eligible Finished Goods Inventory and Eligible Work-in-Process Inventory (such determination may be made as to different categories of Eligible Finished Goods Inventory and Eligible Work-in-Process Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, and,

(ii)              the amount equal to 25% of the Swiss Borrowing Base (calculated without giving effect to this clause (d)(ii) or clause (c)(ii) above), minus

(e)               the aggregate amount of the Reserves, if any, established by Agent from time to time under Section 2.1(e) of this Agreement.

"Swiss Commitment" means the Swiss Revolver Commitment or the Swiss FILO Commitment, as the context requires.

"Swiss Designated Account" means the Deposit Account of the Swiss Borrower identified on Schedule D-1 to this Agreement (or such other Deposit Account of the Swiss Borrower located at Designated Account Bank that has been designated as such, in writing, by the Swiss Borrower to Agent).

"Swiss Federal Tax Administration" means the tax authorities referred to in article 34 of the Swiss Withholding Tax Act (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21).

"Swiss FILO Borrowing Base" means an amount equal to the FILO Specified Percentage multiplied by the sum of the value of each of the asset categories in clauses (a), (b), (c) and (d) of the definition of Swiss Borrowing Base.

"Swiss FILO Commitment" means, with respect to each Lender, its FILO Commitment, and, with respect to all Lenders, their FILO Commitments, in each case as such Dollar Amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the FILO Commitments made in accordance with Section 2.4(c) hereof.

"Swiss FILO Lender" means a Lender that has a Swiss FILO Commitment, an outstanding Swiss FILO Loan or participations in respect of Swiss Letter of Credit Usage predicated on the FILO Subline Amount.

"Swiss FILO Loans" has the meaning specified therefor in Section 2.2(c) of this Agreement.

"Swiss FILO Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Swiss FILO Loans, plus (b) the amount of the Swiss Letter of Credit Usage predicated on the FILO Subline Amount.

"Swiss Guarantor" means any Guarantor incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to art 9 of the Swiss Withholding Tax Act, and, solely with respect to Section 16.2 hereof, shall include Swiss Borrower as a guarantor of the Obligations of the other Loan Parties.

"Swiss Guidelines" means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt "Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)" vom 22. September 1986), circular letter No. 47 in relation to bonds of 25 July 2019 (1-047-V-2019) (Kreisschreiben Nr. 47 "Obligationen" vom 25. Juli 2019), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 "Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen" vom 24. Juli 2019), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 "Kundenguthaben" vom 26. Juli 2011); the circular letter No. 15 of 3 October 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 "Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben" vom 3. Oktober 2017) and the notification regarding credit balances in groups (Mitteilung 010-DVS-2019 of February 2019 betreffend "Verrechnungssteuer: Guthaben im Konzern") each as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

"Swiss Lender" means a Lender with a Swiss Commitment or holding outstanding Swiss Usage.

"Swiss Letter of Credit" means a letter of credit issued for the account of the Swiss Borrower pursuant to the terms of this Agreement by Issuing Bank.

"Swiss Letter of Credit Usage" means, as of any date of determination, the aggregate undrawn amount of all outstanding Swiss Letters of Credit.

"Swiss Loan Party" means the Swiss Borrower or any Swiss Guarantor.

"Swiss Loans" means Swiss FILO Loans and Swiss Revolving Loans.

"Swiss Non-Bank Rules" means together the Swiss Twenty Non-Bank Rule and the Swiss Ten Non-Bank Rule.

“Swiss Non-Qualifying Lender” means a person which does not qualify as a Swiss Qualifying Lender.

"Swiss Obligations" means the collective Obligations of the Swiss Borrower.

"Swiss Protective Advances" has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

"Swiss Qualifying Lender" means a Person that (i) is a bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time or (ii) effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

"Swiss Revolver Commitment" means, with respect to each Lender, its Revolving Commitment, and, with respect to all Lenders, the aggregate Revolver Commitments of all Swiss Lenders, in each case as such Dollar Amounts are set forth beside such Lender's name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of this Agreement, and as such amounts may be decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) hereof.

"Swiss Revolver Usage" means, as of any date of determination, the sum of (a) the amount of outstanding Swiss Revolving Loans (inclusive of Swiss Swing Loans and Swiss Protective Advances), plus (b) the amount of the Swiss Letter of Credit Usage not predicated on the FILO Subline Amount.

"Swiss Revolving Lender" means a Swiss Lender that has a Swiss Revolver Commitment, an outstanding Swiss Revolving Loan or participations in respect of Swiss Letter of Credit Usage not predicated on the FILO Subline Amount.

"Swiss Revolving Loans" has the meaning specified therefor in Section 2.1(c) of this Agreement.

"Swiss Security Documents" means the Collateral Documents governed by the laws of Switzerland.

"Swiss Sublimit" means $10,000,000.

"Swiss Swing Loan" and "Swiss Swing Loans" have the meanings specified therefor in Section 2.3(b) of this Agreement.

"Swiss Ten Non-Bank Rule" means the rule that the aggregate number of Lenders other than Swiss Qualifying Lenders of a Swiss Loan Party under this Agreement must not at any time exceed ten (10); in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

"Swiss Twenty Non-Bank Rule" means the rule that the aggregate number of creditors other than Swiss Qualifying Lenders of a Swiss Loan Party under all its outstanding debts relevant for the classification as debentures (Kassenobligation) (within the meaning of the Swiss Guidelines), including any Letters of Credit issued under this Agreement to the Swiss Borrower, must not at any time exceed twenty (20), in each case in accordance with the meaning of the Swiss Guidelines or the applicable legislation or explanatory notes addressing the same issues that are in force at such time.

"Swiss Usage" means, as of any date of determination, the sum of (a) the Swiss FILO Usage, plus (b) the Swiss Revolver Usage.

"Swiss Withholding Tax" means taxes imposed under the Swiss Withholding Tax Act.

"Swiss Withholding Tax Act" means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

"Taxes" means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any taxing authority, and all interest, penalties or similar liabilities with respect thereto.

"Tax Lender" has the meaning specified therefor in Section 14.2(b) of this Agreement.

"Term SOFR" means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

"Testing Period" means any period of four consecutive Fiscal Quarters (whether or not such quarters are all within the same Fiscal Year).

"Total Specified Asset Value" means, as of any date of determination, the book value of all assets of Parent and its Restricted Subsidiaries on a consolidated basis as of such date.

"Trademark Security Agreement" has the meaning specified therefor in the Domestic Security Agreement.

"Transactions" means the transactions contemplated by this Agreement, the other Loan Documents, the L/C Facility Credit Agreement, the other L/C Facility Loan Documents, the Unsecured Notes Indenture, and the occurrence of the Plan Effective Date in connection with the Plan of Reorganization and all related transactions.

"Trust Parties" has the meaning specified therefor in Section 15.20 of this Agreement.

"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by an Issuing Bank for use.

"UK Bail-In Legislation" means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"UK Borrowing Base Loan Parties" means Weatherford U.K. Limited, a limited company incorporated in England and Wales under registered number 00862925, together with any other Borrowing Base Loan Party formed or organized under the laws of England and Wales following the completion of a field examination and appraisal with respect to the applicable assets of such Person and the consent of Agent in its Permitted Discretion to the designation of such Person as a UK Borrowing Base Loan Party.

"Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

"Unfinanced Capital Expenditures" means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

In addition, notwithstanding the above, (a) Unfinanced Capital Expenditures for the Fiscal Quarter ended December 31, 2018, shall be deemed to be $76,000,000, (b) Unfinanced Capital Expenditures for the Fiscal Quarter ended March 31, 2019, shall be deemed to be $59,000,000, (c) Unfinanced Capital Expenditures for the Fiscal Quarter ended June 30, 2019, shall be deemed to be $55,000,000, (d) Unfinanced Capital Expenditures for the Fiscal Quarter ended September 30, 2019, shall be deemed to be $63,000,000, and (e) Unfinanced Capital Expenditures for the Fiscal Quarter ended December 31, 2019, shall be calculated in a manner consistent with the calculation methodology used in determining the amounts set forth in the preceding clauses (a) through (d).

"United States" means the United States of America.

"Unrestricted Cash" means, as of any date of determination, an amount, not to exceed $100,000,000 and exclusive of any amounts constituting cash described in clause (g) of the definition of Joint Borrowing Base, equal to the sum of all cash and Cash Equivalents of the Loan Parties that are not "restricted" for purposes of GAAP and are held in a Deposit Account subject to a Deposit Account Control Agreement or a Securities Account subject to a Control Agreement.

"Unrestricted Subsidiary" means (a) any Subsidiary (other than any Borrower or Borrowing Base Loan Party) which Parent has designated in writing to Agent to be an Unrestricted Subsidiary pursuant to Section 5.17 and (b) any direct or indirect Subsidiary of any Subsidiary described in clause (a), in each case that meets the following requirements:

(i)       such Subsidiary shall have no Indebtedness with recourse to Parent or any Restricted Subsidiary;

(ii)       such Subsidiary is not party to any agreement, contract, arrangement or understanding with Parent or any Restricted Subsidiary that violates Section 6.10;

(iii)       such Subsidiary is a Person with respect to which neither Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests of such Person or (B) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results (it being understood that any contractual arrangements between Parent or any of its Restricted Subsidiaries and such Subsidiary pursuant to which such Subsidiary sells products or provides services to Parent or such Restricted Subsidiary in the ordinary course of business are not included in this clause (B));

(iv)       such Subsidiary does not, either individually or together with other Subsidiaries that are designated as Unrestricted Subsidiaries, own or operate, directly or indirectly, all or substantially all of the assets of Parent and its Subsidiaries;

(v)       such Subsidiary does not hold any Equity Interests in, or any Indebtedness of, Parent or any Restricted Subsidiary; and

(vi)       at the time such Subsidiary is designated as an Unrestricted Subsidiary, the Payment Conditions are satisfied.

If at any time any Unrestricted Subsidiary fails to meet the preceding requirements to be an Unrestricted Subsidiary, it shall thereafter be a Restricted Subsidiary for purposes of this Agreement and any Indebtedness, Liens and Investments of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness, Liens or Investments are not permitted to be incurred as of such date hereunder an Event of Default shall exist.

"Unsecured Notes" means the 11.000% Senior Unsecured Notes due 2024 issued by WIL-Bermuda.

"Unsecured Notes Indenture" means that certain Indenture, dated as of December 13, 2019, among WIL-Bermuda, as issuer, Parent, as a guarantor, WIL-Delaware, as a guarantor, the other guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee, as supplemented or otherwise modified by all supplemental indentures thereto or any other document supplementing or modifying the terms of such Indenture.

"Unused Line Fee" has the meaning specified therefor in Section 2.10(b) of this Agreement.

"US Special Resolution Regimes" has the meaning specified therefor in Section 17.15 of this Agreement.

"U.S. Qualifying Lender" means a Person that is entitled to receive, as of the Closing Date or upon becoming a party to the Loan Documents, payments of interest without the imposition of U.S. federal withholding tax (by statute or treaty) on payments of interest treated as being from sources within the United States for U.S. federal income tax purposes.

"UETA" means the Uniform Electronic Transactions Act as in effect from time to time in any applicable jurisdiction.

"VAT" means value-added tax.

"Voidable Transfer" has the meaning specified therefor in Section 17.8 of this Agreement.

"Weatherford Parent Company" means Parent or, if a Redomestication has occurred subsequent to the Closing Date and prior to the event in question on the date of determination, the Surviving Person resulting from such Redomestication.

"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

"WF Canada" means Wells Fargo Capital Finance Corporation Canada.

"Wholly-Owned Subsidiary" of a Person means any Restricted Subsidiary of which all issued and outstanding Equity Interests (excluding directors' qualifying shares or similar jurisdictional requirements) are directly or indirectly owned by such Person. Unless the context otherwise clearly requires, references in this Agreement to a "Wholly-Owned Subsidiary" or the "Wholly-Owned Subsidiaries" refer to a Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of Parent.

"WIL-Bermuda" has the meaning specified therefor in the preamble to this Agreement.

"WIL-Delaware" has the meaning specified therefor in the preamble to this Agreement.

"Withdrawal Liability" means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"WOFS Assurance" means WOFS Assurance Limited, a Bermuda exempted company.

"Write-down and Conversion Powers" means:

(a)       in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)       in relation to any other applicable Bail-In Legislation:

(i)       any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)       any similar or analogous powers under that Bail-In Legislation; and

(c)       in relation to any UK Bail-In Legislation:

(i)       any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)       any similar or analogous powers under that UK Bail-In Legislation.

1.2.                        Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Parent" is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards Board's Accounting Standards Codification Topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term "unqualified opinion" as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2018 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2018, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

1.3.                        Code; PPSA. Any terms used in this Agreement that are defined in (a) the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern, and (b) the PPSA (but not the Code) shall be construed and defined as set forth in the PPSA unless otherwise defined herein. Notwithstanding the foregoing, and where the context so requires, (i) any term defined in this Agreement by reference to the "Code", the "UCC" or the "Uniform Commercial Code" shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the Personal Property Security Act of each applicable province of Canada, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) all references in this Agreement to "Article 8" shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act of each applicable province of Canada (the "STA")), (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, (iv) all references to the United States of America, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Canada, or to any subdivision, department, agency or instrumentality thereof, and (v) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal (where applicable) and provincial securities laws in Canada.

1.4.                        Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys' fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person's successors and assigns, including any Person that becomes a successor to Parent as a result of a Redomestication. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5.                        Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central standard time or Central daylight saving time, as in effect in Dallas, Texas on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6.                        Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7.                        Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.8.                        Exchange Rates; Currency Equivalents; Alternative Currencies.

(a)               For purposes of this Agreement and the other Loan Documents, references to the applicable outstanding amount of Letters of Credit, Revolver Usage, FILO Usage or Letter of Credit Usage shall be deemed to refer to the Dollar equivalent (as converted at the Spot Rate as determined by Agent, which calculation shall be deemed correct absent manifest error) thereof in the case of Letters of Credit issued in an Alternative Currency, unless the context requires otherwise.

(b)               For purposes of this Agreement and the other Loan Documents, the Dollar equivalent (as converted at the Spot Rate as determined by Agent, which calculation shall be deemed correct absent manifest error) of any Letters of Credit, other Obligations and other references to amounts denominated in an Alternative Currency or a currency other than Dollars shall be determined in accordance with the terms of this Agreement. Such Dollar equivalent (as converted at the Spot Rate as determined by Agent, which calculation shall be deemed correct absent manifest error) shall become effective as of the Revaluation Date for such Letters of Credit and other Obligations and shall be the Dollar equivalent (as converted at the Spot Rate as determined by Agent, which calculation shall be deemed correct absent manifest error) employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Letters of Credit and other Obligations. Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants) shall be the Dollar equivalent (as converted at the Spot Rate as determined by Agent, which calculation shall be deemed correct absent manifest error) thereof. Without limiting the foregoing, for purposes of determining compliance with any incurrence or expenditure tests set forth in the Loan Documents (including Sections 5, 6 and 7 of this Agreement), any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as determined in accordance with the terms of this Agreement) as in effect on the date of such incurrence or expenditure (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as determined in accordance with this Agreement) as in effect on the date of the most recent incurrence or expenditures made).

(c)               Wherever in this Agreement and the other Loan Documents in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Dollar equivalent (as converted at the Spot Rate as determined by Agent, which calculation shall be deemed correct absent manifest error) of such Alternative Currency amount (rounded to the nearest 0.5 of a unit being rounded upward) in each case as reasonably determined by Agent.

(d)               If at any time following one or more fluctuations in the exchange rate of the Alternative Currency against the Dollar, (i) the aggregate outstanding principal balance of the German Usage or the Swiss Usage to the German Borrower or the Swiss Borrower, as applicable, exceeds the limit of the German Subline Amount, the German Borrowing Base, the Swiss Subline Amount or the Swiss Borrowing Base, as applicable, a maximum limit for such Borrower or any other limitations hereunder based on Dollars or (ii) the aggregate outstanding principal balance of the German Usage or the Swiss Usage to the German Borrower or the Swiss Borrower, as applicable, exceeds any other limit based on Dollars set forth herein for such Obligations, the applicable Borrower shall (x) within two (2) Business Days of notice from Agent, or (y) if an Event of Default has occurred and is continuing, immediately (i) make the necessary payments or repayments to reduce such Obligations to an amount necessary to eliminate such excess or (ii) maintain or cause to be maintained with Agent deposits as continuing collateral security for such Obligations in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to Agent. Without in any way limiting the foregoing provisions, Agent shall, weekly or more frequently in the sole discretion of Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Administrative Borrower if such excess exists.

2.	LOANS AND TERMS OF PAYMENT.

2.1.                        Revolving Loans.

(a)               Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Joint Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars ("Joint Revolving Loans") to a member of the Joint Borrower Group in an amount at any one time outstanding not to exceed the lesser of:

(i)                 such Lender's Joint Revolver Commitment, or

(ii)                such Lender's Pro Rata Share of an amount equal to the lesser of:

(A)             the amount equal to (1) the Maximum Revolver Amount, less (2) the sum of (w) the Joint Letter of Credit Usage at such time not predicated on the FILO Subline Amount, plus (x) the German Usage at such time not predicated on the FILO Subline Amount,  plus (y) the Swiss Usage at such time not predicated on the FILO Subline Amount plus (z) the principal amount of Joint Swing Loans outstanding at such time, and

(B)              the amount equal to (1) the Joint Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(e)), less (2) the sum of (x) the Joint Letter of Credit Usage at such time not predicated on the FILO Subline Amount, plus (y) the principal amount of Joint Swing Loans outstanding at such time.

(b)               Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each German Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars ("German Revolving Loans") to the German Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i)                 such Lender's German Revolver Commitment, or

(ii)                such Lender's Pro Rata Share of an amount equal to the least of:

(A)             the amount equal to (1) the German Sublimit, less (2) the sum of (x) the German Letter of Credit Usage at such time not predicated on the FILO Subline Amount, plus (y) the principal amount of German Swing Loans outstanding at such time,

(B)              the amount equal to (1) the German Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(e)), less (2) the sum of (x) the German Letter of Credit Usage not predicated on the FILO Subline Amount at such time, plus (y) the principal amount of German Swing Loans outstanding at such time, and

(C)              the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (w) the German Letter of Credit Usage at such time not predicated on the FILO Subline Amount, plus (x) the principal amount of German Swing Loans outstanding at such time, plus (y) Joint Usage at such time not predicated on the FILO Subline Amount, plus (z) Swiss Usage at such time not predicated on the FILO Subline Amount.

(c)               Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Swiss Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars ("Swiss Revolving Loans") to the Swiss Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i)                 such Lender's Swiss Revolver Commitment, or

(ii)                such Lender's Pro Rata Share of an amount equal to the least of:

(A)             the amount equal to (1) the Swiss Sublimit, less (2) the sum of (x) the Swiss Letter of Credit Usage at such time not predicated on the FILO Subline Amount, plus (y) the principal amount of Swiss Swing Loans outstanding at such time,

(B)              the amount equal to (1) the Swiss Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(e)), less (2) the sum of (x) the Swiss Letter of Credit Usage at such time not predicated on the FILO Subline Amount, plus (y) the principal amount of Swiss Swing Loans outstanding at such time, and

(C)              the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (w) the Swiss Letter of Credit Usage at such time not predicated on the FILO Subline Amount, plus (x) the principal amount of Swiss Swing Loans outstanding at such time, plus (y) Joint Usage at such time not predicated on the FILO Subline Amount, plus (z) German Usage not predicated on the FILO Subline Amount at such time.

(d)               Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.

(e)               Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) at any time, in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves and against each Borrowing Base or the Maximum Facility Amount, or any subset of either of the foregoing; provided, that if the establishment or increase in any such Reserve would cause an Overadvance after giving effect to the establishment or increase of such Reserve, Agent shall notify (which notice shall include a reasonable description of such Reserve being established or increased) Borrowers at least 2 Business Days prior to the date on which any such Reserve is to be established or increased; provided further, that (A) no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation set forth in this Agreement or previously utilized; (B) no such prior notice shall be required during the continuance of any Event of Default; (C) no such prior notice shall be required with respect to any Reserve established in respect of any Lien that has priority over Agent's Liens on the Revolver Facility Priority Collateral; and (D) no Loans shall be made or Letters of Credit issued during such 2 Business Day period unless no Overadvance is then in existence (after giving effect to the establishment or increase of such Reserve). During such 2 Business Day period referenced in this Section 2.1(e), Agent shall, if requested by Borrowers, make itself available to discuss the establishment or increase of such Reserve with Borrowers and Borrowers may take such action as may be required so that the basis, event, condition or matter that is the basis for such Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in each case, in a manner and to the extent satisfactory to Agent in its Permitted Discretion. The amount of any Reserve established by Agent, and any changes to the eligibility criteria set forth in the definitions of Eligible Accounts, Eligible Unbilled Accounts, Eligible Investment Grade Accounts, Eligible Inventory, Eligible Finished Goods Inventory, Eligible Work-in-Process Inventory and Eligible Rental Tools shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve or change in eligibility and shall not be duplicative of any other reserve established and currently maintained or eligibility criteria.

2.2.                        FILO Loans.

(a)               Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Joint FILO Lender agrees (severally, not jointly or jointly and severally) to make first-in last-out revolving loans in Dollars ("Joint FILO Loans") to a member of the Joint Borrower Group in an amount at any one time outstanding not to exceed the lesser of:

(i)                 such Lender's Joint FILO Commitment, or

(ii)                such Lender's Pro Rata Share of an amount equal to the lesser of:

(A)             the amount equal to (1) the Maximum FILO Amount, less (2) the sum of (x) the Joint Letter of Credit Usage predicated on the FILO Subline Amount at such time, plus (y) the German Usage predicated on the FILO Subline Amount at such time, plus (z) the Swiss Usage predicated on the FILO Subline Amount at such time, and

(B)              the amount equal to (1) the Joint FILO Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(e)), less (2) the Joint Letter of Credit Usage predicated on the FILO Subline Amount at such time.

(b)               Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each German FILO Lender agrees (severally, not jointly or jointly and severally) to make first-in last-out revolving loans in Dollars ("German FILO Loans") to the German Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i)                 such Lender's German FILO Commitment, or

(ii)                such Lender's Pro Rata Share of an amount equal to the least of:

(A)             the amount equal to (1) the lesser of the German Sublimit and the Maximum FILO Amount, less (2) the German Letter of Credit Usage at such time predicated on the FILO Subline Amount,

(B)              the amount equal to (1) the German FILO Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(e)), less (2) the German Letter of Credit Usage at such time predicated on the FILO Subline Amount, and

(C)              the amount equal to (1) the FILO Subline Amount less (2) the sum of (x) the German Letter of Credit Usage at such time predicated on the FILO Subline Amount, plus (y) Joint Usage at such time predicated on the FILO Subline Amount, plus (z) Swiss Usage at such time predicated on the FILO Subline Amount.

(c)               Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Swiss FILO Lender agrees (severally, not jointly or jointly and severally) to make first-in last-out revolving loans in Dollars ("Swiss FILO Loans") to the Swiss Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i)                 such Lender's Swiss FILO Commitment, or

(ii)                such Lender's Pro Rata Share of an amount equal to the least of:

(A)             the amount equal to (1) the lesser of the Swiss Sublimit and the Maximum FILO Amount, less (2) the Swiss Letter of Credit Usage at such time predicated on the FILO Subline Amount,

(B)              the amount equal to (1) the Swiss FILO Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, as adjusted for Reserves established by Agent in accordance with Section 2.1(e)), less (2) the Swiss Letter of Credit Usage at such time predicated on the FILO Subline Amount, and

(C)              the amount equal to (1) the FILO Subline Amount less (2) the sum of (x) the Swiss Letter of Credit Usage at such time predicated on the FILO Subline Amount, plus (y) Joint Usage at such time predicated on the FILO Subline Amount, plus (z) German Usage at such time predicated on the FILO Subline Amount.

(d)               Amounts borrowed pursuant to this Section 2.2 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the FILO Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.

(e)               In the case of any Borrowing of a Facility Loan by any Borrower Group, notwithstanding anything contained herein to the contrary, to the extent that such Facility Loan is made at a time when the then outstanding FILO Usage is less than the FILO Subline Amount, such Facility Loan shall be deemed to be made first, by the applicable FILO Lenders in accordance with their respective FILO Commitments until no such availability remains thereunder and second, by the applicable Revolving Lenders in accordance with their respective Revolving Commitments. FILO Usage shall consist first of Loans made under the Facility and, if the FILO Availability Amount remains greater than zero after all Loans are allocated to the FILO, FILO Usage shall consist second of Letters of Credit issued under the Facility.

(f)                Subject to Section 2.2(e) above, at any time that the FILO Availability Amount is equal to zero, German Usage and Swiss Usage shall be manually allocated by Agent on a pro rata basis as between the Revolver Commitments and the FILO Commitments, based on the ratio of the Maximum Revolver Amount to the Maximum FILO Amount. At any time that the Joint Availability Amount is equal to zero, Overadvances shall be manually allocated by Agent on a pro rata basis as between the Revolver Commitments and the FILO Commitments, based on the ratio of the Maximum Revolver Amount to the Maximum FILO Amount.

2.3.                        Borrowing Procedures and Settlements.

(a)               Procedure for Borrowing Facility Loans. Each Borrowing of a Facility Loan shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent's electronic platform or portal) and received by Agent no later than 1:00 p.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, (ii) on the Business Day that is one Business Day prior to the requested Funding Date in the case of a request for a Base Rate Loan, and (iii) on the Business Day that is three Business Days prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing and whether such Borrowing is for the account of the Joint Borrower Group, the German Borrower or the Swiss Borrower, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 1:00 p.m. on the applicable Business Day. All Borrowing requests which are not made on-line via Agent's electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent's authentication process (with results reasonably satisfactory to Agent) prior to the funding of any such requested Facility Loan.

(b)               Making of Swing Loans. In the case of a Joint Swing Loan by a member of the Joint Borrower Group, a German Swing Loan by the German Borrower or a Swiss Swing Loan by the Swiss Borrower and so long as the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $50,000,000, Swing Lender shall make a Revolving Loan (any such Revolving Loan for the account of a member of the Joint Borrower Group pursuant to this Section 2.3(b) being referred to as a "Joint Swing Loan" and all such Revolving Loans for the account of a member of the Joint Borrower Group being referred to as "Joint Swing Loans", any such Revolving Loan for the account of the German Borrower pursuant to this Section 2.3(b) being referred to as a "German Swing Loan" and all such Revolving Loans for the account of the German Borrower being referred to as "German Swing Loans", and any such Revolving Loan for the account of the Swiss Borrower pursuant to this Section 2.3(b) being referred to as a "Swiss Swing Loan" and all such Revolving Loans for the account of the Swiss Borrower being referred to as "Swiss Swing Loans") available to the applicable Borrower Group on the Funding Date applicable thereto by transferring immediately available funds in the amount of such Borrowing to the applicable Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed (x) with respect to Joint Loans, the Joint Availability Amount on such Funding Date, (y) with respect to German Loans, the German Availability Amount on such Funding Date, or (z) with respect to Swiss Loans, the Swiss Availability Amount on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent's Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(c)               Making of Facility Loans.

(i)                 In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a)(i), Agent shall notify the applicable Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing (and whether such Borrowing is for the account of a member of the Joint Borrower Group, the German Borrower or the Swiss Borrower); such notification to be sent on the Business Day that is (A) in the case of a Base Rate Loan, at least one Business Day prior to the requested Funding Date, or (B) in the case of a LIBOR Rate Loan, prior to 1:00 p.m. at least three Business Days prior to the requested Funding Date. If Agent has notified the applicable Lenders of a requested Borrowing on the Business Day that is one Business Day prior to the Funding Date, then each applicable Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, not later than 12:00 p.m. on the Business Day that is the requested Funding Date. After Agent's receipt of the proceeds of such Facility Loans from the applicable Lenders, Agent shall make the proceeds thereof available to the applicable Borrower Group on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the applicable Designated Account; provided, that subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Facility Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed (w) with respect to the FILO Lenders only and their obligation to make FILO Loans, the FILO Availability Amount on such Funding Date, (x) with respect to Joint Loans, the Joint Availability Amount on such Funding Date, (y) with respect to German Loans, the German Availability Amount on such Funding Date, or (z) with respect to Swiss Loans, the Swiss Availability Amount on such Funding Date.

(ii)              Unless Agent receives notice from a Lender prior to 11:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the applicable Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of the applicable Borrower Group the amount of that Lender's Pro Rata Share of the Borrowing, Agent may assume that each applicable Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Borrowers a corresponding amount. If, on the requested Funding Date, any applicable Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to the applicable Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent's Account, no later than 12:00 p.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender's portion of such Borrowing for the Funding Date shall be for Agent's separate account). If any applicable Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to the applicable Borrowers such amount, then such Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender's Facility Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, the applicable Borrower Group shall pay such amount to Agent for Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans or the FILO Loans, as applicable, composing such Borrowing. Subject to the requirements contained in this Agreement regarding Lenders being U.S. Qualifying Lenders and Swiss Qualifying Lenders, each Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement.

(d)               Protective Advances and Optional Overadvances.

(i)                 Any contrary provision of this Agreement or any other Loan Document notwithstanding (but subject to Section 2.3(d)(iv)), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by each Borrower Group and the Lenders, from time to time, in Agent's sole discretion, to make Revolving Loans to, or for the benefit of, such Borrower Group, on behalf of the Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Joint Revolving Loans described in this Section 2.3(d)(i) shall be referred to as "Joint Protective Advances", the German Revolving Loans described in this Section 2.3(d)(i) shall be referred to as "German Protective Advances" and the Swiss Revolving Loans described in this Section 2.3(d)(i) shall be referred to as "Swiss Protective Advances"). In any event (x) if any Protective Advance remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, the applicable Borrower Group shall immediately repay such Protective Advance, and (y) after the date all such Protective Advances have been repaid, there must be at least five consecutive days before additional Protective Advances are made pursuant to this Section 2.3(d)(i). Agent's authorization to make Protective Advances may be revoked at any time by the Required Lenders delivering written notice of such revocation to Agent. Any such revocation shall become effective prospectively upon Agent's receipt thereof. Notwithstanding the foregoing, (x) the aggregate amount of all Joint Protective Advances outstanding at any one time shall not exceed 10% of the Joint Borrowing Base, (y) the aggregate amount of all German Protective Advances outstanding at any one time shall not exceed 10% of the German Borrowing Base and (z) the aggregate amount of all Swiss Protective Advances outstanding at any one time shall not exceed 10% of the Swiss Borrowing Base.

(ii)              Any contrary provision of this Agreement or any other Loan Document notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Facility Loans (including Swing Loans) to any Borrower Group notwithstanding that an Overadvance exists or would be created thereby, so long as (A) (1) with respect to Joint Loans, after giving effect to such Joint Loans, the outstanding Joint Usage does not exceed the sum of the Joint Borrowing Base plus the Joint FILO Borrowing Base by more than 10% of such amount, (2) with respect to German Loans, after giving effect to such German Loans, the outstanding German Usage does not exceed the sum of the German Borrowing Base plus the German FILO Borrowing Base by more than 10% of such amount, and (3) with respect to Swiss Loans, after giving effect to such Swiss Loans, the outstanding Swiss Usage does not exceed the sum of the Swiss Borrowing Base plus the Swiss FILO Borrowing Base by more than 10% of such amount, and (B) subject to Section 2.3(d)(iv) below, (1) with respect to Joint Loans, after giving effect to such Joint Loans, the outstanding Joint Usage (except for and excluding amounts charged to the Loan Account of the Joint Borrower Group for interest, fees, or Lender Group Expenses), plus German Usage and Swiss Usage, does not exceed the Maximum Facility Amount, (2) with respect to German Loans, after giving effect to such German Loans, the outstanding German Usage (except for and excluding amounts charged to the Loan Account of the German Borrower for interest, fees, or Lender Group Expenses) does not exceed the German Sublimit, and (3) with respect to Swiss Loans, after giving effect to such Swiss Loans, the outstanding Swiss Usage (except for and excluding amounts charged to the Loan Account of the Swiss Borrower for interest, fees, or Lender Group Expenses) does not exceed the Swiss Sublimit. In the event Agent obtains actual knowledge that the Joint Usage, German Usage and/or Swiss Usage, as applicable, exceeds the amounts permitted by this Section 2.3(d), regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with the applicable Borrower Group intended to reduce, within a reasonable time, the outstanding principal amount of the Facility Loans to such Borrower Group to an amount permitted by the preceding sentence. In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. In any event (x) if any Overadvance not otherwise made or permitted pursuant to this Section 2.3(d) remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, the applicable Borrowers shall immediately repay Facility Loans in an amount sufficient to eliminate all such Overadvances not otherwise made or permitted to this Section 2.3(d), and (y) after the date all such Overadvances have been eliminated, there must be at least five consecutive days before additional Facility Loans are made pursuant to this Section 2.3(d)(ii). The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e). Agent's and Swing Lender's authorization to make intentional Overadvances may be revoked at any time by the Required Lenders delivering written notice of such revocation to Agent. Any such revocation shall become effective prospectively upon Agent's receipt thereof.

(iii)            Each Protective Advance and each Overadvance (each, an "Extraordinary Advance") for the account of a Borrower Group shall be deemed to be a Revolving Loan or FILO Loan, as applicable, hereunder for the account of such Borrower Group, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan. Prior to Settlement of any Extraordinary Advance, all payments with respect thereto, including interest thereon, shall be payable to Agent solely for its own account. Each Lender shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender's Pro Rata Share of any Extraordinary Advance. The Extraordinary Advances shall be repayable on demand, secured by Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans or FILO Loans, as applicable, that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv)             Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, no Extraordinary Advance may be made by Agent to a Borrower Group if such Extraordinary Advance would cause (A) with respect to an Extraordinary Advance made to a member of the Joint Borrower Group, the aggregate Joint Usage to exceed the Maximum Facility Amount, (B) with respect to an Extraordinary Advance made to the German Borrower, the aggregate German Usage to exceed the German Sublimit, (C) with respect to an Extraordinary Advance made to the Swiss Borrower, the aggregate Swiss Usage to exceed the Swiss Sublimit, (D) any Lender's Pro Rata Share of the Revolver Usage to exceed such Lender's Revolver Commitments or (E) any Lender's Pro Rata Share of the FILO Usage to exceed such Lender's FILO Commitments.

(e)               Settlement. It is agreed that each Lender's funded portion of the (i) Joint Revolving Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Joint Revolving Loans, (ii) German Revolving Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding German Revolving Loans, (iii) Swiss Revolving Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Swiss Revolving Loans, (iv) Joint FILO Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Joint FILO Loans, (v) German FILO Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding German FILO Loans, and (vi) Swiss FILO Loans is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Swiss FILO Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Facility Loans (including Swing Loans and Extraordinary Advances) shall take place on a periodic basis in accordance with the following provisions:

(i)                 Agent shall request settlement ("Settlement") with the applicable Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (A) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (B) for itself, with respect to the outstanding Extraordinary Advances, and (C) with respect to any Loan Party's or any of their Subsidiaries' payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 4:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Facility Loans (including Swing Loans and Extraordinary Advances) for the applicable Borrower Group for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the applicable Facility Loans (including applicable Swing Loans and applicable Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender's Pro Rata Share of such Facility Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 2:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Facility Loans (including Swing Loans and Extraordinary Advances), and (z) if the amount of the applicable Facility Loans (including applicable Swing Loans and applicable Extraordinary Advances) for the account of a Borrower Group made by a Lender is less than such Lender's Pro Rata Share of such Facility Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. on the Settlement Date transfer in immediately available funds to Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of such Facility Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent with respect to a Borrower Group under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or applicable Extraordinary Advances for the account of such Borrower Group and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender's Pro Rata Share thereof, shall constitute Facility Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)              In determining whether a Lender's balance of the applicable Facility Loans (including applicable Swing Loans and applicable Extraordinary Advances) is less than, equal to, or greater than such Lender's Pro Rata Share of such Facility Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments applicable to such Obligations actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)            Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Facility Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Facility Loans, for application to Swing Lender's Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the applicable Revolving Loans other than to applicable Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the applicable Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Facility Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv)             Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)                Notation. Consistent with Section 13.1(h), Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount and stated interest of the Facility Loans owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)               Defaulting Lenders.

(i)                 Notwithstanding the provisions of Section 2.4(b)(iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of any Borrower to Agent for the Defaulting Lender's benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Agent to the extent of any Extraordinary Advances that were made by Agent and that were required to be, but were not, paid by Defaulting Lender, (B) second, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (C) third, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (D) fourth, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender's portion of a Facility Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (E) fifth, in Agent's sole discretion, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of the applicable Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Facility Loans (or other funding obligations) hereunder, and (F) sixth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier xvii. of Section 2.4(b)(iii)(A) in the case of the Joint Borrower Group, in accordance with tier xvii. of Section 2.4(b)(iii)(B) in the case of the German Borrower and in accordance with tier xvii. of Section 2.4(b)(iii)(C) in the case of the Swiss Borrower. Subject to the foregoing, Agent may hold and, in its discretion, re-lend to the applicable Borrower Group for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to the applicable Borrower Group). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrowers' rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii)              If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)             such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders' Pro Rata Share of Revolver Usage and FILO Usage plus such Defaulting Lender's Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders' Revolver Commitments and FILO Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B)              if the reallocation described in clause (A) above cannot, or can only partially, be effected, the applicable Borrowers shall within one Business Day following notice by Agent (x) first, prepay such Defaulting Lender's Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), and (y) second, cash collateralize such Defaulting Lender's Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting Lender's Letter of Credit Exposure if such Defaulting Lender is also an Issuing Bank;

(C)              if the applicable Borrowers cash collateralize any portion of such Defaulting Lender's Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), such Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender's Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)             to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders' Letter of Credit Exposure;

(E)              to the extent any Defaulting Lender's Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the applicable Issuing Bank until such portion of such Defaulting Lender's Letter of Credit Exposure is cash collateralized or reallocated;

(F)              so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the applicable Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender's Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii), or (y) the Swing Lender or such Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or such Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender's or such Issuing Bank's risk with respect to the Defaulting Lender's participation in Swing Loans or Letters of Credit; and

(G)             Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to the applicable Issuing Bank and such Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender's Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d). Subject to Section 17.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(iii)            If any Lender with a Joint Commitment, German Commitment or Swiss Commitment is a Defaulting Lender, then any Affiliate of such Lender shall be deemed to be a Defaulting Lender.

(h)               Independent Obligations. All Facility Loans (other than Swing Loans and Extraordinary Advances) shall be made by the applicable Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Facility Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4.                        Payments; Reductions of Commitments; Prepayments.

(a)               Payments by Borrowers.

(i)                 Except as otherwise expressly provided herein, all payments by a Borrower Group shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 3:30 p.m. on the date specified herein; provided that, for the avoidance of doubt, any payments deposited into a Controlled Account shall be deemed not to be received by Agent on any Business Day unless immediately available funds have been credited to Agent's Account prior to 3:30 p.m. on such Business Day. Any payment received by Agent in immediately available funds in Agent's Account later than 3:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)              Unless Agent receives notice from the applicable Borrower Group prior to the date on which any payment is due to the Lenders that such Borrower Group will not make such payment in full as and when required, Agent may assume that such Borrower Group have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent a Borrower Group does not make such payment in full to Agent on the date when due, each applicable Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)               Apportionment and Application.

(i)                 So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the applicable Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent's separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the applicable Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.

(ii)              Subject to Section 2.4(b)(v), Section 2.4(d)(ii), and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)            At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)             All payments in respect of Joint Obligations and all proceeds of Collateral of the Loan Parties (other than the German Borrower and the Swiss Borrower) received by Agent shall be applied as follows:

i.                    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents constituting, or in respect of, Joint Obligations, until paid in full,

ii.                  second, to pay any fees or premiums then due to Agent under the Loan Documents constituting, or in respect of, Joint Obligations, until paid in full,

iii.                third, to pay interest due in respect of all Joint Protective Advances, until paid in full,

iv.                fourth, to pay the principal of all Joint Protective Advances, until paid in full,

v.                fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents constituting, or in respect of, Joint Obligations, until paid in full,

vi.                sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents constituting, or in respect of, Joint Obligations, until paid in full,

vii.               seventh, to pay interest accrued in respect of the Joint Swing Loans, until paid in full,

viii.              eighth, to pay the principal of all Joint Swing Loans, until paid in full,

ix.                ninth, ratably, to pay interest accrued in respect of the Joint Revolving Loans (other than Joint Protective Advances and Joint Swing Loans), until paid in full,

x.                  tenth, ratably

a.                   to pay the principal of all Joint Revolving Loans (other than Joint Protective Advances and Joint Swing Loans), until paid in full,

b.                  to Agent, to be held by Agent, for the benefit of the applicable Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of such Issuing Bank, a share of each Letter of Credit Disbursement with respect to a Joint Letter of Credit not predicated on the FILO Subline Amount), as cash collateral in an amount up to 103% (or, with respect to Joint Letters of Credit denominated in an Alternative Currency, 105%) of the Joint Letter of Credit Usage not predicated on the FILO Subline Amount (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement with respect to a Joint Letter of Credit not predicated on the FILO Subline Amount as and when such disbursement occurs and, if a Joint Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Joint Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii)(A), beginning with tier i. hereof),

xi.                eleventh, ratably, to pay interest accrued in respect of the Joint FILO Loans, until paid in full,

xii.           twelfth, ratably

  a.                   to pay the principal of all Joint FILO Loans, until paid in full,

  b.                  to Agent, to be held by Agent, for the benefit of the applicable Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of such Issuing Bank, a share of each Letter of Credit Disbursement with respect to a Joint Letter of Credit predicated on the FILO Subline Amount), as cash collateral in an amount up to 103% (or, with respect to Joint Letters of Credit denominated in an Alternative Currency, 105%) of the Joint Letter of Credit Usage predicated on the FILO Subline Amount (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement with respect to a Joint Letter of Credit predicated on the FILO Subline Amount (that, in each case, is not covered by tier x. above) as and when such disbursement occurs and, if all remaining Joint Letters of Credit expire undrawn, the cash collateral held by Agent in respect of such Joint Letters of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii)(A), beginning with tier i. hereof),

  c.                   up to the amount (after taking into account any amounts previously paid pursuant to this clause c. during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (y) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance reasonably satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations of the Loan Parties (other than the German Borrower and the Swiss Borrower) (but not in excess of the Bank Product Reserve established for the Bank Product Obligations of such Bank Product Provider), and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers for Bank Products provided to the Loan Parties (other than the German Borrower and the Swiss Borrower) and their Subsidiaries, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii)(A), beginning with tier i. hereof,

xiii.          thirteenth, to pay any other Joint Obligations other than Joint Obligations owed to Defaulting Lenders,

xiv.          fourteenth, ratably, to pay the German Obligations (to be applied pursuant to Section 2.4(b)(iii)(B)) and the Swiss Obligations (to be applied pursuant to Section 2.4(b)(iii)(C)), until paid in full,

xv.           fifteenth, to pay all other Bank Product Obligations for Bank Products provided to the Loan Parties (other than the German Borrower and the Swiss Borrower) and their Subsidiaries that, in each case, are not covered in tier xii. above,

xvi.          sixteenth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

xvii.         seventeenth, ratably to pay any Obligations owed to Defaulting Lenders,

xviii.        eighteenth, to the Joint Borrower Group (to be wired to the Joint Designated Account) or such other Person entitled thereto under applicable law.

(B)              All payments in respect of German Obligations and all proceeds of Collateral of the German Borrower received by Agent shall be applied as follows:

i.               first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents constituting, or in respect of, German Obligations, until paid in full,

ii.             second, to pay any fees or premiums then due to Agent under the Loan Documents constituting, or in respect of, German Obligations, until paid in full,

iii.            third, to pay interest due in respect of all German Protective Advances, until paid in full,

iv.            fourth, to pay the principal of all German Protective Advances, until paid in full,

v.            fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents constituting, or in respect of, German Obligations, until paid in full,

vi.            sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents constituting, or in respect of, German Obligations, until paid in full,

vii.           seventh, to pay interest accrued in respect of the German Swing Loans, until paid in full,

viii.          eighth, to pay the principal of all German Swing Loans, until paid in full,

ix.            ninth, ratably, to pay interest accrued in respect of the German Revolving Loans (other than German Protective Advances and German Swing Loans), until paid in full,

x.             tenth, ratably

a.                   to pay the principal of all German Revolving Loans (other than German Protective Advances and German Swing Loans), until paid in full,

b.                  to Agent, to be held by Agent, for the benefit of the applicable Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of such Issuing Bank, a share of each Letter of Credit Disbursement with respect to a German Letter of Credit not predicated on the FILO Subline Amount), as cash collateral in an amount up to 103% (or, with respect to German Letters of Credit denominated in an Alternative Currency, 105%) of the German Letter of Credit Usage not predicated on the FILO Subline Amount (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement with respect to a German Letter of Credit not predicated on the FILO Subline Amount as and when such disbursement occurs and, if a German Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such German Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii)(B), beginning with tier i. hereof),

xi.             eleventh, ratably, to pay interest accrued in respect of the German FILO Loans, until paid in full,

xii.            twelfth, ratably

a.                   to pay the principal of all German FILO Loans, until paid in full,

b.                  to Agent, to be held by Agent, for the benefit of the applicable Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of such Issuing Bank, a share of each Letter of Credit Disbursement with respect to a German Letter of Credit predicated on the FILO Subline Amount), as cash collateral in an amount up to 103% (or, with respect to German Letters of Credit denominated in an Alternative Currency, 105%) of the German Letter of Credit Usage predicated on the FILO Subline Amount (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement with respect to a German Letter of Credit predicated on the FILO Subline Amount (that, in each case, is not covered by tier x. above) as and when such disbursement occurs and, if all remaining German Letters of Credit expire undrawn, the cash collateral held by Agent in respect of such German Letters of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii)(B), beginning with tier i. hereof),

c.                   up to the amount (after taking into account any amounts previously paid pursuant to this clause c. during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (y) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance reasonably satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations of the German Borrower (but not in excess of the Bank Product Reserve established for the Bank Product Obligations of such Bank Product Provider), and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers for Bank Products provided to the German Borrower and its Subsidiaries, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii)(B), beginning with tier i. hereof,

xiii.          thirteenth, to pay any other German Obligations other than German Obligations owed to Defaulting Lenders,

xiv.          fourteenth, ratably to pay the Joint Obligations (to be applied pursuant to Section 2.4(b)(iii)(A)) and the Swiss Obligations (to be applied pursuant to Section 2.4(b)(iii)(C)), until paid in full,

xv.           fifteenth, to pay all other Bank Product Obligations for Bank Products provided to the German Borrower and its Subsidiaries that, in each case, are not covered in tier xii. above,

xvi.          sixteenth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

xvii.         seventeenth, ratably to pay any Obligations owed to Defaulting Lenders; and

xviii.        eighteenth, to the German Borrower (to be wired to the German Designated Account) or such other Person entitled thereto under applicable law.

(C)          All payments in respect of Swiss Obligations and all proceeds of Collateral of the Swiss Borrower received by Agent shall be applied as follows:

i.              first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents constituting, or in respect of, Swiss Obligations, until paid in full,

ii.             second, to pay any fees or premiums then due to Agent under the Loan Documents constituting, or in respect of, Swiss Obligations, until paid in full,

iii.            third, to pay interest due in respect of all Swiss Protective Advances, until paid in full,

iv.            fourth, to pay the principal of all Swiss Protective Advances, until paid in full,

v.           fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents constituting, or in respect of, Swiss Obligations, until paid in full,

vi.           sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents constituting, or in respect of, Swiss Obligations, until paid in full,

vii.           seventh, to pay interest accrued in respect of the Swiss Swing Loans, until paid in full,

viii.          eighth, to pay the principal of all Swiss Swing Loans, until paid in full,

ix.            ninth, ratably, to pay interest accrued in respect of the Swiss Revolving Loans (other than Swiss Protective Advances and Swiss Swing Loans), until paid in full,

x.              tenth, ratably

a.                   to pay the principal of all Swiss Revolving Loans (other than Swiss Protective Advances and Swiss Swing Loans), until paid in full,

b.                  to Agent, to be held by Agent, for the benefit of the applicable Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of such Issuing Bank, a share of each Letter of Credit Disbursement with respect to a Swiss Letter of Credit not predicated on the FILO Subline Amount), as cash collateral in an amount up to 103% (or, with respect to Swiss Letters of Credit denominated in an Alternative Currency, 105%) of the Swiss Letter of Credit Usage not predicated on the FILO Subline Amount (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement with respect to a Swiss Letter of Credit not predicated on the FILO Subline Amount as and when such disbursement occurs and, if a Swiss Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Swiss Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii)(C), beginning with tier i. hereof),

xi.             eleventh, ratably, to pay interest accrued in respect of the Swiss FILO Loans, until paid in full,

xii.            twelfth, ratably

a.                   to pay the principal of all Swiss FILO Loans, until paid in full,

b.                  to Agent, to be held by Agent, for the benefit of the applicable Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of such Issuing Bank, a share of each Letter of Credit Disbursement with respect to a Swiss Letter of Credit predicated on the FILO Subline Amount), as cash collateral in an amount up to 103% (or, with respect to Swiss Letters of Credit denominated in an Alternative Currency, 105%) of the Swiss Letter of Credit Usage predicated on the FILO Subline Amount (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement with respect to a Swiss Letter of Credit predicated on the FILO Subline Amount (that, in each case, is not covered by tier x. above) as and when such disbursement occurs and, if all remaining Swiss Letters of Credit expire undrawn, the cash collateral held by Agent in respect of such Swiss Letters of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii)(C), beginning with tier i. hereof),

c.                   up to the amount (after taking into account any amounts previously paid pursuant to this clause c. during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (y) the Bank Product Providers based upon amounts then certified by each applicable Bank Product Provider to Agent (in form and substance reasonably satisfactory to Agent) to be due and payable to such Bank Product Provider on account of Bank Product Obligations of the Swiss Borrower (but not in excess of the Bank Product Reserve established for the Bank Product Obligations of such Bank Product Provider), and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers for Bank Products provided to the Swiss Borrower and its Subsidiaries, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(iii)(C), beginning with tier i. hereof,

xiii.           thirteenth, to pay any other Swiss Obligations other than Swiss Obligations owed to Defaulting Lenders,

xiv.           fourteenth, ratably, to pay the Joint Obligations (to be applied pursuant to Section 2.4(b)(iii)(A)) and the German Obligations (to be applied pursuant to Section 2.4(b)(iii)(B)), until paid in full,

xv.           fifteenth, to pay all other Bank Product Obligations for Bank Products provided to the Swiss Borrower and its Subsidiaries that, in each case, are not covered in tier xii. above,

xvi.           sixteenth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

xvii.         seventeenth, ratably to pay any Obligations owed to Defaulting Lenders; and

xviii.        eighteenth, to the Swiss Borrower (to be wired to the Swiss Designated Account) or such other Person entitled thereto under applicable law.

(iv)         Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(v)           In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(ii) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(vi)          For purposes of Section 2.4(b)(iii), "paid in full" of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vii)         In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(viii)        If Agent is unable to determine whether a payment is in respect of Joint Obligations, German Obligations or Swiss Obligations, such payment shall be, so long as no Application Event has occurred and is continuing, applied in a manner specified by Borrowers (subject to Section 2.4(d)) or, if not so specified or in the event an Application Event has occurred and is continuing, in a manner reasonably determined by Agent.

(c)               Reduction of Commitments.

(i)               Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date or earlier termination thereof pursuant to the terms of this Agreement. Borrowers may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Revolving Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $10,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $10,000,000), shall be made by providing not less than three Business Days prior written notice to Agent, and shall be irrevocable. The Revolver Commitments, once reduced, may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof. In connection with any reduction in the Revolver Commitments prior to the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board.

(ii)              FILO Commitments. The FILO Commitments shall terminate on the Maturity Date or earlier termination thereof pursuant to the terms of this Agreement. Following the reduction of the Revolver Commitments to zero, Borrowers may reduce the FILO Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the FILO Usage as of such date, plus (B) the principal amount of all FILO Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all FILO Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the FILO Commitments are being reduced to zero and the amount of the FILO Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than three Business Days prior written notice to Agent, and shall be irrevocable. The FILO Commitments, once reduced, may not be increased. Each such reduction of the FILO Commitments shall reduce the FILO Commitments of each Lender proportionately in accordance with its ratable share thereof. In connection with any reduction in the FILO Commitments prior to the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board.

(d)               Optional Prepayments.

(i)                Revolving Loans. The applicable Borrower Group may prepay the principal of any applicable Revolving Loan at any time in whole or in part, without premium or penalty.

(ii)              FILO Loans. At any time the Revolving Loan balance is equal to zero, the applicable Borrower Group may prepay the principal of any applicable FILO Loan at any time in whole or in part, without premium or penalty.

(e)               Mandatory Prepayments.

(i)                 If, at any time, (1) the Revolver Usage on such date exceeds (2) the lesser of (x) the Aggregate Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, and (y) the Maximum Revolver Amount, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(e), then the Joint Borrower Group shall promptly, but in any event, within two Business Days prepay the Obligations in respect of Revolver Usage in accordance with Section 2.4(f)(i) in an amount sufficient to eliminate such excess.

(ii)              If, at any time, (1) the FILO Usage on such date exceeds (2) the lesser of (x) the FILO Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, and (y) the Maximum FILO Amount, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(e), and such excess cannot then be reallocated as Revolver Usage, then the Joint Borrower Group shall promptly, but in any event, within two Business Days prepay the Obligations in respect of FILO Usage in accordance with Section 2.4(f)(ii) in an amount sufficient to eliminate such excess.

(iii)            If, at any time, (1) the Joint Usage on such date exceeds (2) the lesser of (x) the Joint Borrowing Base plus the FILO Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, and (y) the Maximum Facility Amount, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(e), then the Joint Borrower Group shall promptly, but in any event, within two Business Days prepay the Obligations in respect of Joint Usage in accordance with Section 2.4(f)(iii) in an amount sufficient to eliminate such excess.

(iv)             If, at any time, (1) the Joint Revolver Usage on such date exceeds (2) the lesser of (x) the Joint Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, and (y) the Maximum Revolver Amount, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(e), then the Joint Borrower Group shall promptly, but in any event, within two Business Days prepay the Obligations in respect of Joint Revolver Usage in accordance with Section 2.4(f)(iv) in an amount sufficient to eliminate such excess.

(v)               If, at any time, (1) the Joint FILO Usage on such date exceeds (2) the lesser of (x) the Joint FILO Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, and (y) the Maximum FILO Amount, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(e), and such excess cannot then be reallocated as Joint Revolver Usage, then the Joint Borrower Group shall promptly, but in any event, within two Business Days prepay the Obligations in respect of Joint FILO Usage in accordance with Section 2.4(f)(iii) in an amount sufficient to eliminate such excess.

(vi)             If, at any time, (1) the German Revolver Usage on such date exceeds (2) the lesser of (x) the German Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, and (y) the German Sublimit, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(e), then the German Borrower shall promptly, but in any event, within two Business Days prepay the Obligations in respect of German Revolver Usage in accordance with Section 2.4(f)(v) in an amount sufficient to eliminate such excess.

(vii)          If, at any time, (1) the German FILO Usage on such date exceeds (2) the lesser of (x) the German FILO Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, and (y) the German Sublimit, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(e), and such excess cannot then be reallocated as German Revolver Usage, then the German Borrower shall promptly, but in any event, within two Business Days prepay the Obligations in respect of German FILO Usage in accordance with Section 2.4(f)(vi) in an amount sufficient to eliminate such excess.

(viii)        If, at any time, (1) the Swiss Revolver Usage on such date exceeds (2) the lesser of (x) the Swiss Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, and (y) the Swiss Sublimit, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(e), then the Swiss Borrower shall promptly, but in any event, within two Business Days prepay the Obligations in respect of Swiss Revolver Usage in accordance with Section 2.4(f)(vii) in an amount sufficient to eliminate such excess.

(ix)             If, at any time, (1) the Swiss FILO Usage on such date exceeds (2) the lesser of (x) the Swiss FILO Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, and (y) the Swiss Sublimit, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(e), and such excess cannot then be reallocated as Swiss Revolver Usage, then the Swiss Borrower shall promptly, but in any event, within two Business Days prepay the Obligations in respect of Swiss FILO Usage in accordance with Section 2.4(f)(viii) in an amount sufficient to eliminate such excess.

(f)                Application of Payments.

(i)                 Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit issued pursuant to a Revolver Commitment in an amount equal to 103% (or, with respect to Letters of Credit denominated in an Alternative Currency, 105%) of the then outstanding applicable Letter of Credit, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in the applicable provisions of Section 2.4(b)(iii).

(ii)              Each prepayment pursuant to Section 2.4(e)(ii) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, second, to cash collateralize the Letters of Credit issued pursuant to a Revolver Commitment in an amount equal to 103% (or, with respect to Letters of Credit denominated in an Alternative Currency, 105%) of the then outstanding applicable Letter of Credit, third, to the outstanding principal amount of FILO Loans until paid in full, and fourth, to cash collateralize the Letters of Credit issued pursuant to a FILO Commitment in an amount equal to 103% (or, with respect to Letters of Credit denominated in an Alternative Currency, 105%) of the then outstanding applicable Letter of Credit, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in the applicable provisions of Section 2.4(b)(iii).

(iii)            Each prepayment pursuant to Section 2.4(e)(iii) and Section 2.4(e)(v) and shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Joint Revolving Loans until paid in full, second, to cash collateralize the Letters of Credit issued pursuant to a Joint Revolver Commitment in an amount equal to 103% (or, with respect to Letters of Credit denominated in an Alternative Currency, 105%) of the then outstanding applicable Letter of Credit, third, to the outstanding principal amount of Joint FILO Loans until paid in full, and fourth, to cash collateralize the Letters of Credit issued pursuant to a Joint FILO Commitment in an amount equal to 103% (or, with respect to Letters of Credit denominated in an Alternative Currency, 105%) of the then outstanding applicable Letter of Credit, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in the applicable provisions of Section 2.4(b)(iii).

(iv)             Each prepayment pursuant to Section 2.4(e)(iv) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Joint Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit issued pursuant to a Joint Revolver Commitment in an amount equal to 103% (or, with respect to Letters of Credit denominated in an Alternative Currency, 105%) of the then outstanding applicable Letter of Credit, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in the applicable provisions of Section 2.4(b)(iii).

(v)               Each prepayment pursuant to Section 2.4(e)(vi) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the German Revolving Loans until paid in full, and second, to cash collateralize the German Letters of Credit issued pursuant to a German Revolver Commitment in an amount equal to 103% (or, with respect to Letters of Credit denominated in an Alternative Currency, 105%) of the then outstanding applicable Letter of Credit, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in the applicable provisions of Section 2.4(b)(iii).

(vi)             Each prepayment pursuant to Section 2.4(e)(vii) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the German Revolving Loans until paid in full, and second, to cash collateralize the German Letters of Credit issued pursuant to a German Revolver Commitment in an amount equal to 103% (or, with respect to Letters of Credit denominated in an Alternative Currency, 105%) of the then outstanding applicable Letter of Credit, third, to the outstanding principal amount of German FILO Loans until paid in full, and fourth, to cash collateralize the German Letters of Credit issued pursuant to a German FILO Commitment in an amount equal to 103% (or, with respect to Letters of Credit denominated in an Alternative Currency, 105%) of the then outstanding applicable Letter of Credit, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in the applicable provisions of Section 2.4(b)(iii).

(vii)          Each prepayment pursuant to Section 2.4(e)(viii) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Swiss Revolving Loans until paid in full, and second, to cash collateralize the Swiss Letters of Credit issued pursuant to a Swiss Revolver Commitment in an amount equal to 103% (or, with respect to Letters of Credit denominated in an Alternative Currency, 105%) of the then outstanding applicable Letter of Credit, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in the applicable provisions of Section 2.4(b)(iii).

(viii)        Each prepayment pursuant to Section 2.4(e)(ix) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Swiss Revolving Loans until paid in full, and second, to cash collateralize the Swiss Letters of Credit issued pursuant to a Swiss Revolver Commitment in an amount equal to 103% (or, with respect to Letters of Credit denominated in an Alternative Currency, 105%) of the then outstanding applicable Letter of Credit, third, to the outstanding principal amount of Swiss FILO Loans until paid in full, and fourth, to cash collateralize the Swiss Letters of Credit issued pursuant to a Swiss FILO Commitment in an amount equal to 103% (or, with respect to Letters of Credit denominated in an Alternative Currency, 105%) of the then outstanding applicable Letter of Credit, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in the applicable provisions of Section 2.4(b)(iii).

2.5.                  Promise to Pay; Promissory Notes.

(a)               Each Borrower Group agrees to pay the Lender Group Expenses owing by such Borrower Group not later than ten (10) Business Days after written demand therefor and presentation of any documents required to be delivered in connection therewith (it being acknowledged and agreed that, if not so paid within such ten (10) Business Day period, or if otherwise authorized or requested by Administrative Borrower, such Lender Group Expenses shall be charged to the Loan Account pursuant to the provisions of Section 2.6(d)); provided, however, that the payment of any Taxes that are Lender Group Expenses shall be governed by Section 16. Subject to the last sentence of this Section 2.5(a), each Borrower Group promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) owing by such Borrower Group in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations. Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, with respect to each Loan and each Letter of Credit, (a) the Borrower that requests such Loan or Letter of Credit (or otherwise is the applicant therefor) shall be the "Requesting Borrower" and all Borrowers other than the Requesting Borrower shall be the "Other Borrowers", (b) the Requesting Borrower shall be severally (and not jointly) liable under this Agreement for the reimbursement, cash collateral and other obligations (including fees and interest) associated with such Loan or Letter of Credit, and (c) no Other Borrower shall be a co-debtor or co-borrower with the Requesting Borrower with respect to such Loan or Letter of Credit or be in any way primarily liable under this Agreement for such Loan or Letter of Credit or the reimbursement, cash collateral or other obligations (including fees and interest) associated with such Loan or Letter of Credit; provided that the forgoing limitations shall not affect (i) any obligations of any such Other Borrower with respect to any other Loans or Letters of Credit (and the related reimbursement and other obligations with respect thereto) for which it is a "Requesting Borrower" or (ii) any obligations of any such Other Borrower under any applicable Guaranty Agreement.

(b)               Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, the applicable Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to such Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6.                  Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a)               Interest Rates. Except as provided in Section 2.6(c) and Section 2.12(d), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i)                 if the relevant Obligation is a LIBOR Rate Loan predicated on the FILO Subline Amount, at a per annum rate equal to the LIBOR Rate plus the FILO Loan LIBOR Rate Margin,

(ii)              if the relevant Obligation is a Base Rate Loan predicated on the FILO Subline Amount, at a per annum rate equal to the Base Rate plus the FILO Loan Base Rate Margin,

(iii)            if the relevant Obligation is a LIBOR Rate Loan not predicated on the FILO Subline Amount, at a per annum rate equal to the LIBOR Rate plus the Revolving Loan LIBOR Rate Margin, and

(iv)             otherwise, at a per annum rate equal to the Base Rate plus the Revolving Loan Base Rate Margin.

(b)               Letter of Credit Fee. Each Borrower Group shall pay Agent (for the ratable benefit of the applicable Lenders), a Letter of Credit fee (the "Letter of Credit Fee") (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to (i) the Revolving Loan LIBOR Rate Margin multiplied by the average amount of the Letter of Credit Usage not predicated on the FILO Subline Amount for such Borrower Group during the immediately preceding quarter and (ii) the FILO Loan LIBOR Rate Margin multiplied by the average amount of the Letter of Credit Usage predicated on the FILO Subline Amount for such Borrower Group during the immediately preceding quarter.

(c)               Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5 and (ii) upon the occurrence and during the continuation of any Specified Event of Default (other than an Event of Default under Section 8.4 or 8.5), at the written election of the Required Lenders, (A) all Loans and all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder, and (B) the Letter of Credit Fee shall be increased to two percentage points above the per annum rate otherwise applicable hereunder.

(d)               Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the third Business Day of each quarter, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the third Business Day of each quarter, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses (other than payment for Taxes which shall be governed by Section 16) shall be due and payable on (x) with respect to Lender Group Expenses outstanding as of the Closing Date, the Closing Date, and (y) otherwise, (A) with respect to Lender Group Expenses, not later than ten (10) Business Days after written demand therefor and presentation of any documents required to be delivered in connection thereof, and (B) with respect to all other costs and expenses payable hereunder, the earlier of (1) the third Business Day of the month following the date on which the applicable costs or expenses were first incurred, or (2) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs or expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (2)). Each Borrower Group hereby authorizes Agent, from time to time without prior notice to such Borrower Group, to charge to the Loan Account of such Borrower Group (A) on the third Business Day of each quarter, all interest accrued during the prior quarter on the Facility Loans for the account of such Borrower Group hereunder, (B) on the third Business Day of each quarter, all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter for the account of such Borrower Group, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c) owing by such Borrower Group, (D) on the third Business Day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents owing by such Borrower Group, (F) on the Closing Date and thereafter if the applicable Borrower Group does not pay any such Lender Group Expenses within ten (10) Business Days of the date of Borrower's receipt of written notice therefor and presentation of any documents required to be delivered in connection therewith, all Lender Group Expenses owing by such Borrower Group, and (G) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) owing by such Borrower Group. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account of a Borrower Group shall thereupon constitute Facility Loans hereunder for the account of such Borrower Group, shall constitute Obligations hereunder of such Borrower Group, and shall initially accrue interest at the rate then applicable to Facility Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e)               Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year (other than interest for Base Rate Loans which shall be calculated on the basis of 365 or 366 day year, as applicable), in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)                Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Each Borrower Group and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, the applicable Borrower Group is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from such Borrower Group in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the applicable Obligations to the extent of such excess.

(g)               Minimum interest. The interest rates provided for in this Agreement with respect to any Swiss Loan Party, including this Section 2.6 are minimum interest rates. When entering into this Agreement, the parties have assumed that the interest payable at the rates set out in this Section 2.6 or in other Sections of this Agreement is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, they agree, subject to Section 16.2(f) that, in the event that Swiss Withholding Tax is imposed on interest payments, the payment of interest due by a Swiss Loan Party shall be increased to an amount which (after making any deduction of the Non-Refundable Portion (as defined below) of the Swiss Withholding Tax) results in a payment to each Lender entitled to such payment of an amount equal to the payment which would have been due had no deduction of the Swiss Withholding Tax been required. For this purpose, the Swiss Withholding Tax shall be calculated on the full grossed-up interest amount. For the purposes of this Section, "Non-Refundable Portion" shall mean the Swiss Withholding Tax at the standard rate (being, as at the date hereof, 35%) unless a tax ruling issued by the Swiss Federal Tax Administration confirms that, in relation to a specific Lender based on an applicable double tax treaty, the Non-Refundable Portion is a specified lower rate, in which case such lower rate shall be applied in relation to such Lender. The Lenders shall provide to the Swiss Loan Parties all reasonably requested information, and otherwise reasonably cooperate, to obtain such Swiss tax ruling. Each Swiss Loan Party shall provide to Agent the documents required by law or applicable double taxation treaties for the Lenders to claim a refund of any Swiss Withholding Tax so deducted.

2.7.                  Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent's Account on a Business Day on or before 3:30 p.m. If any payment item is received into Agent's Account on a non-Business Day or after 3:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8.                  Designated Account. Agent is authorized to make the Facility Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Each Borrower Group agrees to establish and maintain the applicable Designated Account with the applicable Designated Account Bank for the purpose of receiving the proceeds of the Facility Loans requested by such Borrower Group and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and a Borrower Group, any Facility Loan or Swing Loan requested by such Borrower Group and made by Agent or the Lenders hereunder shall be made to the applicable Designated Account.

2.9.                  Maintenance of Loan Account; Statements of Obligations. With respect to each Borrower Group, Agent shall maintain an account on its books in the name of such Borrower Group (each, a "Loan Account") on which such Borrower Group will be charged with all Facility Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to or for the account of such Borrower Group, the Letters of Credit issued or arranged by any Issuing Bank for the account of such Borrower Group, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses, of such Borrower Group. In accordance with Section 2.7, the Loan Account of a Borrower Group will be credited with all payments received by Agent from or for the account of such Borrower Group. Agent shall make available to Borrowers monthly statements regarding each Loan Account, including the principal amount of the Facility Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10.                Fees.

(a)               Agent Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Agent Fee Letter, the fees set forth in the Agent Fee Letter.

(b)               Unused Line Fee. Borrowers shall pay to Agent, for the ratable account of (i) the Revolving Lenders, an unused line fee in an amount equal to the Applicable Unused Line Fee Percentage per annum multiplied by the result of (A) the aggregate amount of the Revolver Commitments, less (B) the Average Revolver Usage in respect of such Revolver Commitments during the immediately preceding month (or portion thereof), and (ii) the FILO Lenders, an unused line fee (collectively with the fee in the foregoing clause (i), the "Unused Line Fee") in an amount equal to the Applicable Unused Line Fee Percentage per annum multiplied by the result of (A) the aggregate amount of the FILO Commitments, less (B) the Average FILO Usage in respect of such FILO Commitments during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the third day of each month from and after the Closing Date up to the third day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c)               Field Examination and Other Fees. Subject to any limitations set forth in Section 5.7(c), Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Subsidiaries performed by or on behalf of Agent, and (ii) the actual fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to conduct field examinations or appraise the Collateral, or any portion thereof.

2.11.                Letters of Credit.

(a)               Subject to the terms and conditions of this Agreement, upon the request of a Borrower Group made in accordance herewith, and prior to the Maturity Date, each Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of such Borrower Group (with such Letters of Credit being available to support obligations of any Loan Party or Subsidiary thereof); provided that (x) DBNY and Barclays shall only be required to issue standby Letters of Credit and (y) no Issuing Bank shall be required to issue Letters of Credit in an aggregate amount at any time outstanding which shall exceed such Issuing Bank's Commitment without its consent. By submitting a request to an Issuing Bank for the issuance of a Letter of Credit, a Borrower Group shall be deemed to have requested that such Issuing Bank issue the requested Letter of Credit for the account of such Borrower Group. Each request by a Borrower Group for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and the applicable Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and such Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension (it being understood that, in the case of the Closing Date Letters of Credit, one Business Day before the Closing Date shall be considered reasonably advance notice), and (iii) subject to the applicable Issuing Bank's authentication procedures with results reasonably satisfactory to such Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Agent and the applicable Issuing Bank and (i) shall specify (A) the amount and currency of such Letter of Credit, which shall be in Dollars or an Alternative Currency, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be reasonably necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or the applicable Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that such Issuing Bank generally requests for Letters of Credit in similar circumstances. Each Issuing Bank's records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, an Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year. For purposes of this Agreement, a Letter of Credit shall be considered outstanding if it has not yet been cancelled or if prior to cancellation a drawing was made that has not yet been honored or refused. If a Letter of Credit by its terms provides for any automatic increase in the amount available to be drawn thereunder, then for purposes of this Agreement the outstanding amount of such Letter of Credit shall be deemed to include the amount of such increase even if it has not yet taken effect (and, accordingly, the amount of such increase shall be taken into account in computing the Letter of Credit Exposure, the amount of any unused Commitment and fees).

(b)               No Issuing Bank shall have any obligation to issue or amend a Letter of Credit if any of the following would result after giving effect to the requested issuance or amendment:

(i)               (A) the Letter of Credit Usage would exceed the Letter of Credit Sublimit or (B) the Dollar equivalent of such Issuing Bank's issued Letters of Credit hereunder would exceed such Issuing Bank's pro rata share of the Letter of Credit Sublimit, or

(ii)              the Facility Usage would exceed the Line Cap, or

(iii)             with respect to Revolving Letters of Credit, the Revolver Usage would exceed the lesser of (A) the Maximum Revolver Amount and (B) the Aggregate Borrowing Base, or

(iv)             with respect to FILO Letters of Credit, FILO Usage would exceed the lesser of (A) the FILO Borrowing Base, and (B) the Maximum FILO Amount, unless such excess is able to be reallocated as Revolver Usage, or

(v)              with respect to Joint Letters of Credit issued pursuant to a Joint Revolver Commitment, the Joint Revolver Usage would exceed the Joint Borrowing Base, or

(vi)             with respect to German Letters of Credit issued pursuant to a German Revolver Commitment, the German Revolver Usage would exceed lesser of the German Borrowing Base and the German Sublimit, or

(vii)            with respect to Swiss Letters of Credit issued pursuant to a Swiss Revolver Commitment, the Swiss Revolver Usage would exceed the lesser of the Swiss Borrowing Base and the Swiss Sublimit, or

(viii)           with respect to Joint Letters of Credit issued pursuant to a Joint FILO Commitment, the Joint FILO Usage would exceed the Joint FILO Borrowing Base, unless such excess is able to be reallocated as Joint Revolver Usage, or

(ix)             with respect to German Letters of Credit issued pursuant to a German FILO Commitment, the German FILO Usage would exceed lesser of the German FILO Borrowing Base and the German Sublimit, unless such excess is able to be reallocated as German Revolver Usage, or

(x)               with respect to Swiss Letters of Credit issued pursuant to a Swiss FILO Commitment, the Swiss FILO Usage would exceed the lesser of the Swiss FILO Borrowing Base and the Swiss Sublimit, unless such excess is able to be reallocated as Swiss Revolver Usage.

(c)               In the event there is a Defaulting Lender as of the date of any request by a Borrower Group for the issuance of a Letter of Credit, no Issuing Bank shall be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender's Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) the applicable Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate such Issuing Bank's risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include such Borrower Group cash collateralizing such Defaulting Lender's Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, no Issuing Bank shall have any obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request that such Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will not or may not be in Dollars or an Alternative Currency.

(d)               Each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Bank issues any Letter of Credit. In addition, each Issuing Bank (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Bank during the prior calendar week. Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by an Issuing Bank at the request of Borrowers (regardless of whether one of the Borrowers, another member of the Borrower Group, or an Affiliate thereof was the requesting entity or applicant thereof) on the Closing Date and that such Existing Letters of Credit shall be subject to all provisions contained herein (including, without limitation, this Section 2.11) and be secured by the Collateral pursuant to the Loan Documents. Each issuer of an Existing Letter of Credit shall be deemed an "Issuing Bank" with respect to such Existing Letter of Credit. Each Letter of Credit shall be in form and substance reasonably acceptable to the applicable Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars or an Alternative Currency. If any Issuing Bank makes a payment under a Letter of Credit, such Issuing Bank shall notify the applicable Borrower Group and Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower Group shall reimburse the applicable Issuing Bank in in Dollars in an amount equal to the Dollar equivalent of such Alternative Currency (as converted at the Spot Rate as determined by Agent, which calculation shall be deemed correct absent manifest error), unless such Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in the applicable Alternative Currency. Subject to the last sentence of Section 2.5(a), the applicable Borrower Group shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan or a FILO Loan, as applicable, for the account of such Borrower Group hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans and FILO Loans, as applicable, that are Base Rate Loans. If such Letter of Credit Disbursement is made in an Alternative Currency, the amount of such Letter of Credit Disbursement shall be converted into Dollars at the Spot Rate (as determined by Agent, which calculation shall be deemed correct absent manifest error) on such date for purposes of determining the amount of such Revolving Loan or FILO Loan, as applicable. If a Letter of Credit Disbursement is deemed to be a Revolving Loan or FILO Loan, as applicable, for a Borrower Group as provided above, such Borrower Group's obligation to pay the amount of such Letter of Credit Disbursement to the applicable Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan or FILO Loan, as applicable, subject to the last sentence of Section 2.5(a). Promptly following receipt by Agent of any payment from a Borrower Group pursuant to this paragraph, Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.11(e) to reimburse the applicable Issuing Bank, then to such Lenders and applicable Issuing Bank as their interests may appear.

(e)               Promptly following receipt of a notice of a Letter of Credit Disbursement with respect to a Letter of Credit issued for the account of a Borrower Group pursuant to Section 2.11(d), each applicable Lender agrees to fund its Pro Rata Share of any Facility Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if such Borrower Group had requested the amount thereof as a Facility Loan and Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from such Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) for the account of a Borrower Group and without any further action on the part of any Issuing Bank or the applicable Lenders, the applicable Issuing Bank shall be deemed to have granted to each applicable Lender, and each applicable Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by such Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of such Issuing Bank, such Lender's Pro Rata Share of any Letter of Credit Disbursement made by such Issuing Bank under the applicable Letter of Credit (in the case of a Letter of Credit Disbursement made in an Alternative Currency, in the equivalent in Dollars calculated at the Spot Rate (as determined by Agent, which calculation shall be deemed correct absent manifest error)). In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the applicable Issuing Bank, such Lender's Pro Rata Share of each Letter of Credit Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower Group on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or such Issuing Bank elects, based upon the advice of counsel, to refund) to such Borrower Group for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of an Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender's Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the applicable Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full. Notwithstanding the foregoing, to the extent that any Letter of Credit is issued at a time when the then outstanding FILO Usage is less than the FILO Subline Amount, participations in any Letter of Credit shall be deemed to be acquired first, by the FILO Lenders in accordance with their respective FILO Commitments until no such availability remains thereunder and second, by the Revolving Lenders in accordance with their respective Revolving Commitments.

(f)                Each Borrower Group agrees to indemnify, defend and hold harmless each member of the Lender Group (including each Issuing Bank and its branches, Affiliates, and correspondents) and each such Person's respective directors, officers, employees, attorneys and agents (each, including each Issuing Bank, a "Letter of Credit Related Person") (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (except for Taxes unless such Taxes represent losses, claims or damages arising from any non-Tax claim) (the "Letter of Credit Indemnified Costs"), and which arise out of or in connection with, or as a result of:

(i)                 any Letter of Credit for the account of such Borrower Group or any pre-advice of its issuance;

(ii)               any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit for the account of such Borrower Group;

(iii)              any action or proceeding arising out of, or in connection with, any Letter of Credit for the account of such Borrower Group (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any such Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any such Letter of Credit;

(iv)              any independent undertakings issued by the beneficiary of any Letter of Credit for the account of such Borrower Group;

(v)               any unauthorized instruction or request made to the applicable Issuing Bank in connection with any Letter of Credit or requested Letter of Credit for the account of such Borrower Group, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi)              an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)            any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of proceeds of any Letter of Credit for the account of such Borrower Group or holder of an instrument or document;

(viii)           the fraud, forgery or illegal action of parties in connection with any Letter of Credit for the account of such Borrower Group other than the Letter of Credit Related Person;

(ix)              any prohibition on payment or delay in payment of any amount payable by the applicable Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit for the account of such Borrower Group arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x)                the applicable Issuing Bank's performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xi)               any foreign language translation provided to the applicable Issuing Bank in connection with any Letter of Credit for the account of such Borrower Group;

(xii)              any foreign law or usage as it relates to the applicable Issuing Bank's issuance of a Letter of Credit for the account of such Borrower Group in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by the applicable Issuing Bank in connection therewith; or

(xiii)             the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of Letter of Credit Related Persons related to any Letter of Credit for the account of such Borrower Group;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Each Borrower Group hereby agrees to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing by such Borrower Group under this Section 2.11. If and to the extent that the obligations of a Borrower Group under this Section 2.11 are unenforceable for any reason, such Borrower Group agrees to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)               The liability of each Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice) for the account of a Borrower Group, regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by such Borrower Group that are caused directly by such Issuing Bank's gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. A Borrower Group's aggregate remedies against any Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by such Borrower Group to such Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Each Borrower Group shall take action to avoid and mitigate the amount of any damages claimed against any Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by a Borrower Group under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by such Borrower Group as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had such Borrower Group taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the applicable Issuing Bank to effect a cure.

(h)               Each Borrower Group is responsible for the final text of any Letter of Credit issued for the account of such Borrower Group as issued by an Issuing Bank, irrespective of any assistance such Issuing Bank may provide such as drafting or recommending text or by such Issuing Bank's use or refusal to use text submitted by such Borrower Group. Each Borrower Group understands that the final form of any Letter of Credit issued for the account of such Borrower Group may be subject to such revisions and changes as are deemed reasonably necessary or appropriate by the applicable Issuing Bank, and each Borrower Group hereby consents to such revisions and changes not materially different from the application executed in connection therewith. Each Borrower Group is solely responsible for the suitability of the Letter of Credit for such Borrower Group's purposes. If a Borrower Group requests an Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an "Account Party"), (i) such Account Party shall have no rights against such Issuing Bank; (ii) such Borrower Group shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among such Issuing Bank and such Borrower Group. Each Borrower Group will examine the copy of the Letter of Credit issued for the account of such Borrower Group and any other documents sent by an Issuing Bank in connection therewith and shall promptly notify such Issuing Bank (not later than three (3) Business Days following such Borrower Group's receipt of documents from such Issuing Bank) of any non-compliance with such Borrower Group's instructions and of any discrepancy in any document under any presentment or other irregularity. Each Borrower Group understands and agrees that no Issuing Bank is required to extend the expiration date of any Letter of Credit issued for the account of such Borrower Group for any reason. With respect to any Letter of Credit issued for the account of a Borrower Group containing an "automatic amendment" to extend the expiration date of such Letter of Credit, an Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if such Borrower Group does not at any time want the then current expiration date of such Letter of Credit to be extended, such Borrower Group will so notify Agent and such Issuing Bank at least 30 calendar days before such Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.

(i)                 Each Borrower Group's reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)                any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document, this Agreement, or any Loan Document, or any term or provision therein or herein;

(ii)              payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)             any Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)             any Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)               the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, any Issuing Bank or any other Person;

(vi)             any Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at such Issuing Bank's counters or are different from the electronic presentation;

(vii)          any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower's or any of its Subsidiaries' reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against any Issuing Bank, the beneficiary or any other Person; or

(viii)        the fact that any Default or Event of Default shall have occurred and be continuing;

provided, that subject to Section 2.11(g) above, the foregoing shall not release any Issuing Bank from such liability to such Borrower Group as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against such Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of such Borrower Group to such Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j)                 Without limiting any other provision of this Agreement, no Issuing Bank and no other Letter of Credit Related Person (if applicable) shall be responsible to any Borrower Group for, and an Issuing Bank's rights and remedies against such Borrower Group and the obligation of such Borrower Group to reimburse such Issuing Bank for each drawing under each Letter of Credit issued for the account of such Borrower Group shall not be impaired by:

(i)                 honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)                honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)              acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)              the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank's determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)               acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the applicable Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)              any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to any Borrower;

(vii)             any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)            assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)              payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)                acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the applicable Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)               honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by the applicable Issuing Bank if subsequently such Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)             dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)            honor of a presentation that is subsequently determined by the applicable Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)               Each Borrower Group shall pay immediately upon demand to Agent for the account of each Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the applicable Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Bank equal to 0.125% per annum multiplied by the average amount of the Letter of Credit Usage attributable to Letters of Credit issued by such Issuing Bank for the account of such Borrower Group during the immediately preceding quarter, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, such Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to such Letters of Credit, at the time of issuance of any such Letter of Credit and upon the occurrence of any other activity with respect to any such Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l)                If by reason of (x) any Change in Law, or (y) compliance by any Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)                 any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Loans or obligations to make Loans hereunder or hereby, or

(ii)                there shall be imposed on any Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit, Loans, or obligations to make Loans hereunder,

and the result of the foregoing is to increase, directly or indirectly, the cost to any Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and the Borrower Group obligated to such Issuing Bank shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the applicable Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m)             Each standby Letter of Credit shall expire not later than the date that is five Business Days prior to the Maturity Date (the "L/C Expiration Date"); provided, that any Borrower Group may request that an Issuing Bank issue on or prior to such date a Letter of Credit with an expiration date that is beyond the L/C Expiration Date (including as a result of an automatic renewal of a Letter of Credit for an additional period that would end after the L/C Expiration Date) (each such Letter of Credit, an "Extended Expiration Letter of Credit"), and such Issuing Bank may in its sole discretion, without the consent of Agent or any of the Lenders, agree to issue such Extended Expiration Letter of Credit (it being understood that no Issuing Bank shall be obligated to issue any Extended Expiration Letter of Credit). No Extended Expiration Letter of Credit may be issued after the L/C Expiration Date. With respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the L/C Expiration Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Maturity Date.

(n)               If (i) any Event of Default shall occur and be continuing, or (ii) Excess Availability shall at any time be less than zero, then on the Business Day following the date when the Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n) upon such demand, each Borrower Group shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage of such Borrower Group. If a Borrower Group fails to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Lenders may (and, upon direction of Agent, shall) advance, as Facility Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage of such Borrower Group is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(o)               Unless otherwise expressly agreed by the applicable Issuing Bank and a Borrower Group when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p)               Each Issuing Bank shall be deemed to have acted with due diligence and reasonable care if such Issuing Bank's conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q)               In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(r)                The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s)                At each Borrower Group's costs and expense, such Borrower Group shall execute and deliver to the applicable Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by such Issuing Bank to enable such Issuing Bank to issue any Letter of Credit for the account of such Borrower Group pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce such Issuing Banks' rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower Group irrevocably appoints each Issuing Bank as its attorney-in-fact and authorizes each Issuing Bank, without notice to such Borrower Group, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by each Borrower Group is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit for the account of such Borrower Group and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

(t)                 Any Issuing Bank may at any time give notice of its resignation to Agent, the Lenders, the other Issuing Banks and Borrowers; provided that, unless such resignation is in connection with a permitted assignment of such Issuing Bank's rights and obligations under this Agreement or due to a regulatory issue, notice must be delivered no less than thirty (30) days in advance of such resignation and prior to the date of such resignation, the applicable Issuing Bank shall have identified another Lender reasonably acceptable to Borrowers and Agent that has agreed to act as a replacement Issuing Bank hereunder and in connection therewith such resigning Issuing Bank (i) shall not be required to issue any further Letters of Credit and (ii) shall maintain all of its rights as Issuing Bank with respect to any Letters of Credit issued by it prior to the date of such resignation so long as such Letters of Credit remain outstanding and are not otherwise subject to Letter of Credit Collateralization in accordance with the terms herein.

2.12.                LIBOR Option.

(a)               Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, each Borrower Group shall have the option, subject to Section 2.12(b) below (the "LIBOR Option") to have interest on all or a portion of the Revolving Loans or the FILO Loans made to such Borrower Group be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless a Borrower Group has properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of Agent or the Required Lenders, Borrowers no longer shall have the option to request that Revolving Loans or FILO Loans bear interest at a rate based upon the LIBOR Rate.

(b)               LIBOR Election.

(i)                 Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 1:00 p.m. at least three Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of a Borrower Group's election of the LIBOR Option for a permitted portion of the Revolving Loans or the FILO Loans made to such Borrower Group and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline. Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)                Each LIBOR Notice shall be irrevocable and binding on the applicable Borrower Group. In connection with each LIBOR Rate Loan, each Borrower Group shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, "Funding Losses"). A certificate of Agent or a Lender delivered to the applicable Borrower Group setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. The applicable Borrower Group shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

(iii)            Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than five LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)               Conversion; Prepayment. Any Borrower Group may convert LIBOR Rate Loans to Base Rate Loans or prepay LIBOR Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, such Borrower Group shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)               Special Provisions Applicable to LIBOR Rate.

(i)                 The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give the applicable Borrower Group and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, such Borrower Group may, by notice to such affected Lender (A) require such Lender to furnish to such Borrower Group a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)              In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and the applicable Borrower Group and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) such Borrower Group shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii)            Effect of Benchmark Transition Event.

(A)             Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and Administrative Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B)              Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right, in consultation with Administrative Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(C)              Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes and (4) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or the Lenders pursuant to this Section 2.12(d)(iii) including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from or consultation with any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).

(D)             Benchmark Unavailability Period. Upon Administrative Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may revoke any request for a LIBOR Borrowing of, conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.

(e)               No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13.                Capital Requirements.

(a)               If, after the date hereof, Issuing Bank or any Lender with respect to a Borrower Group determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank's, such Lender's, or such holding companies' capital or liquidity as a consequence of Issuing Bank's or such Lender's commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank's, such Lender's, or such holding companies' then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity's capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify such Borrower Group and Agent thereof. Following receipt of such notice, such Borrower Group agrees to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank's or such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank's or such Lender's right to demand such compensation; provided, that no Borrower Group shall be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies such Borrower Group of such Change in Law giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)               If Issuing Bank or any Lender with respect to a Borrower Group requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an "Affected Lender"), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. The applicable Borrower Group agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate such Borrower Group's obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable such Borrower Group to obtain LIBOR Rate Loans, then such Borrower Group (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender's commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement.

(c)               Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

3.	CONDITIONS; TERM OF AGREEMENT.

3.1.                  Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment of each of the conditions precedent set forth on Schedule 3.1 to this Agreement (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent). In addition to the foregoing, (a) the obligation of each Lender with a German Commitment to make the initial extensions of credit to the German Borrower provided for hereunder is further subject to the fulfillment of each of the conditions precedent set forth on Schedule 3.1(a) to this Agreement (the making of such initial extensions of credit by a Lender with a German Commitment being conclusively deemed to be its satisfaction or waiver of such conditions precedent), and (b) the obligation of each Lender with a Swiss Commitment to make the initial extensions of credit to the Swiss Borrower provided for hereunder is further subject to the fulfillment of each of the conditions precedent set forth on Schedule 3.1(b) to this Agreement (the making of such initial extensions of credit by a Lender with a Swiss Revolving Commitment being conclusively deemed to be its satisfaction or waiver of such conditions precedent).

3.2.                  Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)               the representations and warranties of each Loan Party or its Restricted Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b)               no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3.                  Maturity. The Commitments shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).

3.4.                  Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations (other than Hedge Obligations) in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent's Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers' sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent's Liens and all notices of security interests and liens previously filed by Agent.

3.5.                  Early Termination by Borrowers. Borrowers have the option, at any time upon three Business Days prior written notice to Agent, to repay all of the Obligations in full and terminate the Commitments. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

3.6.                  Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 to this Agreement (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default). The obligation of the Joint Lender Group (or any member thereof) to make Loans (or otherwise extend credit hereunder) predicated on the assets of a Norwegian Borrowing Base Loan Party is subject to the fulfillment, to the reasonable satisfaction of Agent and each Lender with a Joint Commitment, of each of the conditions precedent set forth on Schedule 3.6(a) to this Agreement (the making of any extension of credit by a Lender with a Joint Commitment being conclusively deemed to be its satisfaction or waiver of such conditions subsequent).

4.	REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each of Parent and each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date), and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1.                  Due Organization and Qualification; Subsidiaries.

(a)               Each Loan Party and each of its Restricted Subsidiaries (i) is duly organized and existing and, to the extent applicable in the relevant jurisdiction of such Loan Party or Restricted Subsidiary, in good standing under the laws of the jurisdiction of its organization, (ii) is qualified or registered to do business in any jurisdiction where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)               Set forth on Schedule 4.1(b) to this Agreement is a complete and accurate description of the authorized Equity Interests of Parent as of the Closing Date immediately after giving effect to the Transactions, by class, and, as of the Closing Date immediately after giving effect to the Transactions, a description of the number of shares of each such class that are issued and outstanding.

(c)               Set forth on Schedule 4.1(c) to this Agreement (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of Parent's direct and indirect Subsidiaries, showing, solely in the case of Loan Parties: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Loan Party, and (ii) the number and the percentage of the outstanding shares of each class of Equity Interests owned directly by the parent (or parents) of each such Loan Party. All of the outstanding Equity Interests of each Loan Party has been validly issued and is fully paid and non-assessable.

(d)               Except as set forth on Schedule 4.1(d) to this Agreement, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party's or any of its Subsidiaries' Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

4.2.                  Due Authorization; No Conflict.

(a)               As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)               As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, provincial, foreign or local law or regulation applicable to any Loan Party or its Restricted Subsidiaries, the Governing Documents of any Loan Party or its Restricted Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Restricted Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Restricted Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3.                  Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.

4.4.                  Binding Obligations; Perfected Liens.

(a)               Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

(b)               Agent's Liens are validly created, perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Collateral Documents are required to be perfected), (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by the Loan Document, (vi) as otherwise contemplated by the Collateral Documents, and subject only to the filing of financing statements, the recordation of any Copyright Security Agreement, Patent Security Agreement or Trademark Security Agreement, the recordation of any Mortgages and other filings and recordation contemplated by the Collateral Documents, in each case, in the appropriate filing offices), and first priority Liens, subject only to (a) Permitted Liens and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent Agent has not obtained or does not maintain possession of Collateral secured by such Liens.

4.5.                  Title to Assets; No Encumbrances. Each of the Loan Parties and its Restricted Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for (i) assets disposed of since the date of such financial statements to the extent permitted hereby (ii) Permitted Liens and (iii) minor defects in title that do not interfere with such Loan Party’s ability to conduct its business as currently conducted or to utilize such properties for their intended purpose. All of such assets are free and clear of Liens except for Permitted Liens.

4.6.                  Litigation.

(a)               There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Restricted Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)               Schedule 4.6(b) to this Agreement sets forth a complete and accurate description of each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in a Material Adverse Effect that, as of the Closing Date, is pending or, to the knowledge of any Borrower, after due inquiry, threatened against a Loan Party or any of its Restricted Subsidiaries.

4.7.                  Compliance with Laws. No Loan Party nor any of its Restricted Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8.                 No Material Adverse Effect. All historical financial statements relating to Parent and its consolidated Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Parent's and its consolidated Subsidiaries' consolidated financial condition as of the date thereof and results of operations for the period then ended. There has been no material adverse change since July 3, 2019 in the financial condition, business, assets or operations of Parent and its Restricted Subsidiaries, taken as a whole.

4.9.                 Solvency. Immediately after the consummation of the transactions to occur on the Closing Date, (a) the Loan Parties, on a consolidated basis, are Solvent, and (b) each of the German Borrower and the Swiss Borrower, individually, is Solvent.

4.10.                Employee Benefits.

(a)               Except as set forth on Schedule 4.10, no Loan Party, none of their Restricted Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any (i) Benefit Plan, or (ii) Canadian Defined Benefit Plan, nor has any liabilities or obligations in respect of a Canadian Defined Benefit Plan.

(b)               Except as could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of the ERISA Affiliates has complied in all material respects with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan and Foreign Plan.

(c)               Except as could not reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan and Foreign Plan is, and has been, maintained in substantial compliance with ERISA, the IRC (if applicable), all applicable laws and the terms of each such Employee Benefit Plan.

(d)               Except as could not reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or is entitled to rely on an opinion letter provided under a volume submitted program. To the best knowledge of each Loan Party and the ERISA Affiliates after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification.

(e)               No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.

(f)                No Notification Event exists or has occurred in the past six (6) years.

(g)               No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

4.11.                Environmental Condition. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Parent nor any of its Subsidiaries (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required for the conduct of Parent’s or any of its Subsidiaries’ business under any Environmental Law, (b) is liable for any Environmental Liability, (c) has received notice of any claim against or affecting it with respect to any Environmental Liability or (d) has knowledge of any facts or circumstances that would give rise to any Environmental Liability against or affecting it.

4.12.                Complete Disclosure. All written information heretofore and hereafter furnished by the Loan Parties to Agent or any Lender in connection with this Agreement or any of the other Loan Documents, when considered together with the disclosures made herein, in the other Loan Documents and in the filings made by any Loan Party with the SEC pursuant to the Exchange Act, did not as of the date thereof, and will not as of the date any such information is hereafter furnished (or if such information related to a specific date, as of such specific date), when read together and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made, except for such information, if any, that has been updated, corrected, supplemented, superseded or modified pursuant to a written instrument delivered to Agent and the Lenders. The Projections delivered to Agent on October 14, 2019 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Parent's good faith estimate, on the date such Projections are delivered, of Parent's and its consolidated Subsidiaries' future performance for the periods covered thereby based upon assumptions believed by Parent to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Parent and its Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Parent's good faith estimate, projections or forecasts based on methods and assumptions which Parent believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results). The information included in the Beneficial Ownership Certification most recently provided to Lenders hereunder is true and correct in all respects.

4.13.                 Patriot Act, Etc. To the extent applicable, each Loan Party is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the "Patriot Act"), and (c) all applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation.

4.14.                 Indebtedness. Set forth on Schedule 4.14 to this Agreement is a true and complete list of all Indebtedness for borrowed money of each Loan Party and each of its Restricted Subsidiaries outstanding immediately prior to the Closing Date (other than (i) unsecured Indebtedness permitted under Section 6.1 outstanding immediately prior to the Closing Date with respect to any one transaction or a series of related transactions in an amount not to exceed $10,000,000; provided, that all such unsecured Indebtedness, in the aggregate, shall not exceed $10,000,000 and (ii) intercompany Indebtedness among any of Parent and/or any of its Restricted Subsidiaries) that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15.                 Payment of Taxes. Each Loan Party and each Restricted Subsidiary has caused to be filed all United States federal income Tax returns and other material Tax returns, statements and reports (or obtained extensions with respect thereto) which are required to be filed and has paid or deposited or made adequate provision in accordance with GAAP for the payment of all Taxes (including estimated Taxes shown on such returns, statements and reports) which are due and owing pursuant to applicable law, except (a) for Taxes whose amount, applicability or validity is being contested in a Permitted Protest and (b) where the failure to pay such Taxes (collectively for the Loan Parties and the Restricted Subsidiaries, taken as a whole) would not have a Material Adverse Effect.

4.16.                 Margin Stock. Neither any Loan Party nor any of its Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock or, as of the Closing Date, owns any Margin Stock. No part of the proceeds of the Loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17.                 Governmental Regulation. No Loan Party nor any of its Restricted Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Restricted Subsidiaries is a "registered investment company" or a company "controlled" by a "registered investment company" or a "principal underwriter" of a "registered investment company" as such terms are defined in the Investment Company Act of 1940.

4.18.                 OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party or any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) except as set forth on Schedule 4.18, is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries (other than those set forth on Schedule 4.18) has implemented and maintains in effect policies and procedures designed to ensure compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

To the extent that any representation contained in this Section 4.18 made by any Loan Party incorporated or organized under the laws of Germany or a resident (Inländer) (within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Auβenwirtschaftgesetz)) would result in a violation of or conflict with or liability under either EU Regulation (EC) 2271/96 or section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (in connection with the German Foreign Trade Act (Außenwirtschaftsgesetz (AWG)) or any similar anti-boycott statute, Agent will, upon the request of the respective Loan Party, enter into bona fide discussions with such Loan Party regarding the implementation of procedures to mitigate any such conflict or violation.

4.19.                 Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Parent or any Borrower, threatened against any Loan Party or its Restricted Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Restricted Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Restricted Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Parent or any Borrower, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Restricted Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Restricted Subsidiaries. None of any Loan Party or its Restricted Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party or its Restricted Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or Restricted Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20.                 Status as a Holding Company. Parent does not have any operating assets or engage in any business other than any customary business of a holding company and ordinary course business operations of Parent in existence prior to the Closing Date.

4.21.                 Leases. Each Loan Party and its Restricted Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Restricted Subsidiaries exists under any of them.

4.22.                 Eligible Accounts. As to each Account that is identified by the Borrowing Base Loan Parties as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Borrowing Base Loan Party's business, (b) owed to a Borrowing Base Loan Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.23.                 Eligible Inventory. As to each item of Inventory that is identified by the Borrowing Base Loan Parties as Eligible Finished Goods Inventory or Eligible Work-in-Process Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory.

4.24.                 Eligible Rental Tools. As to each Rental Tool that is identified by the Domestic Borrowing Base Loan Parties and the Canadian Borrowing Base Loan Parties as Eligible Rental Tools in a Borrowing Base Certificate submitted to Agent, such Rental Tool is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Rental Tools.

4.25.                 Location of Inventory and Rental Tools. Except as set forth in Schedule 4.25, the Inventory and Rental Tools of any Loan Party is not stored with a bailee, warehouseman, or similar party and is located only at the locations identified on Schedule 4.25 to this Agreement (as such Schedule may be updated pursuant to Section 5.14) or, in each case in the ordinary course of business, at another location for repairs, in-transit or deployed with a customer.

4.26.                 Inventory Records. Each Loan Party keeps correct and accurate records in all material respects itemizing and describing the type, quality, and quantity of its and its Restricted Subsidiaries' Inventory and the book value thereof.

4.27.                Other Documents.

(a)               Borrowers have delivered to Agent a complete and correct copy of the L/C Facility Loan Documents, including all schedules and exhibits thereto, executed on the Closing Date. The execution, delivery and performance of each of the L/C Facility Loan Documents has been duly authorized by all necessary action on the part of each Borrower who is a party thereto. Each L/C Facility Loan Document is the legal, valid and binding obligation of each Borrower who is a party thereto, enforceable against each such Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(b)               Borrowers have delivered to Agent a complete and correct copy of the Unsecured Notes Indenture, including all schedules and exhibits thereto, executed on the Closing Date. The execution, delivery and performance of the Unsecured Notes Indenture has been duly authorized by all necessary action on the part of each Borrower who is a party thereto. The Unsecured Notes Indenture is the legal, valid and binding obligation of each Borrower who is a party thereto, enforceable against each such Borrower in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights, and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

4.28.                Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party shall satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations relevant to it as a counterparty or guarantor of a Hedge Agreement, as applicable.

4.29.                Compliance with the Swiss Non-Bank Rules.

(a)               Each Swiss Loan Party is in compliance with the Swiss Non-Bank Rules; provided, however, that a Swiss Loan Party shall not be in breach of this representation if the permitted number of Swiss Non-Qualifying Lenders is exceeded solely by reason of:

(i)                 a failure by one or more Lenders or Participants to comply with their obligations under Section 13.1;

(ii)                a confirmation made by one or more Lenders or Participants to be one single Swiss Non-Qualifying Lender is incorrect;

(iii)              one or more Lenders or Participants ceasing to be a Swiss Qualifying Lender (to the extent such Lender or Participant is confirmed to be a Swiss Qualifying Lender) as a result of any reason attributable to such Lender or Participant; or

(iv)              an assignment or participation of any Commitments under this Agreement to a Swiss Non-Qualifying Lender after the occurrence of an Event of Default.

(b)               For the purposes of this Section 4.29, each Swiss Loan Party shall assume that the aggregate number of Lenders or Participants under this Agreement which are Swiss Non-Qualifying Lenders is ten (10).

4.30.                Centre of Main Interest. For the purposes of the Insolvency Regulation, the "centre of main interests" of any Person incorporated in the Netherlands, is situated in its jurisdiction of incorporation and it has no "establishment" (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

4.31.                Dutch Fiscal Unity. Any fiscal unity (fiscale eenheid) for Dutch tax purposes of which a Loan Party forms part of, consist of Loan Parties and/or Restricted Subsidiaries only.

4.32.                Tax Residency. Each Loan Party organized under the laws of the Netherlands is resident for tax purposes in the Netherlands only and does not have a permanent establishment or other taxable presence outside the Netherlands, unless with the prior written consent of Agent.

5.	AFFIRMATIVE COVENANTS.

Each of Parent and each Borrower covenants and agrees that, until the termination of all of the Commitments and payment in full of the Obligations:

5.1.                   Financial Statements, Reports, Certificates. Parent and each Borrower (a) will deliver to Agent each of the financial statements, reports, and other items set forth on Schedule 5.1 to this Agreement no later than the times specified therein, (b) agree that no Restricted Subsidiary will have a fiscal year different from that of Parent, (c) agree to maintain a system of accounting that enables Parent and Borrowers to produce financial statements in accordance with GAAP, (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries' sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto in consultation with Agent, and (e) will permit Agent (whether using field examination personnel employed by Agent or employing the services of one or more third Persons) to conduct an on-site review of Borrowers' calculation of the Borrowing Base and all supporting detail used in the calculations thereof (and Parent shall, and shall cause the Borrowing Base Loan Parties to, make available such officers and employees of such Loan Parties as is necessary or reasonably desirable in connection with such review), until Borrowers' successful transition to Agent's electronic reporting system ("ERS") for calculation of the Borrowing Base and providing supporting data, for the period from the Closing Date until the earlier of (a) nine months thereafter and (b) Borrowers' successful transition to ERS in the reasonable determination of Agent; provided that the requirements of this clause (e) are separate from, and in addition to, the requirements of Section 5.7. Documents required to be delivered pursuant to this Section 5.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrowers post such documents, or provide a link thereto on Borrowers' website on the Internet and (ii) on which such documents are posted on Borrowers' behalf on an Internet or intranet website, if any, to which each Lender and Agent have access (whether a commercial, third party or governmental website or whether sponsored by Agent), so long as, in either case, a link to such materials is delivered electronically by Borrowers to Agent within the applicable deadlines.

5.2.                   Reporting. Parent (a) will deliver to Agent (and if so requested by Agent, with copies for each Lender) each of the reports set forth on Schedule 5.2 to this Agreement at the times specified therein, and (b) agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule within nine months of the Closing Date. Parent and Borrowers and Agent hereby agree that the delivery of the Borrowing Base Certificate through Agent's electronic platform or portal, subject to Agent's authentication process, by such other electronic method as may be approved by Agent from time to time in its sole discretion, or by such other electronic input of information necessary to calculate the Borrowing Base, as applicable, as may be approved by Agent from time to time in its sole discretion, shall in each case be deemed to satisfy the obligation of Borrowers to deliver such Borrowing Base Certificate, with the same legal effect as if such Borrowing Base Certificate had been manually executed by each Borrowing Base Loan Party and delivered to Agent.

5.3.                   Existence. Except as otherwise permitted under Section 6.2 or Section 6.5, each Loan Party will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect such Person's valid existence and, to the extent applicable in the relevant jurisdiction of such Loan Party or Restricted Subsidiary, good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing (to the extent applicable in such jurisdictions) with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4.                  Maintenance of Properties. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Dispositions permitted under Section 6.5 excepted (except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

5.5.                  Taxes. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon such Loan Party or such Restricted Subsidiary, as applicable, or upon the income, profits or property of such Loan Party or such Restricted Subsidiary, as applicable, except for (i) such Taxes the non-payment or non-discharge of which would not, individually or in the aggregate, have a Material Adverse Effect and (ii) any such Tax whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

5.6.                   Insurance.

(a)               Each Loan Party will, and will cause each of its Restricted Subsidiaries to, at Borrowers' expense, maintain insurance respecting each of each Loan Party's and its Restricted Subsidiaries' assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent (it being agreed that, as of the Closing Date, the Loan Parties' existing insurance providers as set forth in the certificates of insurance delivered to Agent on or about the Closing Date shall be deemed to be acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent). All property insurance policies are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender's loss payable endorsement with a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. Where customary, all certificates of property and general liability insurance are to be delivered to Agent, with the lender's loss payable and additional insured endorsements in favor of Agent and shall provide for not less than thirty days (ten days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Restricted Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers' expense and without any responsibility on Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.

(b)               Borrowers shall give Agent prompt notice of any loss exceeding $15,000,000 covered by the casualty or business interruption insurance of any Loan Party or its Restricted Subsidiaries. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(c)               If at any time the area in which any Real Property that is subject to a Mortgage is located is designated a "flood hazard area" in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount and on terms that are reasonably satisfactory to Agent and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise reasonably satisfactory to Agent and all Lenders.

5.7.                   Inspection.

(a)               Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit Agent, any Lender (provided that such Lender accompanies Agent for such visit), and each of their respective accompanying duly authorized representatives or agents, to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided, that an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent may reasonably request and with reasonable prior notice to Borrowers and during regular business hours, and, at any time following the date that is eighteen (18) months after the Closing Date, no more often than twice in the aggregate for Agent and Lenders in any twelve (12) consecutive month period (unless an Event of Default has occurred and is continuing, in which case such twelve (12) month limitation shall not apply), at Borrowers' expense, subject to the limitations set forth below in Section 5.7(c); provided that any non-public information obtained by any Person during any such visitation, inspection, examination or discussion shall be treated as confidential information in accordance with Section 17.9.

(b)               Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit Agent and each of its duly authorized representatives or agents to conduct field examinations, appraisals or valuations at such reasonable times and intervals as Agent may reasonably request, at Borrowers' expense, with reasonable prior notice to Borrowers and during regular business hours, subject to the limitations set forth below in Section 5.7(c).

(c)               So long as no Event of Default shall have occurred and be continuing during a calendar year, Borrowers shall not be obligated to reimburse Agent for more than (i) one field examination in such calendar year (increasing to two field examinations if an Increased Reporting Event has occurred during such calendar year), (ii) except for one additional post-closing desktop inventory appraisal update related to any fresh-start accounting adjustments, which may be required at Agent's discretion, one inventory appraisal in such calendar year (increasing to two inventory appraisals if an Increased Reporting Event has occurred during such calendar year), and (iii) except for one additional post-closing desktop tooling appraisal update related to any fresh-start accounting adjustments, which may be required at Agent's discretion, one tooling appraisal in such calendar year (increasing to two tooling appraisals if an Increased Reporting Event has occurred during such calendar year), in each case, except for field examinations and appraisals conducted prior to the Closing Date or, at Borrowers' option, in connection with a proposed Permitted Acquisition (whether or not consummated).

5.8.                  Compliance with Laws; Material Agreements. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, (a) comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) perform in all material respects its obligations under material agreements to which it is a party, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9.                   Environmental. Except where any failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party will, and will cause each of its Restricted Subsidiaries to comply with applicable Environmental Laws.

5.10.                 Disclosure Updates. Each Loan Party will, promptly and in no event later than five Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11.                 Additional Guarantors; Additional Collateral; Additional Specified Jurisdictions.

(a)               If (i) as of the time of delivery of a Compliance Certificate pursuant to Section 5.1, it is determined that any Restricted Subsidiary is a Material Specified Subsidiary that is organized in a Specified Jurisdiction or (ii) any Restricted Subsidiary Guarantees or otherwise becomes an obligor in respect of Indebtedness or other obligations under the L/C Facility or any other third party Indebtedness for borrowed money of a Loan Party in an aggregate principal amount in excess of $20,000,000, Parent shall (A) with respect to a determination made pursuant to clause (a)(i) above, within 45 days (or such later date as may be agreed upon by Agent) after such determination (or, in the case of a Material Specified Subsidiary organized in a new Specified Jurisdiction, 45 days after Agent designates such new Specified Jurisdiction pursuant to Section 5.11(b), as such time period may be extended by Agent in its sole discretion) or (B) with respect any Guarantee provided pursuant to clause (a)(ii) immediately above, contemporaneously with the provision of such Guarantee, cause such Restricted Subsidiary to (1) become a Guarantor by delivering to Agent a duly executed Guaranty Agreement or supplement to a Guaranty Agreement or such other document as Agent shall deem appropriate for such purpose, (2) deliver to Agent such opinions (including an opinion as to such Guarantor's ability to guarantee the Obligations pursuant to such Guaranty Agreement, supplement or other document and to grant Liens to secure the Obligations), organizational and authorization documents and certificates of the type referred to in Schedule 3.1 to this Agreement as may be reasonably requested by Agent, (3) deliver to Agent such other documents as may be reasonably requested by Agent, all in form, content and scope reasonably satisfactory to Agent, and (4) the requirements of the last sentence of Section 5.12 shall have been satisfied.

(b)               If, in the most recent Compliance Certificate delivered pursuant to Section 5.1, Parent identifies any Material Specified Subsidiary that is organized in a jurisdiction that is not a then existing Specified Jurisdiction or an Excluded Jurisdiction, then Agent shall have the right to designate such jurisdiction as a Specified Jurisdiction by providing written notice of such designation to Parent, which designation shall be deemed to take effect on the Business Day such designation is made.

(c)               As promptly as possible but in any event within 45 days (or such later date as may be agreed upon by Agent) after any Person becomes a Loan Party pursuant to Section 5.11(a) or otherwise, Parent shall cause (i) such Person to deliver to Agent Collateral Documents (or one or more joinders thereto) reasonably satisfactory to Agent pursuant to which such Person grants to Agent a Lien on substantially all of its assets (other than Excluded Assets) and agrees to be bound by the terms and provisions thereof and (ii) all of the issued and outstanding Equity Interests of such Loan Party to be subject to a perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) Lien, with the priority as set forth in the Intercreditor Agreement, in favor of Agent to secure the Obligations in accordance with the terms and conditions of, and subject to the exceptions set forth in, the Collateral Documents or such other pledge and security documents as Agent shall reasonably request, subject in any case to Liens created under the Loan Documents, and restrictions on transfer imposed by applicable securities laws and other Liens permitted hereunder that arise by operation of law, such Collateral Documents to be accompanied, upon the reasonable request of Agent, by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to Agent and its counsel.

(d)               As promptly as possible but in any event within 45 days (or such later date as may be agreed upon by Agent) after (i) any Loan Party acquires personal property that is not an Excluded Asset and is not already subject to a perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) Lien, with the priority as set forth in the Intercreditor Agreement, in accordance with the Collateral Documents, such Loan Party shall cause such personal property to be subject to a perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) Lien, with the priority as set forth in the Intercreditor Agreement, in favor of Agent for the benefit of the Lender Group and the Bank Product Providers to secure the Obligations in accordance with the terms and conditions of, and subject to the exceptions set forth in, the Collateral Documents, subject in any case to Permitted Liens and (ii) to the extent not covered by clause (i) immediately above, any Loan Party acquires or holds Equity Interests of a Pledged Subsidiary that is not an Excluded Asset and is not already subject to a perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) Lien, with the priority as set forth in the Intercreditor Agreement, in accordance with the Collateral Documents, such Loan Party shall cause all of the issued and outstanding Equity Interests of each Pledged Subsidiary to be subject to a perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) Lien, with the priority as set forth in the Intercreditor Agreement, in favor of Agent to secure the Obligations in accordance with the terms and conditions of, and subject to the exceptions set forth in, the Collateral Documents or such other pledge and security documents as Agent shall reasonably request, subject in any case to Liens created under the Loan Documents, and restrictions on transfer imposed by applicable securities laws and other Liens permitted hereunder that arise by operation of law.

(e)               In accordance with Section 3.6 and Schedule 3.6 to this Agreement, within 180 days after the Closing Date (or such later date as Agent may agree in its sole discretion), Parent shall, and shall cause each Loan Party that owns Material Real Property as of the Closing Date to, deliver a negative pledge agreement, in recordable form, with respect to such Material Real Property.

(f)                If any Material Real Property is acquired by any Loan Party after the Closing Date, Parent will notify Agent thereof, and, within 180 days after such acquisition (or such later date as Agent may agree in its sole discretion), Parent shall deliver a negative pledge agreement, in recordable form, with respect to such Real Property. Following a request of Agent to Administrative Borrower, within 180 days of such request (or such later date as Agent may agree in its sole discretion), Parent shall, and shall cause each Loan Party that owns Material Real Property to, deliver the requested Mortgages and Mortgage Instruments. Notwithstanding the foregoing, Agent may waive the Mortgage and Mortgage Instrument requirement contained in this Section 5.11(f) with respect to any parcel of Material Real Property if, as a result of flood, environmental or other due diligence conducted with respect to such Material Real Property, Agent determines that the cost of, or risk associated with, obtaining a Mortgage with respect to such Material Real Property is excessive in relation to the benefit to the Lender Group and Bank Product Providers of the security to be afforded thereby; provided that no Real Property shall be taken as Collateral unless Lenders receive 45 days advance notice and each Lender confirms to Agent that it has completed all flood due diligence, received copies of all flood insurance documentation and confirmed flood insurance compliance as required by the Flood Laws or as otherwise reasonably satisfactory to such Lender.

(g)               [Reserved].

(h)               At any time, at its option, and with the consent of Agent (such consent not to be unreasonably withheld or delayed), Parent may cause any Subsidiary to (i) become a Guarantor by delivering to Agent a duly executed Guaranty Agreement or supplement to a Guaranty Agreement or such other document as Agent shall deem appropriate for such purpose, (ii) deliver to Agent such opinions (including an opinion as to such Guarantor's ability to guarantee the Obligations pursuant to such Guaranty Agreement, supplement or other document and to grant Liens to secure the Obligations), organizational and authorization documents and certificates of the type referred to in Schedule 3.1 to this Agreement as may be reasonably requested by Agent, including a certificate of a Principal Financial Officer of Parent with supporting information certifying as to such Guarantor's ability to guarantee the Obligations pursuant to such Guaranty Agreement, supplement or other document, which certificate shall be in form and substance reasonably satisfactory to Agent, (iii) comply with last sentence of Section 5.12, and (iv) deliver to Agent such other documents as may be reasonably requested by Agent, all in form, content and scope reasonably satisfactory to Agent (any such Subsidiary, an "Added Guarantor"). Notwithstanding anything to the contrary herein, no Added Guarantor shall become a party to any Collateral Document except as elected by Parent and consented to by Agent.

(i)                 Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, WOFS Assurance's liability shall be limited or extinguished, as applicable, to the extent necessary to ensure that WOFS Assurance, at all times, meets its minimum solvency margin and liquidity ratio pursuant to the Insurance Act 1978 of Bermuda (the "Insurance Act") and remains in compliance with sections 31A through 31C of the Insurance Act.

5.12.                 Further Assurances. Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the "Additional Documents") that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) or to better perfect Agent's Liens in all of the assets of each of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal) (other than any Excluded Assets) pursuant to Section 2 of the Domestic Security Agreement), to create and perfect Liens in favor of Agent in any Material Real Property acquired by any other Loan Party, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time not to exceed ten Business Days following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party's name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of the Loan Parties (other than Excluded Assets), including all of the outstanding capital Equity Interests of each Borrower and its Subsidiaries owned by a Loan Party (in each case, other than Excluded Assets and with respect to any assets expressly excluded from the Collateral (as defined in the Domestic Security Agreement) pursuant to the Domestic Security Agreement or excluded pursuant to other Collateral Documents). Notwithstanding anything to the contrary contained herein (including Section 5.11 hereof and this Section 5.12) or in any other Loan Document, (x) Agent shall not accept delivery of any Mortgage from any Loan Party unless each of the Lenders has received 45 days prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise reasonably satisfactory to such Lender and (y) Agent shall not accept delivery of any joinder to any Loan Document with respect to any Surviving Person that is the New Weatherford Parent, or Subsidiary of any Loan Party that is not a Loan Party, if such Surviving Person or Subsidiary that qualifies as a "legal entity customer" under the Beneficial Ownership Regulation unless such Surviving Person or Subsidiary has delivered a Beneficial Ownership Certification in relation to such Surviving Person or Subsidiary and each Lender shall have completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Surviving Person or Subsidiary, the results of which shall be satisfactory to each Lender; provided that any Default or Event of Default that results from any delay by the Agent or any Lender with respect to the delivery, execution or effectiveness of any Loan Document or other deliverable in connection with clauses (x) and (y) hereinabove shall not be deemed to be a Default or Event of Default hereunder.

5.13.                 Lender Meetings. Parent will, within 90 days after the close of each Fiscal Year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a conference call (at a mutually agreeable time) with all Lenders who choose to attend such conference call on which conference call shall be reviewed the financial results of the previous Fiscal Year and the financial condition of the Loan Parties and their Subsidiaries and the projections presented for the current Fiscal Year of Parent.

5.14.                 Location of Inventory and Rental Tools; Chief Executive Office. Each Loan Party will keep its Inventory and Rental Tools, in each case with a net book value in excess of $500,000, and except to the extent that such Inventory or Rental Tools are, in the ordinary course of business, at another location for repairs, in-transit or deployed with a customer, only at the locations identified on Schedule 4.25 to this Agreement, as such Schedule is updated from time to time pursuant to the Borrowing Base reporting package delivered pursuant to clauses (f) and (h) of Schedule 5.2 or, in the case of assets not included in the Borrowing Base, as such Schedule is updated by written notice to Agent on or before the date such assets are moved to such new location. With respect to such Inventory or Rental Tools required to be kept at a location identified on Schedule 4.25 with a net book value in excess of $20,000,000 (taken together, in each case to the extent related to assets of the type included in the Borrowing Base, with any sale or other transfer of such assets in connection with Permitted Factoring Transactions, other movement of such assets of the type described in this Section 5.14, Indebtedness of the type described in Section 6.1(f) that involves such assets, Disposition of the types described in the last paragraph of Section 6.5 that involves such assets, Investment of the type described in Section 6.6(n) that involves such assets and Restricted Payment of the type described in Section 6.8(k) that involves such assets, in each case made during such month or, if applicable, since the date of the most recently delivered Borrowing Base Certificate during such month) that are moved to any such new location that is outside of the United States, or inside of the United States with respect to a Loan Party that is not a Domestic Loan Party, Administrative Borrower shall deliver an updated Borrowing Base Certificate to Agent no later than the third Business Day following any such movement, reflecting the removal of such assets from the Borrowing Base (or other applicable adjustment, if any), and such transaction shall be permitted only to the extent no Overadvance results therefrom. The Loan Parties will keep their respective chief executive offices only at the locations identified on Exhibit "A" to the Domestic Security Agreement, unless such Loan Party shall have given Agent not less than ten days' (or such shorter period as Agent may agree) prior written notice of such change. Each Loan Party will use its commercially reasonable efforts to obtain Collateral Access Agreements for each of the locations identified for Collateral Access Agreements on Exhibit "A" to the Domestic Security Agreement and Schedule 4.25 to this Agreement.

5.15.                OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries (other than those set forth on Schedule 4.18) shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties shall and shall cause their respective Subsidiaries to comply with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

To the extent that any obligation contained in this Section 5.15 made by any Loan Party incorporated or organized under the laws of Germany or a resident (Inländer) (within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Auβenwirtschaftgesetz)) would result in a violation of or conflict with or liability under either EU Regulation (EC) 2271/96 or section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (in connection with the German Foreign Trade Act (Außenwirtschaftsgesetz (AWG)) or any similar anti-boycott statute, Agent will, upon the request of the respective Loan Party, enter into bona fide discussions with such Loan Party regarding the implementation of procedures to mitigate any such conflict or violation.

5.16.                 Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.8, each Loan Party will, and will cause its Restricted Subsidiaries to, (a) comply with applicable provisions of law, including ERISA and the IRC, with respect to all Employee Benefit Plans and Foreign Plans, (b) without the prior written consent of Agent and the Required Lenders, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in a Material Adverse Effect, (d) not participate in any prohibited transaction that could result in a civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (e) furnish to Agent upon Agent's written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any liability, except in the case of clauses (a), (b), (d) and (e), as could not reasonably be expected to have a Material Adverse Effect. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in a Material Adverse Effect or a Lien on the assets of the Loan Parties under Section 303(k) or Section 4068 of ERISA or Section 430 of the IRC, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.17.                 Designation of Unrestricted Subsidiaries; Redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries.

(a)               Unless designated as an Unrestricted Subsidiary pursuant to this Section 5.17, each Subsidiary shall be classified as a Restricted Subsidiary.

(b)               If Parent designates any Subsidiary as an Unrestricted Subsidiary pursuant to paragraph (c) below, Parent shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the consolidated assets of such Subsidiary.

(c)               Parent may designate, by written notice to Agent, any Subsidiary to be an Unrestricted Subsidiary if (i) before and after giving effect to such designation, no Default or Event of Default shall exist, (ii) Parent shall be in pro forma compliance with the financial covenants set forth in Section 7 both before and after giving effect to such designation, (iii) the deemed Investment by Parent in such Unrestricted Subsidiary resulting from such designation would be permitted to be made at the time of such designation under Section 6.6 and (iv) such Subsidiary otherwise meets the requirements set forth in the definition of "Unrestricted Subsidiary". Such written notice shall be accompanied by a certificate of a Principal Financial Officer, certifying as to the matters set forth in the preceding sentence.

(d)               Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, after giving effect to such designation: (i) the representations and warranties of the Loan Parties contained in each of the Loan Documents are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality in the text thereof, such representations and warranties must be true and correct in all respects) on and as of the date of such designation as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default or Event of Default would exist, (iii) any Indebtedness of such Subsidiary (which shall be deemed to be incurred by a Restricted Subsidiary as of the date of designation) is permitted to be incurred as of such date under Section 6.1, (iv) any Liens on assets of such Subsidiary (which shall be deemed to be created or incurred by a Restricted Subsidiary as of the date of designation) are permitted to be created or incurred as of such date under Section 6.4 and (v) Investments in or of such Subsidiary (which shall be deemed to be created or incurred by a Restricted Subsidiary as of the date of designation) are permitted to be created or incurred as of such date under Section 6.6.

(e)               Any merger, consolidation or amalgamation of an Unrestricted Subsidiary into a Restricted Subsidiary shall be deemed to constitute a designation of such Unrestricted Subsidiary as a Restricted Subsidiary for purposes of this Agreement and, as such, must be permitted by Section 5.17(d) (in addition to Section 6.2 and any other relevant provisions herein).

(f)                Notwithstanding the foregoing or anything to the contrary contained herein, no Borrower or Borrowing Base Loan Party may be designated as an Unrestricted Subsidiary.

5.18                 UK Cash Management Provisions. (a) Subject to paragraph (b) below, Parent and each Borrower will ensure that all of the proceeds of Accounts of the UK Borrowing Base Loan Parties are deposited directly into segregated Collection Accounts (which Collection Accounts shall be located in England or any other jurisdiction satisfactory to Agent in its Permitted Discretion) only containing the proceeds of the Accounts of the UK Borrowing Base Loan Parties, in a manner that is satisfactory to Agent which Collection Accounts, for the avoidance of doubt, shall not be used for general payment purposes.

(b)               In the event that the proceeds of any Account of the UK Borrowing Base Loan Parities are deposited into an account other than a Collection Account, the applicable UK Borrowing Base Loan Party shall hold those proceeds on trust for Agent and as soon as practicable transfer such proceeds into the Collection Account.

(c)               Agent shall be given sufficient access to each relevant Collection Account to ensure that the provisions of Section 2.4(b)(iii)(A) are capable of being complied with.

(d)               Parent and each Borrower will ensure that each of the Collection Accounts of a UK Borrowing Base Loan Party is subject to a Blocked Account Control Agreement or other equivalent arrangement with similar effect. Any such Blocked Account Control Agreement or equivalent arrangement entered into by UK Borrowing Base Loan Party shall (i) provide Agent with control over such account, with such control being sufficient to obtain a "fixed charge" and (ii) will require, at all times, that the only way funds may be withdrawn from any such Collection Account is by (or on the authorization or instruction of) Agent.

(e)               Parent and each Borrower acknowledge that Collection Accounts of the UK Borrowing Base Loan Parties are, as of the Closing Date, denominated in Dollars, Euros and Sterling, and may, after the Closing Date, be denominated in additional currencies.  Parent and each Borrower authorize Agent in respect of such Collection Accounts (i) pursuant to any withdrawal pursuant to clause (d)(ii) above, to transfer such amounts on deposit in the Collection Accounts in the applicable currency of the Collection Account to the applicable UK Borrowing Base Loan Party's designated disbursement account at the discretion of Agent, or (ii) at such time as such amounts on deposit in the Collection Accounts are to be applied to the Obligations, to convert any such amounts not denominated in Dollars to Dollars for such application.

5.19                 Collections; Cash Dominion.

(a)               Parent shall cause each Borrowing Base Loan Party (other than the UK Borrowing Base Loan Parties who shall be subject to Section 5.18 above and other than the BVI Borrowing Base Loan Parties) to (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 5.19(a) (each a "BB Controlled Account Bank"), and shall take reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to a Deposit Account (that is not an Excluded Account) of such Borrowing Base Loan Party (each, a "BB Controlled Account") (by wire transfer to the applicable BB Controlled Account Bank or to a lockbox maintained by the applicable BB Controlled Account Bank for deposit into such Deposit Account), and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Accounts (including those sent directly by their Account Debtors to a Borrowing Base Loan Party other than the UK Borrowing Base Loan Parties and the BVI Borrowing Base Loan Parties) and proceeds of other Revolver Facility Priority Collateral into a Deposit Account (that is not an Excluded Account). Parent shall cause each BVI Borrowing Base Loan Party and each other Loan Party that is not a Borrowing Base Loan Party to (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 5.19(b) (each a "BVI/LP Controlled Account Bank" and, together with each BB Controlled Account Bank, the "Controlled Account Banks"), and shall take reasonable steps to ensure that all of its Account Debtors (other than Account Debtors who, in the ordinary course of business and consistent with past practices prior to the commencement of the Chapter 11 Cases (x) remit payment to a Specified Ineligible Deposit Account, as the result of goods or services being provided in an Ineligible Jurisdiction, (y) remit payment to a Specified Eligible Deposit Account, as the result of goods or services being provided in an Eligible Jurisdiction, or (z) solely with respect to Account Debtors making payments to Loan Parties that are not Borrowing Base Loan Parties, remit payment to a Deposit Account that is an Excluded Account by virtue of the Global Cash Account Carve Out, so long as, with respect to this clause (z) during any Cash Dominion Period, Parent and each Borrower shall cause any amounts on deposit in such Excluded Account to remain therein (subject to the requirements of the Global Cash Account Carve Out), or be wired directly to the Agent's Account) forward payment of the amounts owed by them directly to a Deposit Account (that is not an Excluded Account) of the applicable Loan Parties (each, a "BVI/LP Controlled Account" and, together with each BB Controlled Account, each a "Controlled Account") (by wire transfer to the applicable BVI/LP Controlled Account Bank or to a lockbox maintained by the applicable BVI/LP Controlled Account Bank for deposit into such Deposit Account), and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Accounts (including those sent directly by their Account Debtors to a BVI Borrowing Base Loan Party or other Loan Party that is not a Borrowing Base Loan Party) and proceeds of other Revolver Facility Priority Collateral into a Deposit Account (that is not an Excluded Account); provided that, with respect to this clause (ii), (A) to the extent any such Accounts are remitted to the applicable Loan Party in an Ineligible Jurisdiction as the result of goods or services being provided in an Ineligible Jurisdiction or the proceeds of other Revolver Facility Priority Collateral is located in an Ineligible Jurisdiction in each case in the ordinary course of business and consistent with past practices prior to the commencement of the Chapter 11 Cases, the applicable Loan Party shall deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, such amounts to a Specified Ineligible Deposit Account, and (B) to the extent any such Accounts are remitted to the applicable Loan Party in an Eligible Jurisdiction as the result of goods or services being provided in an Eligible Jurisdiction or the proceeds of other Revolver Facility Priority Collateral is located in an Eligible Jurisdiction in each case in the ordinary course of business and consistent with past practices prior to the commencement of the Chapter 11 Cases, the applicable Loan Party shall deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, such amounts to a Specified Eligible Deposit Account.

(b)               Parent shall, and shall cause each Loan Party to cause each bank or other financial institution in which a Loan Party maintains a Deposit Account (other than an Excluded Account) to enter into a Deposit Account Control Agreement (or foreign equivalent) with Agent and the L/C Facility Agent, in form and substance reasonably satisfactory to Agent in order to give Agent Control (subject to the terms of the Intercreditor Agreement) of each such Deposit Account within sixty (60) days following the date hereof (or such later date as may be agreed to by Agent in its sole discretion). In the case of deposits maintained with Lenders, the terms of such letter shall be subject to the provisions of this Agreement regarding setoffs.

(c)               If, during any Cash Dominion Period, Parent or any other Loan Party has one or more Specified Eligible Deposit Accounts, Parent shall, or shall cause such other Loan Party, as applicable, to provide every two weeks (and, promptly, but in no event later than, two Business Days following the first day of such Cash Dominion Period) a cash certificate (a "Foreign Jurisdiction Cash Certificate") showing the balances of each Specified Eligible Deposit Account and the balances of each Deposit Account that is an Excluded Account by virtue of the Global Cash Account Carve Out. To the extent that the aggregate balance of all amounts on deposit in Specified Eligible Deposit Accounts set forth on any Foreign Jurisdiction Cash Certificate exceeds the then unused capacity of the Global Cash Account Carve Out on the delivery date of such Foreign Jurisdiction Cash Certificate (such excess, the "Required Excess Amount"), the Agent may implement the Foreign Cash Dominion Reserve. During any Cash Dominion Period, Parent shall not, and shall not permit any other Loan Party to, transfer any amounts on deposit in a Specified Eligible Deposit Account to any Restricted Subsidiaries that are not Loan Parties, or to any Unrestricted Subsidiaries.

(d)               Each applicable Deposit Account Control Agreement shall provide, among other things, that (A) the Controlled Account Bank or other depository bank, as applicable, will comply with any instructions originated by Agent directing the disposition of the funds in each Deposit Account (other than an Excluded Account) without further consent by the applicable Loan Party, (B) the Controlled Account Bank or other depository bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against Deposit Account (other than an Excluded Account) other than for payment of its service fees and other charges directly related to the administration of such Deposit Account and for returned checks or other items of payment, and (C) upon the instruction of Agent (an "Activation Instruction"), subject to the Intercreditor Agreement, the Controlled Account Bank or other depository institution will forward by daily sweep all amounts in each such Deposit Account to the Agent's Account. Agent agrees not to issue an Activation Instruction with respect to any such Deposit Accounts unless a Cash Dominion Trigger Event has occurred at the time such Activation Instruction is issued. Agent agrees to use commercially reasonable efforts to rescind an Activation Instruction (the "Rescission") after any Cash Dominion Period has ended.

(e)               So long as no Default or Event of Default has occurred and is continuing or would result therefrom, Administrative Borrower may amend Schedule 5.19(a) or Schedule 5.19(b) to add or replace a Controlled Account Bank and shall upon such addition or replacement provide to Agent an amended Schedule 5.19(a) or Schedule 5.19(b), as applicable; provided, that (A) such prospective Controlled Account Bank shall be reasonably satisfactory to Agent, and (B) prior to, or substantially contemporaneously with, the time of the opening of such replacement account for a Deposit Account, the applicable Loan Party and such prospective Controlled Account Bank or other financial institution shall have executed and delivered to Agent a Deposit Account Control Agreement in accordance with clause (d) above.

5.20.                Compliance with the Swiss Non-Bank Rules.

(a)               Each Swiss Loan Party shall comply with the Swiss Non-Bank Rules; provided, however, that a Swiss Loan Party shall not be in breach of this covenant if the permitted number of Swiss Non-Qualifying Lenders is exceeded solely by reason of:

(i)                 a failure by one or more Lenders or Participants to comply with their obligations under Section 13.1 or 17.17;

(ii)                a confirmation made by one or more Lenders or Participants to be one single Swiss Non-Qualifying Lender is incorrect;

(iii)            one or more Lenders or Participants ceasing to be a Swiss Qualifying Lender (to the extent such Lender or Participant is confirmed to be a Swiss Qualifying Lender) as a result of any change after the date it became a Lender (or Participant) under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(iv)            an assignment or participation of any Commitments under this Agreement to a Swiss Non-Qualifying Lender after the occurrence of an Event of Default.

(b)               For the purposes of this Section 5.20, each Swiss Loan Party shall assume that the aggregate number of Lenders or Participants under this Agreement which are Swiss Non-Qualifying Lenders is ten (10).

5.21.                 Centre of Main Interest. For the purposes of the Insolvency Regulation, the "centre of main interests" of any Loan Party incorporated in the Netherlands, is situated in its jurisdiction of incorporation and it has no "establishment" (as that term is used in Article 2(10) of the Insolvency Regulation) in any other jurisdiction.

5.22.                Dutch Fiscal Unity. Other than with the prior written consent of Agent, a Loan Party shall not form part of any fiscal unity (fiscale eenheid) for Dutch tax purposes, unless such fiscal unity shall consist only of Loan Parties and/or Restricted Subsidiaries.

5.23.                 Tax Residency. Each Loan Party organized under the laws of the Netherlands is resident for tax purposes in the Netherlands only and does not have a permanent establishment or other taxable presence outside the Netherlands, unless with the prior written consent of Agent.

6.	NEGATIVE COVENANTS.

Each of Parent and each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations:

6.1.                  Indebtedness. Parent shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)               the Obligations;

(b)               the L/C Facility Obligations and Permitted Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of such Indebtedness (including undrawn or available committed amounts thereunder, taken together, shall not exceed $220,000,000 at any time outstanding;

(c)               Permitted Existing Indebtedness and Permitted Refinancing Indebtedness in respect thereof;

(d)               Indebtedness arising from intercompany loans and advances owing by (i) any Loan Party to any other Loan Party, (ii) a Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party, (iii) any Loan Party (other than Parent) to a Restricted Subsidiary that is not a Loan Party or an Unrestricted Subsidiary, so long as the parties thereto are party to the Intercompany Subordination Agreement, (iv) a Restricted Subsidiary that is not a Loan Party to a Loan Party, so long as in the case of any such loan made pursuant to this clause (iv) (A) the aggregate amount of all such loans (by type, not by the borrower) made from and after the Closing Date, together with all such loans made from and after the Closing Date pursuant to clause (v) below, does not exceed $55,000,000 outstanding at any one time, (B) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom, and (C) no Covenant Trigger Event shall have occurred or be continuing immediately after giving effect to each such loan, and (v) a Restricted Subsidiary that is not a Loan Party to an Unrestricted Subsidiary, so long as in the case of any such loan made pursuant to this clause (v) (A) the aggregate amount of all such loans (by type, not by the borrower) made from and after the Closing Date, together with all such loans made from and after the Closing Date pursuant to clause (iv) above, does not exceed $55,000,000 outstanding at any one time, (B) at the time of the making of such loan, no Event of Default has occurred and is continuing or would result therefrom, and (C) no Covenant Trigger Event shall have occurred or be continuing immediately after giving effect to each such loan;

(e)               the Unsecured Notes;

(f)                Indebtedness in the form of Permitted Intercompany Treasury Management Transactions; provided that in the case of any transaction involving assets of the type included in the Borrowing Base with a net book value in excess of $20,000,000 (taken together, in each case to the extent related to assets of the type included in the Borrowing Base, with any sale or other transfer of such assets in connection with Permitted Factoring Transactions, movement of such assets of the type described in Section 5.14, other Indebtedness of the type described in this Section 6.1(f) that involves such assets, Disposition of the types described in the last paragraph of Section 6.5 that involves such assets, Investment of the type described in Section 6.6(n) that involves such assets and Restricted Payment of the type described in Section 6.8(k) that involves such assets, in each case made during such month or, if applicable, since the date of the most recently delivered Borrowing Base Certificate during such month), the Administrative Borrower shall deliver an updated Borrowing Base Certificate to Agent within three Business Days after the consummation of such transaction reflecting the removal of such assets from the Borrowing Base (or other applicable adjustment, if any), and such transaction shall be permitted only to the extent no Overadvance results therefrom;

(g)               unsecured guarantees with respect to Indebtedness of any Loan Party or one of its Restricted Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness;

(h)               Indebtedness in the form of Permitted Intercompany Specified Transactions, so long as at the time of incurrence (i) no Default or Event of Default then exists or would arise as a result of the applicable transaction and (ii) Excess Availability (exclusive of any availability created pursuant to clause (g) of the definition of Joint Borrowing Base) immediately after giving effect to such proposed payment is not less than $35,000,000;

(i)                 Indebtedness of Restricted Subsidiaries in respect of overdrafts, working capital borrowings and facilities, short term loans and cash management requirements (and Guarantees thereof) that, in each case, are required to be repaid or are repaid within 30 days following the incurrence thereof (which Indebtedness may be continuously rolled-over for successive 30-day periods); provided that the aggregate outstanding amount of such Indebtedness does not at any time exceed $200,000,000, and such Indebtedness is not secured by Revolver Facility Priority Collateral;

(j)                 unsecured Specified Senior Indebtedness; provided that (i) as a condition to incurring any such Specified Senior Indebtedness, (A) no Default or Event of Default shall have occurred and be continuing at the time of and immediately after giving pro forma effect to the incurrence of such Indebtedness, (B) the aggregate principal amount of all Indebtedness incurred pursuant to this Section 6.1(j) would not exceed $200,000,000 at any time and (C) after giving pro forma effect to the incurrence of such Indebtedness, the Leverage Ratio (calculated as of the last day of the most recently ended period for which financial statements are available as if such Indebtedness had been incurred on the last day of such period) would not exceed 4.25 to 1.00, if such Indebtedness is incurred on or prior to the second anniversary of the Closing Date, and 3.75 to 1.00 if such Indebtedness is incurred at any time thereafter, and (ii) as of the date of incurrence, such Indebtedness shall have a stated maturity date no sooner than 91 days after the latest to occur of (A) the Maturity Date and (B) the L/C Facility Maturity Date;

(k)               unsecured Indebtedness incurred by a Loan Party or Restricted Subsidiary; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of and immediately after giving effect to the incurrence of such Indebtedness, (ii) after giving pro forma effect to the incurrence of such Indebtedness, the Leverage Ratio (calculated as of the last day of the most recently ended period for which financial statements are available as if such Indebtedness had been incurred on the last day of such period) would not exceed 4.25 to 1.00, if such Indebtedness is incurred on or prior to the second anniversary of the Closing Date, and 3.75 to 1.00 if such Indebtedness is incurred at any time thereafter (calculated as of the last day of the most recently ended testing period for which financial statements are available as if such Indebtedness had been incurred on the last day of such testing period) and (iii) except with respect to Indebtedness in an aggregate amount not to exceed $45,000,000, as of the date of incurrence, such Indebtedness shall have a stated maturity date no sooner than 91 days after the latest to occur of (A) the Maturity Date and (B) the L/C Facility Maturity Date;

(l)                 unsecured Subordinated Indebtedness of any Loan Party (other than Subordinated Indebtedness consisting of Guarantees by any Loan Party of Indebtedness incurred pursuant to Section 6.1(c), Section 6.1(j) or Section 6.1(k)); provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of and immediately after giving effect to the incurrence of such Indebtedness, and (ii) as of the date of incurrence, such Indebtedness shall have a stated maturity date no sooner than 91 days after the latest to occur of (A) the Maturity Date and (B) the L/C Facility Maturity Date;

(m)             Indebtedness of Parent or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness incurred pursuant to this Section 6.1(m) shall not at any time exceed $175,000,000;

(n)               Indebtedness incurred to finance insurance premiums of any Restricted Subsidiary in the ordinary course of business in an aggregate principal amount not to exceed the amount of such insurance premiums;

(o)               indemnification, adjustment of purchase price, earn-out or similar obligations (including any earn-out obligations), in each case, incurred or assumed in connection with any acquisition or Disposition otherwise permitted hereunder of any business or assets of Parent and any Restricted Subsidiary or Equity Interests of a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Equity Interests for the purpose of financing or in contemplation of any such acquisition;

(p)               other Indebtedness in an aggregate principal amount at any time outstanding pursuant to this Section 6.1(p) not in excess of $10,000,000;

(q)               non-contingent reimbursement obligations of Parent and its Restricted Subsidiaries in respect of letters of credit, bank guaranties, bankers' acceptances, bid bonds, surety bonds, performance bonds, customs bonds, advance payment bonds and similar instruments;

(r)                Indebtedness of any Loan Party; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of and immediately after giving effect to the incurrence of such Indebtedness, (ii) as of the date of incurrence, such Indebtedness shall have a stated maturity date no sooner than 91 days after the latest to occur of (A) the Maturity Date and (B) the L/C Facility Maturity Date, (iii) such Indebtedness shall not provide for any of principal or any scheduled or mandatory prepayments or redemptions on any date sooner than 91 days after the latest to occur of (A) the Maturity Date and (B) the L/C Facility Maturity Date (other than any change of control or customary acceleration rights after an event of default); (iv) any secured Indebtedness incurred pursuant to this Section 6.1(r) may only be secured by a junior lien on the Collateral and the holder of such Indebtedness (or an agent or representative in respect thereof) shall have entered into a customary intercreditor agreement in form and substance reasonably satisfactory to Agent, and (v) the aggregate principal amount of all Indebtedness incurred pursuant to this Section 6.1(r) would not exceed $500,000,000 at any time; and

(s)                support, reimbursement, hold harmless, indemnity and similar letters or agreements provided by, or entered into solely between, Parent and/or any of its Restricted Subsidiaries (whether before, simultaneous with, or after the Closing Date), but only to the extent any such letters or agreements both (i) relate to the guarantee of Obligations and/or pledge of assets by Parent and/or any Restricted Subsidiary under a Loan Document and (ii) do not modify, limit or otherwise adversely affect any obligation of any Guarantor or pledgor of assets to a Lender or Agent (or any rights a Lender or Agent has under the Loan Documents).

For purposes of this Section 6.1, any payment by Parent or any Restricted Subsidiary of any interest on any Indebtedness in kind (by adding the amount of such interest to the principal amount of such Indebtedness) shall be deemed to be an incurrence of Indebtedness.

6.2.                   Fundamental Changes.

(a)               Parent shall not, and shall not permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, any Person may merge, consolidate or amalgamate with (i) any Loan Party or Restricted Subsidiary or (ii) any non-Affiliate to facilitate any acquisition or Disposition otherwise permitted by the Loan Documents; provided that, in the case of each of clauses (i) and (ii), each of the following conditions must be met: (A) if such merger, consolidation or amalgamation involves Parent, a Borrower or any Borrowing Base Loan Party, then Parent or a Borrower or Borrowing Base Loan Party, as applicable, shall be the surviving or continuing Person; and (B) other than in the case of facilitating a Disposition otherwise permitted by the Loan Documents, if such merger, consolidation or amalgamation involves any other Loan Party, a Loan Party shall be the surviving or continuing Person; provided further that, in each case, any such merger, consolidation or amalgamation involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger, consolidation or amalgamation shall not be permitted unless it is also permitted by Section 6.6 and, in the case of a Person that is an Unrestricted Subsidiary immediately prior to such merger, consolidation or amalgamation, Section 5.17.

(b)               Notwithstanding the foregoing provisions, this Section 6.2 shall not prohibit any Redomestication; provided that (i) in the case of a Redomestication of Parent of the type described in clause (a) of the definition thereof, the Surviving Person shall (A) execute and deliver to Agent an instrument, in form and substance reasonably satisfactory to Agent, whereby such Surviving Person shall become a party to this Agreement and the applicable Guaranty Agreement and assume all rights and obligations of Parent hereunder and thereunder and (B) deliver to Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to Agent, (ii) in the case of a Redomestication of Parent of the type described in clause (b) of the definition thereof in which the Person formed pursuant to such Redomestication is a different legal entity than Parent, the Person formed pursuant to such Redomestication shall (A) execute and deliver to Agent an instrument, in form and substance reasonably satisfactory to Agent, whereby such Person shall become a party to this Agreement and the applicable Guaranty Agreement and assume all rights and obligations of such Loan Party hereunder and thereunder and (B) deliver to Agent one or more opinions of counsel in form, scope and substance reasonably satisfactory to Agent, and (iii) Agent shall have completed (A) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each applicable Person and (B) customary certificates regarding beneficial ownership or control in connection with applicable "beneficial ownership" rules and regulations in respect of the Loan Parties, in each case, the results of which shall be satisfactory to Agent.

(c)               Parent shall not, and shall not permit any Restricted Subsidiary to, wind up, liquidate or dissolve; provided that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Restricted Subsidiary that is not a Loan Party may wind up, liquidate or dissolve if Parent determines in good faith that such winding up, liquidation or dissolution is in the best interests of Parent and its other Restricted Subsidiaries and is not materially disadvantageous to the Lenders and (ii) any Loan Party (other than Parent, any Borrower or any Borrowing Base Loan Party) may wind up, liquidate or dissolve if (A) the owner of all of the Equity Interests of such Person immediately prior to such event shall be a Wholly-Owned Subsidiary of Parent that is organized in a Specified Jurisdiction; and (B) if such owner is not then a Loan Party, such owner shall execute and deliver to Agent (1) a guaranty of the Obligations in form and substance reasonably satisfactory to Agent, (2) an opinion, reasonably satisfactory in form, scope and substance to Agent, of counsel reasonably satisfactory to Agent, addressing such matters in connection with such event as Agent or any Lender may reasonably request, (3) the Collateral Documents (or such similar Collateral Documents as are necessary in the reasonable discretion of Agent for such Person to comply with Section 5.11) and (4) such other documentation as Agent may reasonably request.

6.3.                  Material Change in Business. Parent and its Restricted Subsidiaries (taken as a whole) shall not engage in any material business substantially different from those businesses of Parent and its Subsidiaries described in the Form 10-K of Parent for the Fiscal Year ended December 31, 2018, as filed with the SEC, and any businesses reasonably related, ancillary or complementary thereto.

6.4.                  Liens. Parent shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)               Liens created pursuant to any Loan Document;

(b)               Liens arising under the L/C Facility Loan Documents that secure the L/C Facility Obligations; provided that such Liens shall at all times be subject to the terms of the Intercreditor Agreement;

(c)               Permitted Encumbrances;

(d)               any Lien on any property or asset of Parent or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.4 to this Agreement; provided that (i) such Lien shall not apply to any other property or asset of Parent or any Restricted Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date hereof and Permitted Refinancing Indebtedness in respect thereof;

(e)               precautionary Liens on Receivables and Receivables Related Security arising in connection with Permitted Factoring Transactions;

(f)                Liens on cash and Cash Equivalents (and deposit accounts in which such cash and Cash Equivalents are held), granted in the ordinary course of business and consistent with past practices prior to the commencement of the Chapter 11 Cases, to secure obligations (contingent or otherwise) in respect of letters of credit or letter of credit facilities, bank guarantees or bank guarantee facilities, bid bonds, surety bonds, performance bonds, customs bonds, advance payment bonds and similar instruments and facilities permitted under this Agreement, so long as such Liens are granted or otherwise provided at a time that no Cash Dominion Trigger Event shall have occurred and be continuing;

(g)               Liens in accordance with, and securing Indebtedness permitted by, Sections 6.1(r); and

(h)               Liens on assets so long as the aggregate principal amount of the Indebtedness and other obligations secured by such Liens does not at any time exceed $15,000,000.

6.5.                   Asset Dispositions. Parent shall not, and shall not permit any Restricted Subsidiary to, Dispose of any assets to any Person, except that (subject to the last sentence of Section 5.19(c) during a Cash Dominion Period):

(a)               any Loan Party may Dispose of assets to any other Loan Party that is a Wholly-Owned Subsidiary;

(b)               any Restricted Subsidiary that is not a Loan Party may Dispose of assets to any Loan Party;

(c)               any Loan Party may Dispose of assets to any other Loan Party that is not a Wholly-Owned Subsidiary and any Restricted Subsidiary; provided that the aggregate value of all assets Disposed of in reliance on this Section 6.5(c) (net of the value of any such assets subsequently transferred to any Loan Party by any Loan Party that is not a Wholly-Owned Subsidiary) since the Closing Date, shall not exceed $25,000,000 plus up to an additional $25,000,000 so long as, at the time of such Disposition, the Payment Conditions are satisfied;

(d)               any Specified Disposition shall be permitted;

(e)               Parent and its Restricted Subsidiaries may Dispose of inventory or Dispose of obsolete or worn-out property, in each case, in the ordinary course of business;

(f)                Parent and its Restricted Subsidiaries may make Investments permitted by Section 6.6 and Restricted Payments permitted by Section 6.8, in each case to the extent constituting Dispositions;

(g)               any Disposition of Receivables and Receivables Related Security in connection with any Permitted Factoring Transaction shall be permitted, and any Permitted Customer Notes Disposition shall be permitted;

(h)               any Disposition of assets resulting from a casualty event or condemnation proceeding, expropriation or other involuntary taking by a Governmental Authority shall be permitted;

(i)                 Parent and its Restricted Subsidiaries may grant in the ordinary course of business any license of Intellectual Property that does not interfere in any material respect with the business of Parent or any of its Restricted Subsidiaries;

(j)                 Parent and its Restricted Subsidiaries may Dispose of assets so long as (i) at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) at least 75% of the consideration received in respect of such Disposition shall be cash or Cash Equivalents, (iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the assets subject to such Disposition (as reasonably determined by a Principal Financial Officer of Parent, and if requested by Agent, Parent shall deliver a certificate of a Principal Financial Officer of Parent certifying as to the foregoing) and (iv) the Payment Conditions are satisfied;

(k)               Dispositions of surplus property in the ordinary course of business shall be permitted so long as the aggregate fair market value of all such surplus property Disposed of pursuant to this Section 6.5(k) does not exceed (i) $35,000,000 from the Closing Date through December 31, 2020, (ii) $30,000,000 during the Fiscal Year ending December 31, 2021, and (iii) $25,000,000 during any Fiscal Year thereafter;

(l)                 Dispositions of equipment in the ordinary course of business the proceeds of which are reinvested in the acquisition of other equipment of comparable value and useful in the business of Parent and its Restricted Subsidiaries within 180 days of such Disposition shall be permitted;

(m)             leases of real or personal property in the ordinary course of business shall be permitted;

(n)               Permitted Intercompany Treasury Management Transactions;

(o)               Dispositions constituting Permitted Intercompany Specified Transactions, so long as at the time of such Disposition (i) no Default or Event of Default then exists or would arise as a result of the applicable transaction and (ii) Excess Availability (exclusive of any availability created pursuant to clause (g) of the definition of Joint Borrowing Base) immediately after giving effect to such proposed Disposition is not less than $35,000,000; and

(p)               Parent and its Restricted Subsidiaries may Dispose of any personal or real property with a fair market value not in excess of $2,500,000 in any Fiscal Year;

provided that in the case of any Disposition in excess of a net book value of $20,000,000 (taken together, in each case to the extent related to assets of the type included in the Borrowing Base, with any sale or transfer of such assets in connection with Permitted Factoring Transactions, movement of assets of the type described in Section 5.14, Indebtedness of the type described in Section 6.1(f) that involves such assets, other Disposition of the type described in this paragraph, Investment of the type described in Section 6.6(n) that involves such assets and Restricted Payment of the type described in Section 6.8(k) that involves such assets, in each case made during such month or, if applicable, since the date of the most recently delivered Borrowing Base Certificate during such month) made by a Borrowing Base Loan Party described in clause (a), (c), (d), (j), (k), (n), (o) or (p) of this Section 6.5 of assets of the type included in a Borrowing Base, the Administrative Borrower shall deliver an updated Borrowing Base Certificate to Agent within three Business Days after the consummation of such Disposition reflecting the removal of such assets from the Borrowing Base (or other applicable adjustment, if any), and such Disposition shall be permitted only to the extent no Overadvance results therefrom.

6.6.                   Investments. Parent shall not, and shall not permit any Restricted Subsidiary to, make any Investments in any Person, except (subject to the last sentence of Section 5.19(c) during a Cash Dominion Period):

(a)               Cash Equivalents;

(b)               Permitted Acquisitions;

(c)               (i) Investments in Subsidiaries in existence on the Closing Date and  (ii)other Investments in existence on the Closing Date and described on Schedule 6.6 to this Agreement and any renewal or extension of any such Investments that does not increase the amount of the Investment being renewed or extended as determined as of such date of renewal or extension;

(d)               Investments by any Loan Party in any other Loan Party that is a Wholly-Owned Subsidiary;

(e)               Investments by any Restricted Subsidiary that is not a Loan Party in any Loan Party and any Restricted Subsidiary;

(f)                (i) Investments in Unrestricted Subsidiaries, and (ii) Investments by any Loan Party in any Loan Party that is not a Wholly-Owned Subsidiary and any Restricted Subsidiary; provided that the aggregate amount of all Investments made pursuant to this Section 6.6(f) and then outstanding since the Closing Date, shall not exceed $25,000,000;

(g)               accounts receivable arising in the ordinary course of business, and Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers to the extent reasonably necessary in order to prevent or limit loss;

(h)               Investments by any Loan Party or Restricted Subsidiary in overnight time deposits in Argentina; provided that the aggregate outstanding amount of such Investments shall not exceed $10,000,000 at any time outstanding;

(i)                 subject to the limitations set forth in clauses (d), (e) and (f) of this Section, Guarantees permitted by Section 6.1;

(j)                 Investments received in consideration for a Disposition permitted by Section 6.5;

(k)               loans or advances to directors, officers and employees of any Restricted Subsidiary for expenses or other payments incident to such Person's employment or association with any Restricted Subsidiary; provided that the aggregate outstanding amount of such advances and loans shall not exceed $2,500,000 at any time outstanding;

(l)                 Investments evidencing the right to receive a deferred purchase price or other consideration for the Disposition of Receivables and Receivables Related Security in connection with any Permitted Factoring Transaction;

(m)             Investments consisting of Hedge Agreements permitted under Section 6.7;

(n)               Permitted Intercompany Treasury Management Transactions; provided that in the case of any transaction involving assets of the type included in the Borrowing Base with a net book value in excess of $20,000,000 (taken together, in each case to the extent related to assets of the type included in the Borrowing Base, with any sale or other transfer of such assets in connection with Permitted Factoring Transactions, movement of assets of the type described in Section 5.14, Indebtedness of the type described in Section 6.1(f) that involves such assets, Disposition of the types described in the last paragraph of Section 6.5 that involves such assets, other Investment of the type described in this Section 6.6(n) that involves such assets and Restricted Payment of the type described in Section 6.8(k) that involves such assets, in each case made during such month or, if applicable, since the date of the most recently delivered Borrowing Base Certificate during such month), the Administrative Borrower shall deliver an updated Borrowing Base Certificate to Agent within three Business Days after the consummation of such transaction reflecting the removal of such assets from the Borrowing Base (or other applicable adjustment, if any), and such transaction shall be permitted only to the extent no Overadvance results therefrom;

(o)               Investments constituting Permitted Intercompany Specified Transactions, so long as at the time of such Investment (i) no Default or Event of Default then exists or would arise as a result of the applicable transaction and (ii) Excess Availability (exclusive of any availability created pursuant to clause (g) of the definition of Joint Borrowing Base) immediately after giving effect to such proposed Investment is not less than $35,000,000; and

(p)               other Investments so long as the Payment Conditions are satisfied.

For purposes of determining the amount of any Investment, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment).

6.7.                  Hedge Agreements. Parent shall not, and shall not permit any Restricted Subsidiary to, enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which Parent or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of Parent or any of its Restricted Subsidiaries), including to hedge or mitigate foreign currency and commodity price risks to which Parent or any Restricted Subsidiary has actual exposure, and (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Parent or any Restricted Subsidiary.

6.8.                  Restricted Payments. Parent shall not, and shall not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (subject to the last sentence of Section 5.19(c) during a Cash Dominion Period):

(a)               Parent may declare and pay dividends on its Equity Interests payable solely in additional Equity Interests (other than Disqualified Equity Interests);

(b)               Parent and its Restricted Subsidiaries may make Restricted Payments in exchange for, or out of the proceeds received from, any substantially concurrent issuance (other than to a Subsidiary) of additional Equity Interests of Parent (other than Disqualified Equity Interests);

(c)               (i) Restricted Subsidiaries that are Wholly-Owned Subsidiaries and Loan Parties may declare and pay dividends or make other distributions on account of their Equity Interests so long as, if a Loan Party is making such payment or distribution, the ultimate recipient of such payment or distribution (directly or indirectly, with receipt occurring substantially contemporaneously with the making of such payment or distribution) is a Loan Party, and (ii) Restricted Subsidiaries that are not Loan Parties or Wholly-Owned Subsidiaries satisfying the requirements of clause (i) immediately above may pay dividends or make other distributions on account of, and make payments on account of the purchase, redemption, acquisition, cancellation or termination of, their Equity Interests ratably (or more favorably to a Restricted Subsidiary), so long as the Payment Conditions have been satisfied;

(d)               Parent and its Restricted Subsidiaries may make any payments under this Agreement and the L/C Facility Credit Agreement in accordance with the terms hereof and thereof;

(e)               so long as no Default or Event of Default has occurred and is continuing at the time thereof or immediately after giving effect thereto and the Payment Conditions are satisfied, Parent and its Restricted Subsidiaries may (i) Redeem any Unsecured Notes or other senior notes, in each case, that have a stated maturity date prior to the Maturity Date and (ii) Redeem any Unsecured Notes or other senior notes, in each case, with the proceeds of (A) Permitted Refinancing Indebtedness or (B) Indebtedness incurred under Section 6.1(j), (k), (l) or (r);

(f)                Parent and its Restricted Subsidiaries may redeem, repurchase or otherwise acquire or retire for value Equity Interests of Parent or any Restricted Subsidiary held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), either (i) upon any such individual's death, disability, retirement, severance or termination of employment or service or (ii) pursuant to any equity subscription agreement, stock option agreement, restricted stock agreement, restricted stock unit agreement, stockholders' agreement or similar agreement; provided, in any case, that the aggregate cash consideration paid for all such redemptions, repurchases or other acquisitions or retirements shall not exceed $10,000,000 during any calendar year;

(g)               Parent and each Restricted Subsidiary may consummate (i) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests or other convertible securities to the extent such Equity Interests represent a portion of the exercise or exchange price thereof; provided that any such repurchases, redemptions, acquisitions or retirements that are from any Person other than Parent and its Subsidiaries shall be cashless, and (ii) any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made or deemed to be made in lieu of withholding Taxes in connection with any exercise, vesting, settlement or exchange, as applicable, of stock options, warrants, restricted stock, restricted stock units or other similar rights;

(h)               Parent and each Restricted Subsidiary may make payments of cash in lieu of issuing fractional Equity Interests;

(i)                 Restricted Subsidiaries that are not Wholly-Owned Subsidiaries may make payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions of Sections 6.2 or 6.5;

(j)                 Restricted Payments constituting Permitted Intercompany Specified Transactions, so long as at the time of such Restricted Payment (i) no Default or Event of Default then exists or would arise as a result of the applicable transaction and (ii) Excess Availability (exclusive of any availability created pursuant to clause (g) of the definition of Joint Borrowing Base) immediately after giving effect to such proposed Restricted Payment is not less than $35,000,000;

(k)               Restricted Payments constituting Permitted Intercompany Treasury Management Transactions; provided that in the case of any transaction involving assets of the type included in the Borrowing Base with a net book value in excess of $20,000,000 (taken together, in each case to the extent related to assets of the type included in the Borrowing Base, with any sale or other transfer of such assets in connection with Permitted Factoring Transactions, movement of assets of the type described in Section 5.14, Indebtedness of the type described in Section 6.1(f) that involves such assets, Disposition of the types described in the last paragraph of Section 6.5 that involves such assets, Investment of the type described in this Section 6.6(n) that involves such assets and other Restricted Payment of the type described in this Section 6.8(k) that involves such assets, in each case made during such month or, if applicable, since the date of the most recently delivered Borrowing Base Certificate during such month), the Administrative Borrower shall deliver an updated Borrowing Base Certificate to Agent within three Business Days after the consummation of such transaction reflecting the removal of such assets from the Borrowing Base (or other applicable adjustment, if any), and such transaction shall be permitted only to the extent no Overadvance results therefrom;

(l)                 Parent and its Restricted Subsidiaries may make other Restricted Payments, provided that the Payment Conditions are satisfied; and

(m)             Parent and its Restricted Subsidiaries may repay or prepay intercompany loans or advances (i) owing to any Loan Party, (ii) owing by any Restricted Subsidiary that is not a Loan Party to any Restricted Subsidiary (and Restricted Subsidiaries that are not Loan Parties may otherwise make Restricted Payments to other Restricted Subsidiaries that are not Loan Parties), and (iii) in any other circumstance, provided that in the case of this clause (iii), the Payment Conditions are satisfied.

6.9.                   Status as a Holding Company. Parent shall not have any operating assets or engage in any business other than any customary business of a holding company and ordinary course business operations of Parent in existence prior to the Closing Date.

6.10.                 Limitations on Transactions with Affiliates. Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into, renew, extend or permit to exist any transaction or series of related transactions (including any purchase, sale, lease or other exchange of property or the rendering of any service) with any Affiliate that is not either (a) Parent or one of Parent's Restricted Subsidiaries, or (b) Weatherford\Al-Rushaid Limited or Weatherford Saudi Arabia Limited, other than on fair and reasonable terms (taking all related transactions into account and considering the terms of such related transactions in their entirety) substantially as favorable to Parent or such Restricted Subsidiary, as the case may be, as would be available in a comparable arm's length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (i) Investments in Unrestricted Subsidiaries permitted by Section 6.6; (ii) the payment of reasonable and customary regular fees to directors of a Loan Party or a Restricted Subsidiary of such Loan Party who are not employees of such Loan Party; (iii) loans and advances permitted hereby to officers and employees of a Loan Party and its respective Restricted Subsidiaries for travel, entertainment and moving and other relocation expenses made in direct furtherance and in the ordinary course of business of a Loan Party and its Restricted Subsidiaries; (iv) any other transaction with any employee, officer or director of a Loan Party or any of its Restricted Subsidiaries pursuant to employee benefit, compensation or indemnification arrangements entered into in the ordinary course of business and approved by, as applicable, the Board of Directors of such Loan Party or the Board of Directors of such Restricted Subsidiary permitted by this Agreement; and (v) non-exclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property.

6.11.                 Restrictive Agreements. Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur, create or permit to exist any Restrictive Agreement, except for:

(a)               limitations or restrictions contained in any Loan Document, any of the L/C Facility Loan Documents and the Unsecured Notes Indenture;

(b)               limitations or restrictions existing under or by reason of any applicable law;

(c)               customary restrictions with respect to any Restricted Subsidiary or any of its assets contained in any agreement for the Disposition of a material portion of the Equity Interests of, or any of the assets of, such Restricted Subsidiary pending such Disposition; provided that such restrictions apply only to the Restricted Subsidiary that is, or assets that are, the subject of such Disposition and such Disposition is permitted hereunder;

(d)               limitations or restrictions contained in contracts and agreements outstanding on the Closing Date and renewals, extensions, refinancings or replacements thereof identified on Schedule 6.11 to this Agreement; provided that the foregoing restrictions set forth in this Section 6.11 shall apply to any amendment or modification to, or any renewal, extension, refinancing or replacement of, any such contract or agreement that would have the effect of expanding the scope of any such limitation or restriction;

(e)               limitations or restrictions contained in any agreement or instrument to which any Person is a party at the time such Person is merged or consolidated with or into, or the Equity Interests of such Person is otherwise acquired by, Parent or any Restricted Subsidiary; provided that such restriction or limitation (i) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and (ii) is not incurred in connection with, or in contemplation of, such merger, consolidation or acquisition;

(f)                (i) the definition of Restrictive Agreements shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement or Permitted Liens if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (ii) customary restrictions or limitations in leases or other contracts restricting the assignment thereof or the assignment of the property that is the subject of such lease;

(g)               limitations or restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of such joint venture, partnership or other joint ownership entity, so long as such encumbrances or restrictions are not applicable to the property or assets of any other Person;

(h)               limitations or restrictions contained in the definitive documentation for any Indebtedness permitted under Section 6.1; provided that such limitations and restrictions, taken as a whole, are not materially more restrictive than those set forth in the L/C Facility Loan Documents; and

(i)                 customary restrictions and conditions contained in Permitted Factoring Transaction Documents.

6.12.                 Use of Proceeds. Each Loan Party will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than to (a) refinance certain existing Indebtedness in connection with the Debtors' Chapter 11 Cases, (b) pay fees and expenses associated with the transactions contemplated hereby, and (c) finance the ongoing working capital and general corporate needs of Parent and its Subsidiaries; provided that (i) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (ii) no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (iii) that no part of the proceeds of any Loan or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

To the extent that any obligation contained in this Section 6.12 made by any Loan Party incorporated or organized under the laws of Germany or a resident (Inländer) (within the meaning of section 2 paragraph 15 of the German Foreign Trade Act (Auβenwirtschaftgesetz)) would result in a violation of or conflict with or liability under either EU Regulation (EC) 2271/96 or section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) (in connection with the German Foreign Trade Act (Außenwirtschaftsgesetz (AWG)) or any similar anti-boycott statute, Agent will, upon the request of the respective Loan Party, enter into bona fide discussions with such Loan Party regarding the implementation of procedures to mitigate any such conflict or violation.

6.13.                Changes to Fiscal Year. Parent will not change its Fiscal Year from the basis in effect on the Closing Date.

6.14.                Amendments to Certain Documents. Parent shall not, and shall not permit any Restricted Subsidiary to, amend or otherwise modify any of the documentation governing (a) the L/C Facility or Permitted Refinancing Indebtedness in respect thereof, (b) the Unsecured Notes or Permitted Refinancing Indebtedness in respect thereof, in each case to the extent that any such amendment or other modification, taken as a whole, would be materially adverse to the Lenders (it being acknowledged and agreed that (x) any amendment to the provisions of Section 8.09 (financial covenant regarding liquidity) of the L/C Facility Credit Agreement, or any defined term used in such section or in other applicable defined terms, in any case to make it less restrictive on Borrowers, and (y) any amendment to the documentation governing the Indebtedness described in either of the foregoing clauses (a) and (b) that restricts or modifies (in any manner adverse to the Lenders) any requirements to constitute a permitted refinancing of this Agreement or the Obligations hereunder from those in effect on the Closing Date, shall be deemed to be materially adverse to the Lenders), (c) except as permitted by Section 6.1(k)(iii), any unsecured Indebtedness incurred pursuant to Section 6.1(k) to shorten the stated maturity of any such Indebtedness to be any date earlier than 91 days after the latest to occur of the Maturity Date and the "Maturity Date" under and as defined in the L/C Facility Credit Agreement or (d) any Subordinated Indebtedness incurred pursuant to Section 6.1(l) to amend or otherwise modify the subordination terms of such Indebtedness in a manner adverse to the Lenders.

6.15.                [Reserved].

6.16.                Inventory or Rental Tools with Bailees. Each Borrower will not, and will not permit any other Loan Party to, store its Inventory or Rental Tools at any time with a bailee, warehouseman, or similar party except as set forth on Schedule 4.25 (as such Schedule may be amended in accordance with Section 5.14).

6.17.                Employee Benefits. Parent shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(a)               Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC.

(b)               Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Benefit Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.

(c)               Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC.

(d)               Permit a Notification Event to occur or a violation of law with respect to a Foreign Plan which, in each case, could reasonably be expected to have a Material Adverse Effect.

6.18.                Limitation on Issuance of Equity Interests. Parent will not issue or sell any of its Equity Interests, except for the issuance or sale of Qualified Equity Interests.

7.	FINANCIAL COVENANT.

Each of Parent and each Borrower covenants and agrees that, until the termination of all of the Commitments and the payment in full of the Obligations, Parent and Borrowers will maintain a Fixed Charge Coverage Ratio, calculated for each 4 fiscal quarter period ending on the first day of any Covenant Testing Period and the last day of each fiscal quarter occurring until the end of any Covenant Testing Period (including the last day thereof), in each case of at least 1.00 to 1.00.

8.	EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

8.1.                   Payments. If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of five Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2.                  Covenants. If any Loan Party or any of its Restricted Subsidiaries:

(a)               fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower's properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers' affairs, finances, and accounts with officers and employees of any Borrower), 5.18 or 5.19 of this Agreement, (ii) Section 6 of this Agreement, or (iii) Section 7 of this Agreement;

(b)               fails to perform or observe any covenant or other agreement contained in Section 5.14 of this Agreement and such failure continues for a period of five (5) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent;

(c)               fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.6, 5.8, 5.11 and 5.12 of this Agreement and such failure continues for a period of fifteen (15) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent; or

(d)               fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower, or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3.                  Judgments. If one or more judgments, orders, awards or requirements to pay for the payment of money involving an aggregate amount of $65,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Restricted Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of sixty (60) consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced (and not stayed) upon such judgment, order, or award; provided that if such judgment or order provides for any Loan Party or any Restricted Subsidiary to make periodic payments over time, no Event of Default shall arise under this Section 8.3 if such Loan Party or such Restricted Subsidiary makes each such periodic payment when due in accordance with the terms of such judgment or order (or within 30 days after the due date of each such periodic payment), but only so long as no Lien attaches to any assets of a Loan Party or Restricted Subsidiary during the period over which such periodic payments are made and no enforcement proceeding is commenced by any creditor for payment of such judgment or order;

8.4.                   Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Material Subsidiaries;

8.5.                   Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Material Subsidiaries and any of the following events occur: (a) such Loan Party or such Material Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Material Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6.                  Default Under Other Agreements. If there is (a) an event of default in one or more agreements to which a Loan Party or any of its Restricted Subsidiaries is a party with one or more third Persons relative to a Loan Party's or any of its Restricted Subsidiaries' Indebtedness involving an aggregate amount of $65,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party's or its Restricted Subsidiary's obligations thereunder, or (b) an event of default under the L/C Facility or under the Unsecured Notes Indenture;

8.7.                  Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8.                   Guaranty. If the obligation of any Guarantor under the guaranty contained in any Guaranty Agreement is limited in any material respect or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement or the respective Guaranty Agreement) or if any Guarantor repudiates or revokes or purports to repudiate or revoke any such guaranty;

8.9.                   Collateral Documents. If any Collateral Document or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected (or any analogous concept to the extent perfection does not apply in the relevant jurisdiction) and, (except to the extent of Permitted Liens) first priority Lien in any material portion of the Collateral purported to be covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement or with the consent of Agent and each Lender), or (b) with respect to Collateral the aggregate net book value of which, for all such Collateral, does not exceed at any time, $5,000,000;

8.10.                Loan Documents. The validity or enforceability of any Loan Document (other than any Collateral Document intended to grant or perfect a Lien in Collateral that is not included in the Borrowing Base with the aggregate value of which, for all such Collateral, does not exceed at any time, $5,000,000) shall at any time for any reason (other than to the extent permitted by the terms hereof or thereof or with the consent of Agent and each Lender) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Restricted Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Restricted Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Restricted Subsidiaries shall deny that such Loan Party or its Restricted Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11.                Change of Control. A Change of Control shall occur, whether directly or indirectly.

8.12.                ERISA. The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in payment by the Loan Parties during the term of this Agreement in excess of $30,000,000, (b) a Notification Event occurs, which could reasonably be expected to result in payment by the Loan Parties during the term of this Agreement in excess of $30,000,000, either individually or in the aggregate, or (c) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $30,000,000 in the aggregate during the term of this Agreement, or fails to make any material Withdrawal Liability payment when due.

9.	RIGHTS AND REMEDIES.

9.1.                   Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)               by written notice to Borrowers, (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers' reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)               by written notice to Borrowers, declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c)               exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers' reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers' or their Subsidiaries' obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Parent and Borrowers.

9.2.                  Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Default or Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.	WAIVERS; INDEMNIFICATION.

10.1.                Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2.                The Lender Group's Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code or the PPSA, as applicable, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

10.3.                    Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, each Issuing Bank, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants (including reasonable and documented out of pocket legal expenses including, to the extent necessary, one local counsel in each applicable jurisdiction, and in the event of any actual or perceived conflict of interest among the Indemnified Persons, one additional counsel (and, if necessary, one local counsel in each relevant jurisdiction) for each group of Indemnified Persons similarly situated that is subject to such conflict or other expenses incurred in connection with investigating or defending any of the foregoing) and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided, that Borrowers shall not be liable for costs and expenses (including attorneys' fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent's and its Subsidiaries' compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders unless the dispute involves an act or omission of a Loan Party) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes, which shall be governed by Section 16, except for Taxes that represent losses, claims or damages arising from any non-Tax claim), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to (i) have arisen or resulted from the (A) gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents or (B) a breach of the funding obligations of such Indemnified Person or any of such Indemnified Person’s Affiliates or (ii) have not resulted from an act or omission by the Lender Group and have been brought by an Indemnified Person against any other Indemnified Person (other than any claims against the Lender Group in their respective capacities or in fulfilling their respective roles as an Agent, Joint Lead Arranger or any similar role that might be undertaken in connection with this Agreement); provided that nothing herein shall be deemed to limit any Borrower's payment obligations under any other provision of this Agreement or any other Loan Document as a result of such Lender becoming a Defaulting Lender. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON, PROVIDED THAT IN RELATION TO THE GERMAN BORROWER, SUCH OBLIGATION TO INDEMNIFY AN INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON MAY BE RESTRICTED (INCLUDING RESTRICTION TO ZERO) BY VIRTUE OF SECTION 254 GERMAN CIVIL CODE. With respect to a German Borrower, the limitations pursuant to Section 30 of the Affiliate Guaranty shall apply mutatis mutandis to the obligations set out under this Section 10.3.

11.	NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	c/o Weatherford International, LLC 2000 St. James Place Houston, Texas 77056 Attn: General Counsel Telephone: (713) 836-4000 Email: LegalWeatherford@weatherford.com
with copies to:	c/o Weatherford International, LLC 2000 St. James Place Houston, Texas 77056 Attn: Treasurer Telephone: (713) 836-7460 Email: Mark.Rothleitner@weatherford.com

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION 14241 Dallas Parkway, Suite 1300 Dallas, Texas 75254 Attn: Loan Portfolio Manager Fax No.: (866) 551-0750
with copies to:	Goldberg Kohn Ltd. 55 East Monroe Street, Suite 3300 Chicago, Illinois 60603 Attn: Jessica L. DeBruin, Esq. Fax No.: (312) 863-7857

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email or other written acknowledgment).

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; SERVICE OF PROCESS.

(a)               THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)               THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)               TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A "CLAIM"). EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)               EACH OF PARENT AND EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS (OTHER THAN ANY SECURITY AGREEMENT GOVERNED BY DUTCH LAW, SUBJECT TO SECTION 12(b) ABOVE), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)               NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)                Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Article 11, other than by facsimile. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law. Notwithstanding any other provision of this Agreement, each of Parent and WIL-Bermuda shall, and shall cause each other Foreign Subsidiary that is a Loan Party to, irrevocably designate CT Corporation System, 111 8th Avenue, New York, New York 10011, as the designee, appointee and agent of such Loan Party to receive, for and on behalf of such Loan Party, service of process in the State of New York in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document.

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1.                 Assignments and Participations.

(a)               (i) Subject to the conditions set forth in clauses (a)(ii) and (k) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an "Assignee"), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)             Borrowers; provided, that no consent of Borrowers shall be required (1) if an Event of Default has occurred and is continuing, (2) in connection with the primary syndication of the Commitments and the Obligations by the Joint Lead Arrangers, prior to the occurrence of the "ABL Syndication Date" (as such term is defined in the Joint Fee Letter) (provided, that the Joint Lead Arrangers shall consult with Borrowers in connection with such primary syndication (it being understood that in no event shall any Joint Lead Arranger be required to obtain Borrowers' consent with respect to any assignment made in connection with such primary syndication prior to the occurrence of the ABL Syndication Date)) or (3) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within ten Business Days after having received notice thereof; and

(B)              Agent, Swing Lender, and Issuing Bank;

provided that no consent of Borrowers, Agent, Swing Lender or Issuing Bank shall be required for assignments by Barclays to Barclays Bank Ireland PLC so long as (1) Agent receives prompt notice and customary documentation deliveries in connection therewith and (2) at the time of any such assignment, Barclays Bank Ireland PLC shall be a U.S. Qualifying Lender.

(ii)              Assignments shall be subject to the following additional conditions:

(A)             no assignment may be made to a natural person,

(B)              no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C)              the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender, or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000),

(D)             each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement,

(E)              except in connection with assignments made while an Event of Default has occurred and is continuing, all prospective assignees of a Lender shall be required, as a condition to the effectiveness of such assignment, to execute and deliver the forms required under Section 16.2, and no assignment shall be effective in connection herewith unless and until such forms are so delivered,

(F)              the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee,

(G)             unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent's separate account, a processing fee in the amount of $3,500,

(H)             the assignee, if it is not a Lender, shall deliver to the Administrative Borrower and Agent an Assignee Certificate, and

(I)                the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the "Administrative Questionnaire").

(b)               From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a "Lender" and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 15 and Section 17.9(a).

(c)               By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)               Immediately upon Agent's receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)               Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, (vii) such Participant delivers a Participant Certificate to such Lender, Agent and the Administrative Borrower, and (viii) all amounts payable by Borrowers hereunder (other than with respect to Section 16) shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)                In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Loan Party and its Subsidiaries and their respective businesses.

(g)               Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)               Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name and address of each Lender as the registered owner of the Loans (and the principal amount thereof and stated interest thereon) held by such Lender (each, a "Registered Loan"). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Loans to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register. It is expected that the Register shall be maintained such that the Loans are in "registered form" for the purposes of the IRC, to the extent required thereby to preserve interest deductions and exemption from United States federal withholding taxes.

(i)                 In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the "Participant Register"). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person other than the Administrative Borrower, except to the extent that such disclosure is necessary to comply with applicable Tax laws, including to establish that such commitment, loan, letter of credit or other obligation is in registered form for the purposes of the IRC, including under Section 5f.103-1(c) of the United States Treasury Regulations and any successor. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. It is expected that each Participant Register shall be maintained such that the Loans are in "registered form" for the purposes of the IRC, to the extent required thereby to preserve interest deductions and exemption from United States federal withholding taxes.

(j)                 Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Administrative Borrower from time to time as Administrative Borrower may reasonably request.

(k)               Notwithstanding anything contained herein to the contrary, (i) the consent of Borrowers shall be required for any assignment or participation (A) to a Person other than a U.S. Qualifying Lender except after the occurrence and during the continuance of an Event of Default or (B) that could reasonably be expected to result in noncompliance with the Swiss Non-Bank Rules or more than ten Lenders and participants therein that are not Swiss Qualifying Lenders except after the occurrence and during the continuance of an Event of Default, and (ii) the consent of the Administrative Borrower shall be required for any assignment or participation to a Person that is a Swiss Non-Qualifying Lender except after the occurrence and during the continuance of an Event of Default; provided, however, that such consent required by the foregoing clauses (i) and (ii) shall not be unreasonably withheld or delayed and in any event, such consent shall be deemed given if the applicable Borrower does not give its written decision within ten (10) Business Days after a request for such consent from Agent. For the avoidance of doubt, if the Administrative Borrower determines in its reasonable discretion that any assignment or participation would result in noncompliance with the Swiss Non-Bank Rules and/or that the number of Lenders and Participants that are Swiss Non-Qualifying Lenders would exceed the number of ten (10), then the Administrative Borrower's objection to such assignment or participation shall be deemed to be reasonable. Unless and until an Event of Default has occurred and is continuing, (x) all Lenders shall be U.S. Qualifying Lenders and (y) there shall be no more than ten Lenders and participants that enter into a sub-participation that are not Swiss Qualifying Lenders.

(l)                 Notwithstanding anything contained herein to the contrary, no assignment may be made unless after giving effect thereto the Pro Rata Share of the Joint Commitments of a Lender and its Affiliates shall equal the Pro Rata Share of the German Commitments of a Lender and its Affiliates and the Pro Rata Share of the Swiss Commitments of a Lender and its Affiliates; provided that, subject to the foregoing, as between the Revolver Commitments and the FILO Commitments, such Commitments of a Lender and its Affiliates may be made or continue to exist on a non pro rata basis.

(m)             For the avoidance of doubt, each Participant shall be entitled to the benefits of Article 16 and subject to the requirements of Section 14.2 as if it were a Lender, but only if the Administrative Borrower has been notified of each participation sold to a Participant, and each Participant shall comply with Section 16.2 as though it were a Lender.

13.2.                    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.	AMENDMENTS; WAIVERS.

14.1.                 Amendments and Waivers.

(a)               No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letters), and no consent with respect to any departure by Parent or any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)                 increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii)              postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)            reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (x) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), (y) it is understood that only the Required Lenders shall be required to change any financial covenant or defined term therein and (z) that any amendment or modification of defined terms used in the calculation of Average Excess Availability in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),

(iv)             amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)               amend, modify, or eliminate Section 3.1,

(vi)             amend, modify, or eliminate Section 15.11,

(vii)          other than as permitted by Section 15.11, (A) release or contractually subordinate Agent's Lien in and to any of the Collateral with a value in excess of $100,000,000, or (B) change or waive any provisions of this Agreement or any other Loan Document so as to permit any Borrower to grant any Lien that is pari passu with the Liens on Collateral with a value in excess of $100,000,000 granted to Agent for the benefit of the Lender Group and Bank Product Providers (other than any such action expressly required by the Intercreditor Agreement in respect of the L/C Facility Priority Collateral),

(viii)        amend, modify, or eliminate Section 14.1(d) or the definitions of "Required Lenders", "Supermajority Revolving Lenders", "Supermajority FILO Lenders" or "Pro Rata Share",

(ix)             other than in connection with a merger, amalgamation, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Borrowing Base Loan Party from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Borrowing Base Loan Party of any of its rights or duties under this Agreement or the other Loan Documents,

(x)            amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii) or Section 2.4(e) or (f),

(xi)           at any time that any Real Property is included in the Collateral, add, increase, renew or extend any Loan, Letter of Credit or Commitment hereunder until the completion of flood due diligence, documentation and coverage as required by the Flood Laws or as otherwise reasonably satisfactory to all Lenders, as contemplated by Section 5.11(f), or

(xii)         amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of a Loan Party;

(b)               No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)               the definition of, or any of the terms or provisions of, the Agent Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders),

(ii)              the definition of, or any of the terms or provisions of, the Joint Fee Letter, without the written consent of the Joint Lead Arrangers, DBNY, Parent and Borrowers (and shall not require the written consent of any of the Lenders), or

(iii)              any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;

(c)               No amendment, waiver, modification, elimination, or consent shall, without written consent of Agent, Borrowers, the Supermajority Revolving Lenders and the Supermajority FILO Lenders, amend, modify, or eliminate the definitions of "Borrowing Base", "Joint Borrowing Base", "German Borrowing Base", "Swiss Borrowing Base" or any of the defined terms (including the definitions of "Eligible Accounts", "Eligible Unbilled Accounts", "Eligible Investment Grade Account", "Eligible Inventory", "Eligible Finished Goods Inventory", "Eligible Work-in-Process Inventory ", "Eligible Rental Tools" and any defined term used therein) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of "Maximum Revolver Amount", or change Section 2.1(e);

(d)               No amendment, waiver, modification, elimination, or consent shall, (i) without written consent of Agent, Borrowers and the Supermajority FILO Lenders, amend, modify, or eliminate the definition of "FILO Borrowing Base" or any of the defined terms that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of "Maximum FILO Amount", or (ii) without written consent of Agent, Borrowers and Lenders holding greater than 50% of the aggregate FILO Loan Exposure, amend any definitions or provisions with respect to the FILO Lenders, FILO Loans, FILO Letter of Credit Usage or FILO Usage;

(e)               No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;

(f)                No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and

(g)               Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Loan Party, shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

14.2.                 Replacement of Certain Lenders.

(a)               If a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 16.1, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 16.1 in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, (ii) a Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 16 or (iii) any Lender becomes a Swiss Non-Qualifying Lender (but only if such event causes a breach of the Swiss Non-Bank Rules) or (iv) any Lender fails to provide its consent to a Redomestication under the laws of a jurisdiction (other than Canada, Ireland, England, Wales, Scotland, Northern Ireland or The Kingdom of the Netherlands) outside of the United States, then Borrowers or Agent, upon at least five Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a "Non-Consenting Lender") or any Lender that made a claim for compensation or became a Swiss Non-Qualifying Lender (a "Tax Lender") with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(c)               Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit, and (iii) Funding Losses). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender's or Tax Lender's, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3.                 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent's and each Lender's rights thereafter to require strict performance by Parent and Borrowers of any provision of this Agreement. Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.	AGENT; THE LENDER GROUP.

15.1.                Appointment and Authorization of Agent.

(a)               Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems reasonably necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Loan Party or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem reasonably necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

(b)               In relation to Collateral which is subject to a Swiss Security Document, Agent shall, subject to and in accordance with the provisions of the Intercreditor Agreement:

(i)                 hold and administer any non-accessory Collateral (nicht-akzessorische Sicherheit) governed by Swiss law as fiduciary (treuhänderisch) in its own name but for the benefit of the Lender Group and the Bank Product Providers; and

(ii)              hold and administer any accessory Collateral (akzessorische Sicherheit) governed by Swiss law as direct representative (direkter Stellvertreter) in the name and on behalf of the Lender Group and the Bank Product Providers.

(c)               Each member of the Lender Group hereby appoints Agent as its direct representative (direkter Stellvertreter) and authorizes Agent (whether or not by or through employees or agents) to:

(i)                 exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon Agent under the relevant Swiss Security Documents together with such powers and discretions as are reasonably incidental thereto;

(ii)              take such action on its behalf as may from time to time be authorized under or in accordance with the relevant Swiss Security Documents; and

(iii)            accept, enter into and execute as its direct representative (direkter Stellvertreter) any pledge or other creation of any accessory security right granted in favor of the Lender Group in connection with the Loan Documents under Swiss law and to agree to and execute in its name and on its behalf as its direct representative (direkter Stellvertreter) any amendments, confirmations and/or alterations to any Swiss Security Document which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such Collateral, all subject to the provisions of the Intercreditor Agreement.

15.2.                Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limitation of the foregoing, Agent may at any time designate and appoint WF Canada or another Person selected by Agent as Agent's subagent (the "Canadian Subagent") with respect to all or any part of the Collateral of the Canadian Loan Parties, and WF Canada hereby agrees to accept such appointment; provided that Canadian Subagent shall not be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by Agent. Should any instrument in writing from any Loan Party be required by the Canadian Subagent to more fully or certainly vest in and confirm to the Canadian Subagent such rights, powers, privileges and duties, such Loan Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by Agent. If the Canadian Subagent, or successor thereto, shall resign or be removed, all rights, powers, privileges and duties of the Canadian Subagent, to the extent permitted by law, shall automatically vest in and be exercised by Agent until the appointment of a new Canadian Subagent. Each member of the Lender Group and each Loan Party acknowledges and agrees that any agent (including Canadian Subagent) appointed by Agent shall be entitled to the rights and benefits of Agent under this Section 15. Agent shall not be responsible for the negligence or misconduct of any agent (including the Canadian Subagent) or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3.                Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Loan Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.

15.4.                Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5.                Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6.               Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent's or its Affiliates' or representatives' possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7.                Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys' fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by the Loan Parties and their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender's ratable share thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender's ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8.                 Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include Wells Fargo in its individual capacity.

15.9.                Successor Agent. Agent may resign as Agent upon 30 days (ten days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent's resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term "Agent" shall mean such successor Agent and the retiring Agent's appointment, powers, and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above. Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that, for purposes of any Security Agreement expressed to be governed by the laws of the Netherlands, any resignation by Agent is not effective with respect to its rights and obligations under the Parallel Debts until such rights and obligations are assigned to the successor agent. The resigning Agent will reasonably cooperate in assigning its rights under the Parallel Debts to any such successor agent and will reasonably cooperate in transferring all rights under any Security Agreement expressed to be governed by the laws of the Netherlands to such successor agent.

15.10.              Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11.               Collateral Matters.

(a)               The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to, and Agent agrees that it shall, release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Loan Parties and their Subsidiaries of all of the Obligations, (ii) constituting property being sold or disposed of in compliance with the terms of this Agreement (other than Collateral Disposed of to another Loan Party or to a Restricted Subsidiary organized in a Specified Jurisdiction) if a release is required or desirable in connection therewith, (iii) constituting property in which no Loan Party or any of its Subsidiaries owned any interest at the time Agent's Lien was granted nor at any time thereafter, (iv) constituting property of a Loan Party at the time such Loan Party becomes an Unrestricted Subsidiary, (iv) constituting property leased or licensed to a Loan Party under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) subject to the terms of the Intercreditor Agreement, consent to the use of cash Collateral during an Insolvency Proceeding or consent to financing provided by any Person during an Insolvency Proceeding, (b) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of any Insolvency Laws, including Section 363 of the Bankruptcy Code or in connection with any other Insolvency Proceeding in any other jurisdiction to which a Loan Party is subject, (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code or the PPSA, including pursuant to Sections 9-610 or 9-620 of the Code or any other similar provision of the PPSA, or (d) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided, that Bank Product Obligations not entitled to the application set forth in Sections 2.4(b)(iii)(A)(xii), 2.4(b)(iii)(B)(xii) and 2.4(b)(iii)(C)(xii) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent's opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate (by contract or otherwise) any Lien granted to or held by Agent on any property under any Loan Document (a) to the holder of any Permitted Lien on such property if such Permitted Lien secures purchase money Indebtedness (including Capitalized Lease Obligations) which constitute Permitted Indebtedness and (b) to the extent Agent has the authority under this Section 15.11 to release its Lien on such property. Notwithstanding the provisions of this Section 15.11, Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.

(b)               Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by a Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent's own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12.               Restrictions on Actions by Lenders; Sharing of Payments.

(a)               Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)               If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender's Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13.              Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent's instructions.

15.14.              Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15.              Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents and, in relation to any Loan Document relating to the Collateral expressed to be governed by the laws of the Federal Republic of Germany or the laws of the Netherlands, agrees with the creation of parallel debt obligations, as provided for in Section 13 of the Affiliate Guaranty. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider). Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.

15.16.              Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a)               is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Loan Party or its Subsidiaries (each, a "Report") prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)               expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)               expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding the Loan Parties and their Subsidiaries and will rely significantly upon Parent's and its Subsidiaries' books and records, as well as on representations of Borrowers' personnel,

(d)               agrees to keep all Reports and other material, non-public information regarding the Loan Parties and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)               without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys' fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender's notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

15.17.              Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18.              Joint Lead Arrangers and Joint Book Runners. Each of the Joint Lead Arrangers and Joint Book Runners, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as Issuing Bank. Without limiting the foregoing, each of the Joint Lead Arrangers and Joint Book Runners, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers and Joint Book Runners in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers and Joint Book Runners, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

15.19.              Appointment for the Province of Quebec . Without prejudice to Section 15.1 above and for the purposes of any grant of security under the laws of the Province of Quebec which may in the future be required to be provided by the Loan Parties or any one of them, each member of the Lender Group and each of the Bank Product Providers hereby appoints Agent as the hypothecary representative of the Lender Group and the Bank Product Providers as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, any deed of hypothec ("Deed of Hypothec") to be executed by any of the Loan Parties granting a hypothec pursuant to the laws of the Province of Quebec (Canada) and to exercise such powers and duties which are conferred thereupon under such deed. Agent, in such aforesaid capacity shall (A) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Agent, as hypothecary representative, with respect to the property or assets charged under the Deed of Hypothec, any other applicable law or otherwise, and (B) benefit from and be subject to all provisions hereof with respect to Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Lender Group and the Bank Product Providers, Borrowers or the Guarantors. The constitution of Agent as the hypothecary representative shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any of the Lender Group's or the Bank Product Providers' rights and obligations under this Agreement by the execution of an assignment, including an Assignment and Acceptance or other agreement pursuant to which it becomes such assignee or participant. In the event of the resignation of Agent (which shall include its resignation as the hypothecary representative) and appointment of a successor Agent, such successor Agent shall also act as the hypothecary representative, as contemplated hereunder.

15.20.               Scottish Appointment Matters.

(a)               The Agent declares that it holds on trust for the Secured Parties (as defined in the Domestic Security Agreement) (the "Trust Parties"), on the terms contained in this Section 15: (i) the Collateral expressed to be subject to the Liens created in favor of the Agent as trustee for the Trust Parties by or pursuant to each Collateral Document which is governed by or subject to the laws of Scotland, and all proceeds of that Collateral; (ii) all obligations expressed to be undertaken by any Loan Party to pay amounts in respect of the Obligations to the Agent as trustee for the Trust Parties and secured by any Collateral Document which is governed by or subject to the laws of Scotland together with all representations and warranties expressed to be given by any Loan Party or any other person in favour of the Agent as trustee for the Trust Parties; and (iii) any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Agent is required by the terms of the Loan Documents to hold as trustee on trust for the Trust Parties.

(b)               Without prejudice to the other provisions of this Section 15, each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent as trustee for the Trust Parties under or in connection with the Loan Documents together with any other incidental rights, powers, authorities and discretions. For the avoidance of doubt, the Agent in its capacity as trustee for the Trust Parties shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Agent in this Agreement, which shall apply mutatis mutandis.

16.	WITHHOLDING TAXES.

16.1.                 Payments. All payments by or on account of any Obligation of any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the applicable Loan Party. Furthermore, if any such Tax is an Indemnified Tax or an Indemnified Tax is so levied or imposed, the applicable Loan Party agrees to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that the amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes will not be less than the amount provided for herein. The applicable Loan Party will promptly pay any Other Taxes or reimburse Agent for such Other Taxes upon Agent's demand. The applicable Loan Party shall indemnify each Indemnified Person (as defined in Section 10.3) (collectively a "Tax Indemnitee") for the full amount of Indemnified Taxes arising in connection with this Agreement or any other Loan Document or breach thereof by any Loan Party (including any Indemnified Taxes imposed or asserted on, or attributable to, Indemnified Taxes payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable costs and expenses related thereto (including fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, no Loan Party shall have any indemnification or other liability under this Section 16.1 for any such amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee. Notwithstanding any other provision in this Agreement or any Loan Document, the Loan Parties shall not be liable for any penalties, interest, costs, expenses or other similar charges that would not have existed but for the failure of an Indemnified Person to notify the Administrative Borrower of any Indemnified Taxes within a reasonable period of time after becoming aware of such Indemnified Taxes as finally determined by a court of competent jurisdiction. The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of Agent, and the repayment of the Obligations.

16.2.                 Exemptions.

(a)               Each Lender and Participant agrees with and in favor of Agent, to deliver to Agent and the Administrative Borrower on behalf of all Borrowers one of the following on the date on which such Lender becomes a Lender under this Agreement or such Participant becomes a Participant:

(i)                 (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);

(ii)              a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;

(iii)            a properly completed and executed copy of IRS Form W-8ECI;

(iv)             a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); or

(v)               a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from United States withholding or backup withholding tax.

(b)               Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms (or as otherwise reasonably requested by the Administrative Borrower or Agent) and shall promptly notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)               Each Lender and Participant that is entitled to claim an exemption from withholding tax in a jurisdiction other than the United States agrees with and in favor of Agent and Borrowers to deliver to Agent and Administrative Borrower any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax on the date on which such Lender becomes a Lender under this Agreement or such Participant becomes a Participant; provided, however, that, with respect to any form or forms required under the laws of any foreign jurisdiction other than Bermuda, Germany, Ireland or Switzerland such forms shall not be required if the providing of or delivery of such forms in the Lender's or Participant's reasonable judgment would subject such Lender or Participant to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, further, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any tax returns. Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)               If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender's or such Participant's documentation provided pursuant to Section 16.2 as no longer valid. With respect to such percentage amount, such Participant or Assignee will provide new documentation, pursuant to Section 16.2, if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in Section 13 and this Section 16 with respect thereto.

(e)               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent and the Administrative Borrower at the time or times prescribed by law and at such time or times reasonably requested by Agent and the Administrative Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent and the Administrative Borrower as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(f)                Notwithstanding any provision of this Agreement to the contrary (including Section 2.6(g) and this Section 16.2), a Swiss Loan Party shall not be required to make a tax gross up, a tax indemnity payment or an increased interest payment under any Loan Document to a specific Lender or Participant (but, for the avoidance of doubt, shall remain required to make a tax gross up, a tax indemnity payment, or an increased interest payment to all other Lenders) in respect of Swiss Withholding Tax due on payments by a Swiss Loan Party under this Agreement as a direct result of such Lender or Participant (i) making an incorrect declaration of its status as to whether or not it is a Swiss Qualifying Lender or a single Swiss Non-Qualifying Lender, (ii) breaching the restrictions regarding transfers, assignments, participations, sub-participation and exposure transfers set forth in Section 13.1or (iii) ceasing to be a Swiss Qualifying Lender other than as a result of any change after the date it became a Lender or Participant under this Agreement in (or in the interpretation, administration or application of) any law or double taxation treaty, or any published practice or published concession of any relevant taxing authority.

16.3.                 Reductions.

(a)               If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. Without limitation to the obligation to provide the forms or other documentation required by Section 16.2, if such forms or other documentation are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)               If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender or Agent granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender or Participant failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation and Agent harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys' fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4.                 Refunds. If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agree to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

16.5.                 VAT.

(a)               All amounts set out or expressed to be payable under a Loan Document by any Loan Party to any Lender (or Participant) or Agent which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes are deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (b)(ii) below, if VAT is or becomes chargeable on any supply made by any Lender (or Participant) or Agent to any Loan Party under a Loan Document and such Lender (or Participant) or Agent is required to account to the relevant Governmental Authority for the VAT, that Loan Party shall pay to the Lender (for itself or its Participant, as applicable) or Agent, as the case may be, (in addition to and at the same time as paying any other consideration for such supply subject to receipt of a valid VAT invoice) an amount equal to the amount of such VAT.

(b)               If VAT is or becomes chargeable on any supply made by any Lender, Participant or Agent (the "Supplier") to any other Lender, Participant or Agent (the "Supply Recipient") under a Loan Document, and any party other than the Supply Recipient (the "Relevant Party") is required by the terms of a Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Supply Recipient in respect of that consideration), then:

(i)                 where the Supplier is the person required to account to the relevant Governmental Authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of VAT; the Supply Recipient must (where this subsection (b)(i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Supply Recipient receives from the relevant Governmental Authority which the Supply Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)              where the Supply Recipient is the person required to account to the relevant Governmental Authority for the VAT, the Relevant Party must promptly, following demand from the Supply Recipient, pay to the Supply Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Supply Recipient reasonably determines that it is not entitled to credit or repayment from the relevant Governmental Authority in respect of all or part of that VAT.

(c)               Where a Loan Document requires any Loan Party to reimburse or indemnify a Lender, Participant or Agent for any cost or expense, the Loan Party shall reimburse or indemnify (as the case may be) such Lender, Participant or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender, Participant or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant Governmental Authority.

(d)               Any reference in this Section 16.5 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to a person under the grouping rules as defined in the EC Council Directive 2006/112 or any national legislation implementing that Directive.

(e)               In relation to any supply made by a Lender, Participant or Agent to any party under a Loan Document, if reasonably requested by such Lender or Agent, that party must promptly provide such Lender, Participant or Agent with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Lender's, Participant's or Agent's, as the case may be, VAT reporting requirements in relation to such supply.

(f)                Each party’s obligations under this Section 16.5 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of a Lender, and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

17.	GENERAL PROVISIONS.

17.1.                Effectiveness. This Agreement shall be binding and deemed effective when executed by Parent, each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2.                Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3.                Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4.                Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5.                Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6.                Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7.                Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8.                 Revival and Reinstatement of Obligations; Certain Waivers.

(a)               If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors' rights, including provisions of any Insolvency Laws relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a "Voidable Transfer"), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys' fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist, and (ii) Agent's Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent's Liens shall have been released or terminated, or (B) any provision of this Agreement shall have been terminated or cancelled, Agent's Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.

17.9.                Confidentiality.

(a)               Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans ("Confidential Information") shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), "Lender Group Representatives") on a "need to know" basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided, that any such Subsidiary or Affiliate is informed of the confidential nature of such information, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided, that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided, that (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement and to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction to which a Loan Party is a direct counterparty relating to Loan Parties and their respective obligations hereunder, and to any insurer or insurance broker; provided, that prior to receipt of Confidential Information any such assignee, participant, pledgee, counterparty (or advisor), insurer or broker shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)               Anything in this Agreement to the contrary notwithstanding, Agent and Lenders may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any "tombstone" or other advertisements, on its website or in other marketing materials of Agent or Lenders.

(c)               Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, "Borrower Materials") available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the "Platform"). The Platform is provided "as is" and "as available." Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons or any Lender or Issuing Bank have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party's, Agent's, Lender's or Issuing Bank's transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person's gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a "Public Lender"). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked "PUBLIC" or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor" (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as "Public Investor" (or such other similar term).

17.10.              Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11.              Patriot Act; Due Diligence.

(a)               Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

(b)               Each Loan Party acknowledges that, pursuant to the provisions of Canadian Anti-Money Laundering & Anti-Terrorism Legislation, Agent and Lenders may be required to obtain, verify and record information regarding each Loan Party, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Party, and the transactions contemplated hereby. The Loan Parties shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assign or participant of a Lender or Agent, necessary in order to comply with any applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation, whether now or hereafter in existence. If Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation, then Agent:

(i)                 shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a "written agreement" in such regard between each Lender and Agent within the meaning of applicable Canadian Anti-Money Laundering & Anti-Terrorism Legislation;

(ii)              shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

(c)               (i) If (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the Closing Date, (B) any change in the status of an English Loan Party after the Closing Date, or (C) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges Agent or any Lender (or, in the case of clause (C) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each English Loan Party shall promptly upon the request of Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause (C) above, on behalf of any prospective new Lender) in order for Agent, such Lender or, in the case of the event described in clause (C) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents; and (ii) each Lender shall promptly upon the request of the supply, or procure the supply of, such documentation and other evidence as is reasonably requested by Agent (for itself) in order for Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

Notwithstanding the provisions of this Section and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so

17.12.              Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13.              WIL-Delaware as Agent for Borrowers. Each Borrower hereby irrevocably appoints WIL-Delaware as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), (c) to enter into Bank Product Provider Agreements on behalf of Borrowers and their Subsidiaries, and (d) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group's relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14.              Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the parties, each party acknowledges and accepts that any liability of any party to any other party under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)               any Bail-In Action in relation to any such liability, including (without limitation):

(i)                 a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)              a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)            a cancellation of any such liability; and

(b)               a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

17.15.              Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "US Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a US Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the US Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a US Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the US Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

17.16.              Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

17.17.              Confirmation of Lender’s Status as a Swiss Qualifying Lender.

(a)               Each Lender confirms that, as of the Closing Date, unless notified in writing to Parent and Agent prior to the Closing Date, such Lender is a Swiss Qualifying Lender and has not entered into a participation arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender.

(b)               Without limitation to any consent or other rights provided for in this Agreement (including Section 13), any Person that shall become an assignee, Participant or sub-participant with respect to any Lender or Participant pursuant to this Agreement shall confirm in writing to Parent and Agent prior to the date such Person becomes a Lender, Participant or sub-participant, that:

(i)                 it is a Swiss Qualifying Lender and has not entered into a participation (including sub-participation) arrangement with respect to this Agreement with any Person that is a Swiss Non-Qualifying Lender; or

(ii)              if it is a Swiss Non-Qualifying Lender, it counts as one single creditor for purposes of the Swiss Non-Bank Rules (taking into account any participations and sub-participations).

(c)               Each Lender or Participant (including sub-participants) shall promptly notify Parent and Agent if for any reason it ceases to be a Swiss Qualifying Lender.

17.18.                Swiss limitations.

(a)               If and to the extent a Swiss Loan Party becomes liable under this Agreement or any other Loan Document for obligations of any other Loan Party (other than the wholly owned direct or indirect subsidiaries of such Swiss Loan Party) (the "Restricted Obligations") and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) by such Swiss Loan Party or would otherwise be restricted under Swiss law and practice then applicable, such Swiss Loan Party's aggregate liability for Restricted Obligations shall not exceed the amount of the Swiss Loan Party's freely disposable equity (frei verfügbares Eigenkapital) at the time it becomes liable including, without limitation, any statutory reserves which can be transferred into unrestricted, distributable reserves, in accordance with Swiss law (the "Freely Disposable Amount").

(b)               This limitation shall only apply to the extent it is a requirement under applicable law at the time the applicable Swiss Loan Party is required to perform Restricted Obligations under the Loan Documents. Such limitation shall not free the applicable Swiss Loan Party from its obligations in excess of the Freely Disposable Amount, but merely postpone the performance date thereof until such times when such Swiss Loan Party has again freely disposable equity. The limitation set out in this Section shall not apply to the extent a Swiss Loan Party guarantees or otherwise secures any amounts borrowed under any Loan Document which are on-lent to such Swiss Loan Party or to wholly owned direct or indirect subsidiaries of such Swiss Loan Party.

(c)               If the enforcement of the obligations of a Swiss Loan Party under the Loan Documents would be limited due to the effects referred to in this Agreement, such Swiss Loan Party shall further, to the extent permitted by applicable law and Swiss accounting standards and upon request by Agent, (i) write up or sell any of its assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of sale, however, only if such assets are not necessary for such Swiss Loan Party's business (nicht betriebsnotwendig) and (ii) reduce its share capital to the minimum allowed under then applicable law, provided that such steps are permitted under the Loan Documents.

(d)               Each Swiss Loan Party and any direct holding company of such Swiss Loan Party which is a party to a Loan Document shall procure that such Swiss Loan Party will take and will cause to be taken all and any action as soon as reasonably practicable but in any event within 30 Business Days from the request of Agent, including, without limitation, (i) the passing of any shareholders' resolutions to approve any payment or other performance under this Agreement or any other Loan Documents, (ii) the provision of an audited interim balance sheet, (iii) the provision of a determination by such Swiss Loan Party of the Freely Disposable Amount based on such audited interim balance sheet, (iv) the provision of a confirmation from the auditors of such Swiss Loan Party that a payment of such Swiss Loan Party under the Loan Documents in an amount corresponding to the Freely Disposable Amount is in compliance with the provisions of Swiss corporate law which are aimed at protecting the share capital and legal reserves, and (v) the obtaining of any other confirmations which may be required as a matter of Swiss mandatory law in force at the time such Swiss Loan Party is required to make a payment or perform other obligations under this Agreement or any other Loan Document, in order to allow a prompt payment in relation to Restricted Obligations with a minimum of limitations.

(e)               If so required under applicable law (including tax treaties) at the time it is required to make a payment under this Agreement, each Swiss Loan Party:

(i)                 shall use its best efforts to ensure that such payments can be made without deduction of Swiss withholding tax, or with deduction of Swiss withholding tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii)              shall deduct the Swiss withholding tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to clause (a) above does not apply; or shall deduct the Swiss withholding tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to clause (a) applies for a part of the Swiss withholding tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(iii)            shall promptly notify Agent that such notification or, as the case may be, deduction has been made, and provide Agent with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(f)                In the case of a deduction of Swiss withholding tax, each Swiss Loan Party shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss withholding tax deducted from such payment under this Agreement or any other Loan Document, will, as soon as possible after such deduction:

(i)                 request a refund of the Swiss withholding tax under applicable law (including tax treaties), and

(ii)              pay to Agent upon receipt any amount so refunded.

(g)               Agent shall co-operate with each Swiss Loan Party to secure such refund.

(h)               To the extent any Swiss Loan Party is required to deduct Swiss withholding tax pursuant to this Agreement, and if the Freely Disposable Amount is not fully utilized, such Swiss Loan Party will be required to pay an additional amount so that after making any required deduction of Swiss withholding tax the aggregate net amount paid to Agent is equal to the amount which would have been paid if no deduction of Swiss withholding tax had been required, provided that (i) the aggregate amount paid (including the additional amount) shall in any event be limited to the Freely Disposable Amount and (ii) such gross up is permitted under the applicable law, and (iii) such steps are permitted under the Loan Documents. If a refund is made to an Agent-Related Person, a Lender-Related Person, the Issuing Bank or a Participant, as applicable, such party shall transfer the refund so received to the applicable Swiss Loan Party, subject to any right of set-off of such party pursuant to the Loan Documents.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PARENT:	WEATHERFORD INTERNATIONAL PLC, a public limited company incorporated in the Republic of Ireland

	By:	/s/ Stuart Fraser
	Name:	Stuart Fraser
	Title:	Chief Financial Officer

BORROWERS:	WEATHERFORD INTERNATIONAL LTD., a Bermuda exempted company limited by shares

	By:	/s/ Mohammed Dadhiwala
	Name:	Mohammed Dadhiwala
	Title:	Vice President

WEATHERFORD INTERNATIONAL, LLC, a Delaware limited liability company

	By:	/s/ Christine M. Morrison
	Name:	Christine M. Morrison
	Title:	Vice President and Secretary

[SIGNATURE PAGE TO CREDIT AGREEMENT]

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Assignment Agreement") is entered into as of                                                                      between                                                              ("Assignor") and                                                                    ("Assignee"). Reference is made to the Agreement described in Annex I hereto (the "Credit Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

1.                In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor's rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor's portion of the Commitments, all to the extent specified on Annex I.

2.               The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the Purchase Price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor's share of the Term Loan and the Revolving Loans assigned hereunder, as reflected on Assignor's books and records.

3.               The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) confirms that it is a U.S. Qualifying Lender1 [and a Swiss Qualifying Lender]2; [and (g) attaches the forms required under Section 16.2 of the Credit Agreement.]

4.               Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the "Settlement Date") shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.

5.               As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of the Credit Agreement, including such assigning Lender's obligations under Article 15 and Section 17.9(a) of the Credit Agreement.

6.              Upon the Settlement Date, Assignee shall pay to Assignor the Purchase Price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.

7.               This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

8.               THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

1 Statement required unless an Event of Default has occurred and is continuing.

2 Unless an Event of Default has occurred and is continuing, there shall be not more than ten (10) Lenders and Participants that are not Swiss Qualifying Lenders.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR]
as Assignor

By
Name:
Title:

[NAME OF ASSIGNEE]
as Assignee

By
Name:
Title:

ACCEPTED THIS                 DAY OF

__________________

WELLS FARGO BANK, NATIONAL

ASSOCIATION, a national banking association,

as Agent, as Swing Lender and as Issuing Bank

By
Name:
Title:

[[                           ], [as Swing Lender] [and] [as

Issuing Bank]

By
Name:
Title:]

[WEATHERFORD INTERNATIONAL, LLC]

By
Name:
Title:][3]

3 Include to the extent required by Sections 13.1(a)(i)(A) or 13.1(k).

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrowers: Weatherford International Ltd., a Bermuda exempted company limited by shares, Weatherford International, LLC, a Delaware limited liability company, and those additional entities that become parties to the Credit Agreement referenced below as Borrowers in accordance with the terms thereof by executing the form of Joinder attached to the Credit Agreement as Exhibit J-1

2.	Name and Date of Credit Agreement:

Credit Agreement dated as of December 13, 2019 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement") by and among Weatherford International plc, a public limited company incorporated in the Republic of Ireland, as parent ("Parent"), Borrowers, the lenders party thereto as "Lenders", Wells Fargo Bank, National Association, a national banking association ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers, Wells Fargo, Deutsche Bank Securities Inc. ("Deutsche Bank"), Barclays Bank PLC ("Barclays") and Citibank, N.A. ("Citibank"), as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the "Joint Lead Arrangers"), and Wells Fargo, Deutsche Bank, Barclays and Citibank, as joint book runners (in such capacity, together with their successors and assigns in such capacity, the "Joint Book Runners").

3.	Date of Assignment Agreement:

4.	Amounts:

(a)	Assigned Amount of Revolver Commitment	$

(b)	Assigned Amount of Revolving Loans	$

5.	Settlement Date:

6.	Purchase Price	$

7.	Notice and Payment Instructions, etc.

Assignee:	Assignor:

EXHIBIT A-2

FORM OF ASSIGNEE CERTIFICATE

Weatherford International, LLC

2000 St. James Place

Houston, Texas 77056

Attention: General Counsel

Telephone: (713) 836-4000

Email: LegalWeatherford@weatherford.com

Wells Fargo Bank, National Association

14241 Dallas Parkway, Suite 1300

Dallas, Texas 75254

Attn: Loan Portfolio Manager

Fax No.: (866) 551-0750

Reference is hereby made to that certain Credit Agreement, dated as of December 13, 2019 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement"), by and among Weatherford International PLC, a public limited company incorporated in the Republic of Ireland ("Parent"), Weatherford International Ltd., a Bermuda exempted company limited by shares ("WIL-Bermuda"), Weatherford International, LLC, a Delaware limited liability company ("WIL-Delaware") and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof (together with WIL-Bermuda and WIL-Delaware, each, a "Borrower" and individually and collectively, the "Borrowers"), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender" and, collectively, the "Lenders") and Wells Fargo Bank, National Association, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity "Agent"). Capitalized terms used but not otherwise defined herein shall have the respective meanings specified therefor in the Credit Agreement.

Pursuant to Section 13.1(a)(ii)(H) of the Credit Agreement, the undersigned is a prospective assignee of rights and obligations of a Lender under the Credit Agreement but is not currently a Lender (the “Assignee”) and is required to deliver this Assignee Certificate.

Assignee hereby confirms that, as of date set forth below (check one):

☐	Assignee is a Swiss Qualifying Lender and [has/has not] entered into a participation (including sub-participation) arrangement with respect to the Credit Agreement with any Person that is a Swiss Non-Qualifying Lender.

☐	Assignee is a Swiss Non-Qualifying Lender, and [counts/does not count] as one single creditor for purposes of the Swiss Non-Bank Rules and [has/has not] entered into a participation (including any sub-participation) arrangement with respect to the Agreement with any Person that is a Swiss Non-Qualifying Lender.

For purposes of the foregoing:

“Swiss Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt "Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)" vom 22. September 1986), circular letter No. 47 in relation to bonds of 25 July 2019 (1-047-V-2019) (Kreisschreiben Nr. 47 "Obligationen" vom 25. Juli 2019), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 "Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen" vom 24. Juli 2019), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 "Kundenguthaben" vom 26. Juli 2011); the circular letter No. 15 of 3 October 2017 (1-015-DVS- 2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 "Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben" vom 3. Oktober 2017) and the notification regarding credit balances in groups (Mitteilung 010-DVS-2019 of February 2019 betreffend "Verrechnungssteuer: Guthaben im Konzern") each as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Swiss Qualifying Lender” means a Person that (i) is a bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time or (ii) effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss Guidelines.

“Swiss Non-Qualifying Lender” means a person which does not qualify as a Swiss Qualifying Lender.

[Intentionally left blank; signature page follows.]

A-2-2

IN WITNESS WHEREOF, the undersigned has executed this Assignee Certificate this              day of                             , 20       .

[NAME OF ASSIGNEE]

By:
Name:
Title:

A-2-3

EXHIBIT B-1

[see attached]

Summary Page Borrowing Base Certificate Date Name AR As of: Weatherford International, LLC Inventory As of: Net Available Rental Tools Net Available Cash Total Collateral Availability Borrowing Base Reserves ? ? ? ? ? ? Total Reserves Calculated before the Credit Line ? ? ? ? ? ? ? ? ? ? ? ? ? ? Borrowing Base Summary ? ? ? ? ? Accounts Receivable and Inventory Net Available Accounts Receivable Company 0 US/CAN/UK (USD) Company 0 Norway (USD) Company 0 BVI (USD) Company 0 Joint Subtotal Company 1 Germany (USD) Company 2 Switzerland (USD) Total ? ? Net Available Inventory ? ? ? ? The above named Administrative Borrower, pursuant to that certain Credit Agreement dated as of December 13, 2019 (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the "Credit Agreement"; capitalized terms used herein are used as defined in the Credit Agreement), entered into among, inter alia, such Borrower, the additional Borrowers party thereto, the other Loan Parties party thereto, the Lenders party thereto and Wells Fargo Bank, National Association (acting as the agent for the lenders parties thereto), hereby certifies that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement, are true and correct, and that each Borrower is in compliance with and, after giving effect to any currently requested extensions of credit under the Credit Agreement, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement. Country Limits 30,000,000.00 10,000,000.00 40,000,000.00 10,000,000.00 Total Availability after Reserves and Country Su Suppressed Maximum Revolver Availability ? Availability after Limit Total Max Revolver Limit 400,000,000.00 Net Available FILO OIS30 Credit Line Availability Credit Line Reserves ? Standard Chartered Overdraft Reserve ? Foreign Cash Dominion Reserve ? Total Credit Line Reserves Total Availability after Reserves before Loan Balance and LCs Letter of Credit Balance As of: ? ? ? Loan Ledger Balance As of: ? ? ? ? Net Availability P-2-2 Through the electronic submission and delivery of this certificate by the above named Administrative Borrower, each Borrower is deemed to, and does, represent and warrant that (i) the preparation and delivery of this certificate have been duly authorized by all necessary action on the part of such Borrower, (ii) the certification set forth above at the top of this page is true and correct, (iii) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any currently requested extension of credit under the Credit Agreement, is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date, in which case such representation or warranty is true and correct as of such earlier date), (iv) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (v) no Default or Event of Default (as such terms are defined in the Credit Agreement) has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to any currently requested extension of credit, and (vi) all of the foregoing is true and correct as of the effective date of the calculations set forth above. This certificate is a Loan Document (as defined in the Credit Agreement). Summary FILO Borrowing Base blimits

EXHIBIT B-2

FORM OF BANK PRODUCT PROVIDER AGREEMENT

[Letterhead of Specified Bank Product Provider]

[Date]

Wells Fargo Bank, National Association, as Agent

14241 Dallas Parkway, Suite 1300

Dallas, Texas, 75254

Attention: Loan Portfolio Manager

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of December 13, 2019 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement"), by and among Weatherford International plc, a public limited company incorporated in the Republic of Ireland ("Parent"), Weatherford International Ltd., a Bermuda exempted company limited by shares ("WIL-Bermuda"), Weatherford International, LLC, a Delaware limited liability company ("WIL-Delaware") and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J-1 (together with WIL-Bermuda and WIL-Delaware, each, a "Borrower" and collectively, the "Borrowers"), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender" and, collectively, the "Lenders"), Wells Fargo Bank, National Association, a national banking association ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity "Agent"), Wells Fargo, Deutsche Bank Securities Inc. ("Deutsche Bank"), Barclays Bank PLC ("Barclays") and Citibank, N.A. ("Citibank"), as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the "Joint Lead Arrangers"), and Wells Fargo, Deutsche Bank, Barclays and Citibank, as joint book runners (in such capacity, together with their successors and assigns in such capacity, the "Joint Book Runners"). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.

Reference is also made to that certain [description of the Bank Product Agreement or Agreements] (the "Specified Bank Product Agreement [Agreements]") dated as of                          , by and between [Lender or Affiliate of Lender] (the "Specified Bank Product Provider") and [identify the Loan Party].

1.            Appointment of Agent. The Specified Bank Product Provider hereby designates and appoints Agent, and Agent by its signature below hereby accepts such appointment, as its agent under the Credit Agreement and the other Loan Documents. The Specified Bank Product Provider hereby acknowledges that it has reviewed Sections 15.1 through 15.15 and Sections 15.17, 15.18, 15.19 and 17.5 (collectively such sections are referred to herein as the "Agency Provisions"), including, as applicable, the defined terms used therein. The Specified Bank Product Provider and Agent each agree that the Agency Provisions which govern the relationship, and certain representations, acknowledgements, appointments, rights, restrictions, and agreements, between the Agent, on the one hand, and the Lenders, on the other hand, shall, from and after the date of this letter agreement, also apply to and govern, mutatis mutandis, the relationship between the Agent, on the one hand, and the Specified Bank Product Provider with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s], on the other hand.

2.             Acknowledgement of Certain Provisions of Credit Agreement. The Specified Bank Product Provider hereby acknowledges that it has reviewed the provisions of Section 2.4(b)(ii), Section 14.1, Section 15 and Section 17.5 of the Credit Agreement, including, as applicable, the defined terms used therein, and agrees to be bound by the provisions thereof. Without limiting the generality of any of the foregoing referenced provisions, Specified Bank Product Provider understands and agrees that its rights and benefits under the Loan Documents consist solely of it being a beneficiary of the Liens and security interests granted to Agent and the right to share in proceeds of the Collateral to the extent set forth in the Credit Agreement.

3.             Reporting Requirements. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products. On a monthly basis (not later than the 10th Business Day of each calendar month) or as more frequently as Agent shall reasonably request, the Specified Bank Product Provider agrees to provide Agent with a written report, in form and substance satisfactory to Agent, detailing Specified Bank Product Provider's reasonable determination of the liabilities and obligations (and mark-to-market exposure) of Parent, Borrowers and the other Loan Parties in respect of the Bank Products provided by Specified Bank Product Provider pursuant to the Specified Bank Product Agreement[s]. If Agent does not receive such written report within the time period provided above, Agent shall be entitled to assume that the reasonable determination of the liabilities and obligations of Parent, Borrowers and the other Loan Parties with respect to the Bank Products provided pursuant to the Specified Bank Product Agreement[s] is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof); provided that if no such report was previously delivered, Agent shall be entitled to assume the amount is zero.

4.             Bank Product Reserve Conditions. The Specified Bank Product Provider further acknowledges and agrees that Agent shall have the right its Permitted Discretion (to the extent permitted pursuant to the Credit Agreement), but shall have no obligation to establish, maintain, relax, or release reserves in respect of any of the Bank Product Obligations and that if such reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not (including whether it is sufficient in amount). If Agent chooses to implement a reserve in accordance with the Credit Agreement, the Specified Bank Product Provider acknowledges and agrees that Agent shall be entitled to rely on the information in the reports described above to establish the Bank Product Reserves.

5.             Bank Product Obligations. From and after the delivery to Agent of this agreement duly executed by Specified Bank Product Provider and the acknowledgement of this agreement by Agent and Administrative Borrower, the obligations and liabilities of Parent and its Restricted Subsidiaries to Specified Bank Product Provider in respect of Bank Products evidenced by the Specified Bank Product Agreement[s] shall constitute Bank Product Obligations (and which, in turn, shall constitute Obligations), and Specified Bank Product Provider shall constitute a Bank Product Provider until such time as the Specified Bank Product Provider or its Affiliate is no longer a Lender. The Specified Bank Product Provider acknowledges that other Bank Products (which may or may not be Specified Bank Products) may exist at any time.

6.            Notices. All notices and other communications provided for hereunder shall be given in the form and manner provided in Section 11 of the Credit Agreement, and, if to Agent, shall be mailed, sent, or delivered to Agent in accordance with Section 11 in the Credit Agreement, if to any Borrower, shall be mailed, sent, or delivered to Borrowers in accordance with Section 11 in the Credit Agreement, and, if to the Specified Bank Product Provider, shall be mailed, sent, or delivered to the address set forth below, or, in each case as to any party, at such other address as shall be designated by such party in a written notice to the other party.

If to Specified Bank
Product Provider:
Attn:
Fax No.

7.           Miscellaneous. This agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto (including any successor agent pursuant to Section 15.9 of the Credit Agreement); provided, that Borrowers may not assign this agreement or any rights or duties hereunder without the other parties' prior written consent and any prohibited assignment shall be absolutely void ab initio. Unless the context of this agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." This agreement may be executed in any number of counterparts and by different parties on separate counterparts. Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by telefacsimile or other means of electronic transmission shall be equally effective as delivery of a manually executed counterpart.

8.	Governing Law.

(a)            THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)            THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK. EACH PARTY HERETO WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8(b).

(c)             TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY WAIVES ITS RIGHT, IF ANY, TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)             EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

[signature pages to follow]

Sincerely,

[SPECIFIED BANK PRODUCT PROVIDER]

By:
Name:
Title:

Acknowledged, accepted, and agreed

as of the date first written above:

WEATHERFORD INTERNATIONAL, LLC,

a Delaware limited liability company,

as Administrative Borrower

By:
Name:
Title:

Acknowledged, accepted, and

agreed as of

WELLS FARGO BANK, NATIONAL

ASSOCIATION, a national banking association,

as Agent

By:
Name:
Title:

EXHIBIT C-1

FORM OF COMPLIANCE CERTIFICATE

[on Parent's letterhead]

To:	Wells Fargo Bank, National Association
14241 Dallas Parkway, Suite 1300
Dallas, Texas, 75254
Attn: Loan Portfolio Manager

Re:              Compliance Certificate dated                             , 20

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of December 13, 2019 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement"), by and among Weatherford International plc, a public limited company incorporated in the Republic of Ireland ("Parent"), Weatherford International Ltd., a Bermuda exempted company limited by shares ("WIL-Bermuda"), Weatherford International, LLC, a Delaware limited liability company ("WIL-Delaware") and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J-1 (together with WIL-Bermuda and WIL-Delaware, each, a "Borrower" and collectively, the "Borrowers"), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender" and, collectively, the "Lenders"), Wells Fargo Bank, National Association, a national banking association ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity "Agent"), Wells Fargo, Deutsche Bank Securities Inc. ("Deutsche Bank"), Barclays Bank PLC ("Barclays") and Citibank, N.A. ("Citibank"), as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the "Joint Lead Arrangers"), and Wells Fargo, Deutsche Bank, Barclays and Citibank, as joint book runners (in such capacity, together with their successors and assigns in such capacity, the "Joint Book Runners"). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to Section 5.1 of the Credit Agreement, the undersigned Principal Financial Officer of Parent, acting in his or her capacity as Principal Financial Officer of the Parent and not in his or her individual capacity, hereby certifies as of the date hereof that:

1.            The financial information of Parent and its Subsidiaries furnished pursuant to Section 5.1 of the Credit Agreement, has been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for year-end audit adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Parent and its Subsidiaries as of the date set forth therein.

2.             Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and financial condition of Parent and its Subsidiaries during the accounting period covered by the financial statements delivered pursuant to Section 5.1 of the Credit Agreement.

3.             Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 1 attached hereto, in each case specifying the nature and period of existence thereof and what action Parent and/or its Restricted Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.             Except as set forth on Schedule 2 attached hereto, (a) since the delivery of the most recent Compliance Certificate, (i) no Restricted Subsidiary is a Material Specified Subsidiary that is organized in a Specified Jurisdiction that has not complied with the provisions of Section 5.11(a) (whether on the Closing Date or at any time thereafter), (ii) no Restricted Subsidiary has guaranteed or otherwise become an obligor in respect of Indebtedness or other obligations under the L/C Facility or any other third party Indebtedness for borrowed money of a Loan Party in an aggregate principal amount in excess of $20,000,000 and has not complied with the provisions of Section 5.11(a), and (b) no Material Specified Subsidiary exists that is organized in a jurisdiction that is not a Specified Jurisdiction or an Excluded Jurisdiction.

5.             As of the date hereof, Parent and each Borrower are in compliance with the applicable covenants contained in Section 7 of the Credit Agreement as demonstrated on Schedule 3 hereof.

[Signature page follows]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this          day of                             , 20        .

WEATHERFORD INTERNATIONAL PLC,
a public limited company incorporated in the Republic
of Ireland, as Parent

By:
Name:
Title:

SCHEDULE 1

Default or Event of Default

SCHEDULE 2

Section 5.11 Disclosures

SCHEDULE 3

Financial Covenants

Fixed Charge Coverage Ratio.

The Fixed Charge Coverage Ratio of Parent and Borrowers, measured on a quarter- end basis, for the quarter period ending                          , 20 , is :1.00, which ratio [is/is not] greater than or equal to the ratio set forth in Section 7 of the Credit Agreement for the corresponding period.

EXHIBIT J-1

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (this "Agreement"), is entered into as of                       , 20 , by and among                             , a                        ("New Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Agent").

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of December 13, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among the lenders identified on the signature pages thereto (each of such lenders, together with its successor and permitted assigns, a "Lender"), Agent, Wells Fargo, Deutsche Bank Securities Inc. ("Deutsche Bank"), Barclays Bank PLC ("Barclays") and Citibank, N.A. ("Citibank"), as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the "Joint Lead Arrangers"), Wells Fargo, Deutsche Bank, Barclays and Citibank, as joint book runners (in such capacity, together with their successors and assigns in such capacity, the "Joint Book Runners") Weatherford International plc, a public limited company incorporated in the Republic of Ireland ("Parent"), Weatherford International Ltd., a Bermuda exempted company limited by shares ("WIL-Bermuda"), Weatherford International, LLC, a Delaware limited liability company ("WIL-Delaware") (together with together with WIL-Bermuda and WIL-Delaware and those additional Persons that joined as a party to the Credit Agreement by executing the form of Joinder attached thereto as Exhibit J-1 prior to the date hereof, each, a "Borrower" and collectively, the "Borrowers"), the Lender Group has agreed to make or issue Loans, Letters of Credit and other certain financial accommodations thereunder;

WHEREAS, initially capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Credit Agreement;

WHEREAS, pursuant to that certain Intercompany Subordination Agreement, dated as of December 13, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the "Intercompany Subordination Agreement"), by and among Parent and certain of Parent's Restricted Subsidiaries listed on the signature pages thereto as an obligor and Agent, each party thereto has agreed to the subordination of indebtedness owing from any Loan Party (other than Parent) to a Restricted Subsidiary that is not a Loan Party or an Unrestricted Subsidiary according to the terms set forth therein;

WHEREAS, pursuant to that certain amended and restated Fee Letter, dated as of December 13, 2019 (as amended, restated, supplemented or otherwise modified from time to the, the "Fee Letter"), by and among Borrowers and Agent, each Borrower has agreed to pay certain fees to Agent on the terms set forth therein;

WHEREAS, New Borrower is required to become a party to the Credit Agreement by, among other things, executing and delivering this Agreement to Agent; and

WHEREAS, New Borrower has determined that the execution, delivery and performance of this Agreement directly benefit, and are within the corporate purposes and in the best interests of, New Borrower, by virtue of the financial accommodations available to New Borrower from time to time pursuant to the terms and conditions of the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follow:

1.              Joinder of New Borrower to the Credit Agreement. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a party to the Credit Agreement as a "Borrower" [and as the "[German] [Swiss] Borrower"] and shall be bound by all of the terms, conditions, covenants, agreements and obligations set forth in the Credit Agreement, (b) accepts liability for the Obligations pursuant to the terms of the Loan Documents, and (c) confirms that, after giving effect to the supplement to the Schedules to the Credit Agreement provided for in Section 2 below, the representations and warranties contained in Section 4 of the Credit Agreement are true and correct as they relate to New Borrower as of the date this Agreement. New Borrower hereby agrees that each reference to a "Borrower" or the "Borrowers" in the Credit Agreement and the other Loan Documents shall include New Borrower. New Borrower acknowledges that it has received a copy of the Credit Agreement and the other Loan Documents and that it has read and understands the terms thereof.

2.               Updated Schedules. Attached as Exhibit A hereto are updated copies of Schedule 4.1(c)1 to the Credit Agreement revised to include all information required to be provided therein including information with respect to New Borrower. Each such Schedule shall be attached to the Credit Agreement, and on and after the date hereof all references in any Loan Document to any such Schedule to the Credit Agreement shall mean such Schedule as so amended; provided, that any use of the term "as of the date hereof" or any term of similar import, in any provision of the Credit Agreement relating to New Borrower or any of the information amended by such Schedule hereby, shall be deemed to refer to the date of this Agreement.

3.               Joinder of New Borrower to the Intercompany Subordination Agreement. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a Company under the Intercompany Subordination Agreement as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (b) agrees that it shall comply with and be subject to all the terms, conditions, covenants, agreements and obligations set forth in the Intercompany Subordination Agreement. New Borrower hereby agrees that each reference to a "Company" or the "Companies" in the Intercompany Subordination Agreement shall include New Borrower. New Borrower acknowledges that it has received a copy of the Intercompany Subordination Agreement and that it has read and understands the terms thereof.

4.               Joinder of New Borrower to the Fee Letter. By its execution of this Agreement, New Borrower hereby (a) agrees that from and after the date of this Agreement it shall be a "Borrower" party to the Fee Letter as if it were a signatory thereto and shall be bound by all of the provisions thereof, and (b) agrees that it shall comply with and be subject to all of the terms,

[1]	Include any additional Schedules to be updated as well.

conditions, covenants, agreements and obligations set forth in the Fee Letter applicable to Borrowers. New Borrower hereby agrees that each reference to "Borrower" or "Borrowers" in the Fee Letter shall include New Borrower. New Borrower acknowledges that it has received a copy of the Fee Letter and that it has read and understands the terms thereof.

5.               Representations and Warranties of New Borrower. New Borrower hereby represents and warrants to Agent for the benefit of the Lender Group and the Bank Product Providers as follows:

(a)            It (i) is duly organized and existing and in good standing (to the extent the concept of good standing is applicable) under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the other Loan Documents to which it is made a party and to carry out the transactions contemplated hereby and thereby.

(b)          The execution, delivery, and performance by it of this Agreement and any other Loan Document to which New Borrower is made a party (i) have been duly authorized by all necessary action on the part of New Borrower and (ii) do not and will not (A) violate any material provision of federal, state, or local law or regulation applicable to New Borrower or its Restricted Subsidiaries, the Governing Documents of New Borrower or its Restricted Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on New Borrower or its Restricted Subsidiaries, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of New Borrower or its Restricted Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of New Borrower, other than Permitted Liens, (D) require any approval of New Borrower's interestholders or any approval or consent of any Person under any material agreement of New Borrower, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect, or (E) require any registration with, consent, or approval of, or notice to or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation.

(c)           This Agreement and each Loan Document to which New Borrower is a party is the legally valid and binding obligation of New Borrower, enforceable against New Borrower in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

(d)           Each other representation and warranty applicable to New Borrower as a Borrower under the Loan Documents is true, correct and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date).

6.              Additional Requirements. Concurrent with the execution and delivery of this Agreement, Agent shall have received [each of the deliveries set forth on Schedule 3.1(a)/3.1(b) to the Credit Agreement] [the following, each in form and substance satisfactory to Agent:2

(a)            a Joinder No. to the Domestic Security Agreement, dated as of the date hereof, by and among New Borrower and Agent ("Joinder No. __"), together with [a copy of] the original Equity Interest certificates, if any, representing all of the Equity Interests of the Subsidiaries of New Borrower required to be pledged under the Domestic Security Agreement and any original promissory notes of New Borrower, if any, required to be pledged under the Domestic Security Agreement, accompanied by undated Equity Interest powers/transfer forms executed in blank, and the same shall be in full force and effect;

(b)            [list other applicable joinder or security documentation];

(c)            appropriate financing statement to be filed in the office of the [               ] Secretary of State against New Borrower to perfect the Agent's Liens in and to the Collateral of New Borrower;

(d)            a certificate from the Secretary of New Borrower, dated as of the date hereof, (i) attesting to the resolutions of New Borrower's [Board of Directors][Managers] authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which New Borrower is or will become a party, (ii) authorizing officers of New Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of New Borrower;

(e)           a certificate of status with respect to New Borrower, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of New Borrower, which certificate shall indicate that New Borrower is in good standing in such jurisdiction;

(f)            certificates of status with respect to New Borrower, dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of New Borrower) in which the failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that New Borrower is in good standing in such jurisdictions;

(g)           copies of New Borrower's Governing Documents, as amended, modified or supplemented to the date hereof, certified by the secretary or other similar responsible officer of New Borrower;

2 Delivery requirements to be revised in the case of a New Borrower formed under a foreign jurisdiction.

(h)            evidence that New Borrower has been added to the Loan Parties' existing insurance policies required by Section 5.6 of the Credit Agreement;

(i)             a customary opinion of counsel regarding such matters as to New Borrower as Agent or its counsel may reasonably request, and which is otherwise in form and substance reasonably satisfactory to Agent (it being understood that such opinion shall be limited to this Agreement, and the documents executed or delivered in connection herewith (including the financing statement filed against New Borrower); and

(j)            such other agreements, instruments, approvals or other documents reasonably requested by Agent prior to the date hereof in order to create, perfect and establish, or otherwise protect, any Lien purported to be covered by any Loan Document to which New Borrower is a party and to otherwise effect the purposes of this Joinder Agreement.]

7.              Further Assurances. At any time upon the reasonable request of Agent, New Borrower shall promptly execute and deliver to Agent such Additional Documents as Agent shall reasonably request pursuant to the Credit Agreement and the other Loan Documents, in each case in form and substance reasonably satisfactory to Agent.

8.              Notices. Notices to New Borrower shall be given in the manner set forth for Borrowers in Section 11 of the Credit Agreement.

9.             Choice of Law and Venue; Jury Trial Waiver; Judicial Reference. THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

10.            Binding Effect. This Agreement shall be binding upon New Borrower and shall inure to the benefit of the Agent and the Lenders, together with their respective successors and permitted assigns.

11.	Effect on Loan Documents.

(a)            Except as contemplated to be supplemented hereby, the Credit Agreement, the Fee Letter, the Intercompany Subordination Agreement and each other Loan Document shall continue to be, and shall remain, in full force and effect. Except as expressly contemplated hereby, this Agreement shall not be deemed to be a waiver of, or consent to, or a modification or amendment of any other term or condition of the Credit Agreement, the Fee Letter, the Intercompany Subordination Agreement or any of the instruments or agreements referred to therein, as the same may be amended or modified from time to time.

(b)             Each reference in the Credit Agreement and the other Loan Documents to "Borrower", "Company", "Loan Party" or words of like import referring to a Borrower, a Company or a Loan Party shall include and refer to New Borrower and each reference in the Credit Agreement, the Fee Letter, Intercompany Subordination Agreement or any other Loan Document to this "Agreement", "hereunder", "herein", "hereof", "thereunder", "therein", "thereof", or words of like import referring to the Credit Agreement, the Fee Letter, Intercompany Subordination Agreement or any other Loan Document shall mean and refer to such agreement as supplemented by this Agreement.

12.	Miscellaneous

(a)             This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission (e.g., "PDF" or "tif" via email) shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic image scan transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(b)            Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c)             Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d)              Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any member of the Lender Group or New Borrower, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

(e)            The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(f)             This Agreement shall be subject to the rules of construction set forth in Section 1.4 of the Credit Agreement, and such rules of construction are incorporated herein by this reference, mutatis mutandis.

[remainder of this page intentionally left blank].

IN WITNESS WHEREOF, New Borrower and Agent have caused this Agreement to be duly executed by its authorized officer as of the day and year first above written.

NEW BORROWER:	,
a

By:
Name:
Title:

AGENT:	WELLS FARGO BANK, NATIONAL
ASSOCIATION, a national banking association

By:
Name:
Title:

Exhibit A

SCHEDULE 4.1(c)

CAPITALIZATION OF PARENT'S SUBSIDIARIES

EXHIBIT L-1

FORM OF LIBOR NOTICE

Wells Fargo Bank, National Association, as Agent

under the below referenced Credit Agreement

14241 Dallas Parkway, Suite 1300

Dallas, Texas, 75254

Attn: Loan Portfolio Manager

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of December 13, 2019 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement"), by and among Weatherford International plc, a public limited company incorporated in the Republic of Ireland ("Parent"), Weatherford International Ltd., a Bermuda exempted company limited by shares ("WIL-Bermuda"), Weatherford International, LLC, a Delaware limited liability company ("WIL-Delaware") and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof by executing the form of Joinder attached thereto as Exhibit J-1 (together with WIL-Bermuda and WIL-Delaware, each, a "Borrower" and collectively, the "Borrowers"), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender" and, collectively, the "Lenders"), Wells Fargo Bank, National Association, a national banking association ("Wells Fargo"), as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity "Agent"), Wells Fargo, Deutsche Bank Securities Inc. ("Deutsche Bank"), Barclays Bank PLC ("Barclays") and Citibank, N.A. ("Citibank"), as joint lead arrangers (in such capacity, together with their successors and assigns in such capacity, the "Joint Lead Arrangers"), and Wells Fargo, Deutsche Bank, Barclays and Citibank, as joint book runners (in such capacity, together with their successors and assigns in such capacity, the "Joint Book Runners"). Capitalized terms used herein, but not specifically defined herein, shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice represents Borrowers' request to elect the LIBOR Option with respect to outstanding Revolving Loans [and FILO Loans] in the amount of $                     (the "LIBOR Rate Advance")[, and is a written confirmation of the telephonic notice of such election given to Agent].

The LIBOR Rate Advance will have an Interest Period of [1 week][1, 3, or 6 month(s)] commencing on                                         .

This LIBOR Notice further confirms Borrowers' acceptance, for purposes of determining the rate of interest based on the LIBOR Rate as determined pursuant to the Credit Agreement.

Wells Fargo Bank, National Association, as Agent

Administrative Borrower represents and warrants that no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

[Signature page follows]

Wells Fargo Bank, National Association, as Agent

Dated:

WEATHERFORD INTERNATIONAL, LLC, a
Delaware limited liability company, as Administrative
Borrower

By:
Name:
Title:

Acknowledged by:

WELLS FARGO BANK, NATIONAL

ASSOCIATION, a national banking association, as

Agent

By
Name:
Title:

EXHIBIT P-2

FORM OF PARTICIPANT CERTIFICATE

[NAME OF LENDER] (the “Seller”)

[ADDRESS]

[ADDRESS]

Attention:

Telephone:

Email:

Weatherford International, LLC

2000 St. James Place

Houston, Texas 77056

Attention: General Counsel

Telephone: (713) 836-4000

Email: LegalWeatherford@weatherford.com

Wells Fargo Bank, National Association

14241 Dallas Parkway, Suite 1300

Dallas, Texas 75254

Attn: Loan Portfolio Manager

Fax No.: (866) 551-0750

Reference is hereby made to that certain Credit Agreement, dated as of December 13, 2019 (as amended, restated, supplemented, or otherwise modified from time to time, the "Credit Agreement"), by and among Weatherford International PLC, a public limited company incorporated in the Republic of Ireland ("Parent"), Weatherford International Ltd., a Bermuda exempted company limited by shares ("WIL-Bermuda"), Weatherford International, LLC, a Delaware limited liability company ("WIL-Delaware") and those additional entities that become parties thereto as Borrowers in accordance with the terms thereof (together with WIL-Bermuda and WIL-Delaware, each, a "Borrower" and individually and collectively, the "Borrowers"), the lenders identified on the signature pages thereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a "Lender" and, collectively, the "Lenders") and Wells Fargo Bank, National Association, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity "Agent"). Capitalized terms used but not otherwise defined herein shall have the respective meanings specified therefor in the Credit Agreement.

Pursuant to Section 13.1(e) of the Credit Agreement, the undersigned (the “Participant”) is a prospective purchaser of a participation (or sub-participation) under the Credit Agreement to be sold by the Seller and is required to deliver this Participant Certificate.

Participant hereby confirms that, as of date set forth below (check one):

☐	Participant is a Swiss Qualifying Lender and [has/has not] entered into a participation (including a sub-participation) arrangement with respect to the Credit Agreement with any Person that is a Swiss Non-Qualifying Lender.

☐	Participant is a Swiss Non-Qualifying Lender, and [counts/does not count] as one single creditor for purposes of the Swiss Non-Bank Rules and [has/has not] entered into a participation (including any sub-participation) arrangement with respect to the Agreement with any Person that is a Swiss Non-Qualifying Lender.

For purposes of the foregoing:

"Swiss Guidelines" means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt "Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)" vom 22. September 1986), circular letter No. 47 in relation to bonds of 25 July 2019 (1-047-V-2019) (Kreisschreiben Nr. 47 "Obligationen" vom 25. Juli 2019), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), circular letter No. 46 of 24 July 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 "Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen" vom 24. Juli 2019), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 "Kundenguthaben" vom 26. Juli 2011) and the circular letter No. 15 of 3 October 2017 (1-015- DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss withholding tax and Swiss stamp taxes (Kreisschreiben Nr. 15 "Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben" vom 3. Oktober 2017) as issued, and as amended or replaced from time to time by the Swiss Federal Tax Administration, or as applied in accordance with a tax ruling (if any) issued by the Swiss Federal Tax Administration, or as substituted or superseded and overruled by any law, statute, ordinance, regulation, court decision or the like as in force from time to time.

“Swiss Qualifying Lender” means a Person that (i) is a bank as defined in the Swiss Federal Code for Banks and Savings Banks dated 8 November 1934 (Bundesgesetz über die Banken und Sparkassen) as amended from time to time or (ii) effectively conducts banking activities with its own infrastructure and staff as its principal business purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case in accordance with the Swiss Guidelines.

“Swiss Non-Qualifying Lender” means a person which does not qualify as a Swiss Qualifying Lender.

[Intentionally left blank; signature page follows.]

P-2-2

IN WITNESS WHEREOF, the undersigned has executed this Participant Certificate this day of                            , 20           .

[NAME OF PARTICIPANT]

By:
Name:
Title:

P-2-3